                                                     Filed Pursuant to 424(b)(3)
                                                     Registration No. 333-77141


                               Offer to Exchange
           all outstanding 10 3/4% Senior Subordinated Notes due 2009
             ($150,000,000 aggregate principal amount outstanding)
                                      for

                 10 3/4% Senior Subordinated Notes due 2009 of
                           KING PHARMACEUTICALS, INC.
                           -------------------------

TERMS OF THE EXCHANGE OFFER:

      - Expires 5:00 p.m., New York City time, June 7, 1999, unless extended.

      - Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

      - We will exchange all outstanding notes that are validly tendered and not validly withdrawn by you.

      - You may withdraw your tender of notes any time prior to the expiration of the exchange offer.

      - The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

      - We will not receive any proceeds from the exchange offer.

      - The terms of the exchange notes to be issued are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

      - As of December 31, 1998, we had approximately $525.9 million of senior debt outstanding

See "Risk Factors" beginning on page 10 for a discussion of matters that should be considered when deciding whether to participate in the exchange offer.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS MAY 7, 1999

                               TABLE OF CONTENTS

                                 PAGE
                                 ----
Prospectus Summary.............     1
Risk Factors...................    10
Use of Proceeds................    21
The Exchange Offer.............    21
Capitalization.................    30
Unaudited Pro Forma
   Consolidated Financial
   Statements..................    31
Selected Consolidated Financial
   Data........................    39
Management's Discussion and
   Analysis of Financial
   Condition and Results of
   Operations..................    41
Business.......................    53

                                 PAGE
                                 ----
Management.....................    76
Certain Relationships and
   Related Transactions........    84
Principal Shareholders.........    85
Description of Certain
   Indebtedness................    87
Description of the Notes.......    89
United States Federal Income
   Tax Considerations..........   129
Plan of Distribution...........   133
Legal Matters..................   133
Experts........................   134
Index to Financial
   Statements..................   F-1

                                ---------------

     Cortisporin(R), Viroptic(R), Neosporin(R), Polysporin(R), Vira-A(R), Chloromycetin(R), Altace(R), Thalitone(R), Procanbid(R), Anusol-HC(R), Proctocort(R), Pitocin(R), Menest(R), AVC(TM), Fluogen(R), Aplisol(R), Septra(R), Coly-Mycin(R), Adrenalin(R), Quibron(R), Nucofed(R), Tussend(R), Silvadene(R), Histoplasmin(TM), Monafed(R), Pediotic(R), Mantadil(R), Kemadrin(R), Polymatrix(TM), Royal Vet(R) and Show Winner(TM) are registered, pending or licensed trademarks of King. Anexsia(R) is a registered trademark of Mallinckrodt Chemical, Inc.

                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. Because this is a summary, it does not contain all the information that may be important to you. To understand the exchange offer fully, you should read the entire prospectus, including the Risk Factors section beginning on page 10 and the financial statements beginning on page F-1

                               THE EXCHANGE OFFER

Exchange Notes...............   The forms and terms of the exchange notes are
                                identical in all material respects to the terms of the old notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.
                                These are described elsewhere in this prospectus under "Description of the Notes."

The Exchange Offer...........   We are offering to exchange up to $150,000,000
                                of the exchange notes for up to $150,000,000 of the old notes. Old notes may be exchanged only in $1,000 increments.

Expiration Date; Withdrawal
  of Tender..................   Unless we extend the exchange offer, it will
                                expire at 5:00 p.m., New York City time, on May
                                7, 1999. We will not extend this time period to a date later than June 14, 1999. You may withdraw any old notes you tender pursuant to the exchange offer at any time prior to May 7, 1999. We will return, as promptly as practicable after the expiration or termination of the exchange offer, any old notes not accepted for exchange for any reason without expense to you.

Certain Conditions to the
  Exchange Offer.............   The exchange offer is subject to the following
                                conditions, which we may waive. These conditions permit us to refuse acceptance of the old notes or to terminate the exchange offer if:

                                - a lawsuit is instituted or threatened in a
                                  court or before a government agency which may impair our ability to proceed with the exchange offer;

                                - a law, statute, rule or regulation is proposed
                                  or enacted or interpreted by the SEC which may impair our ability to proceed with the exchange offer; or

                                - any governmental approval is not received
                                  which we think is necessary to consummate the exchange offer.

Procedures for Tendering Old
  Notes......................   If you wish to accept the exchange offer, you
                                must complete, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the old notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                                - any exchange notes you receive will be
                                  acquired in the ordinary course of your
                                  business,

                                - you have no arrangement with any person to
                                  participate in the distribution of the
                                  exchange notes, and

                                - you are not an "affiliate," as defined in Rule
                                  405 of the Securities Act of 1933, of King
                                  Pharmaceuticals, Inc. or, if you are an
                                  affiliate, you will comply with the
                                  registration and prospectus delivery
                                  requirements of the Securities Act to the extent applicable.

                                - If you hold your old notes through the
                                  Depository Trust Corporation and wish to participate in the exchange offer, you may do so through the Depository Trust Corporation's Automated Tender Offer Program. By participating in the exchange offer, you will agree to be bound by the letter of transmittal as though you had executed it.

Interest on the New Notes....   Interest on the exchange notes accrues from the
                                date of issuance at the rate of 10 3/4% per annum.

Payment of Interest..........   Interest is payable semi-annually in arrears on
                                each February 15 and August 15, commencing on August 15, 1999.

                                On August 15, 1999, holders of the exchange notes will also receive an amount equal to the accrued interest on the old notes. Interest on the old notes accepted for exchange will stop accruing upon the issuance of the exchange notes.

Special Procedures for
  Beneficial Owners..........   If you are a beneficial owner whose old notes
                                are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such old notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
  Procedure..................   If you wish to tender your old notes, you may,
                                in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The Exchange
                                Offer -- Guaranteed Delivery Procedures."

Registration Rights
  Agreement..................   We sold the old notes to the initial purchasers
                                in a transaction exempt from the registration requirements of the Securities Act of 1933 on March 3, 1999. At that time, we entered into a registration rights agreement with the initial purchasers which grants you certain exchange and registration rights. This exchange offer satisfies those rights, which terminate upon completion of the exchange offer. You will not be entitled to exchange or registration rights with respect to the exchange notes.

Certain Federal Tax
  Considerations.............   With respect to the exchange of the old notes
                                for the exchange notes:

                                - the exchange should not be a taxable exchange
                                  for U.S. federal income tax purposes,

                                - you should not recognize gain or loss upon the
                                  receipt of the exchange notes,

                                - you must include interest in gross income to
                                  the same extent as the old notes, and

                                - you should be able to tack the holding period
                                  of the exchange notes to the holding period of the old notes.

Use of Proceeds..............   We will not receive any proceeds from exchange
                                of notes. We will pay all expenses related to the exchange offer.

Exchange Agent...............   We have appointed IBJ Whitehall Bank & Trust
                                Company as the exchange agent for the exchange offer. The address and telephone number of the Exchange Agent are IBJ Whitehall Bank & Trust
                                Company, P.O. Box 84, Bowling Green Station, New
                                York, New York 10274-0084, telephone (212)
                                858-2103.

                               TERMS OF THE NOTES

     The form and terms of the exchange notes are substantially the same as the form and terms of the old notes, except that the exchange notes are registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes.

Issuer.......................   King Pharmaceuticals, Inc.

Securities Offered...........   $150.0 million aggregate principal amount of
                                10 3/4% Senior Subordinated Notes Due 2009.

Maturity.....................   February 15, 2009.

Interest Rate................   10 3/4% per year.

Interest Payment Dates.......   February 15 and August 15 of each year,
                                commencing August 15, 1999.

Ranking......................   The notes will be unsecured senior subordinated
                                obligations and will rank junior to our existing and future Senior Indebtedness. The notes will rank equally with our future Senior Subordinated
                                Indebtedness and will rank senior to any other subordinated indebtedness. The terms "Senior
                                Indebtedness" and "Senior Subordinated
                                Indebtedness" are defined in the "Description of the Notes -- Definitions" section of this prospectus.

                                As of December 31, 1998 we had outstanding
                                $525.9 million of Senior Indebtedness and no Senior Subordinated Indebtedness.

Guaranties...................   Our obligations under the notes will be
                                unconditionally guaranteed on a senior
                                subordinated basis by each Subsidiary Guarantor.
                                The term "Subsidiary Guarantor" is defined in the "Description of the Notes -- Definitions" section of this prospectus.

Optional Redemption..........   Except as described below under "Optional
                                Redemption after Public Equity Offerings," we cannot redeem the notes until February 15, 2004.
                                Thereafter, we can redeem some or all of the notes at the redemption prices listed in the "Description of the Notes -- Optional
                                Redemption" section of this prospectus, plus accrued interest.

Optional Redemption after
  Public Equity Offerings....   At any time (which may be more than once) before
                                February 15, 2002, we can choose to redeem up to 35% of the original principal amount of the notes with money that we raise in certain equity offerings, as long as:

                                - we pay to holders of the notes a redemption
                                  price of 110 3/4% of the face amount of the notes we redeem, plus accrued interest;
                                - we redeem the notes within 60 days of
                                  completing such equity offering; and
                                - at least $97.5 million aggregate principal
                                  amount of the notes remain outstanding
                                  afterwards and are held by non-affiliates of our company.

Change of Control Offer......   If a Change of Control of our company occurs, we
                                must give holders of the notes the opportunity to sell to us their notes at a purchase price of 101% of their face amount, plus accrued interest. The term "Change of Control" is defined in the "Description of the Notes --
                                Change of Control" section of this prospectus.

Covenants....................   The indenture will contain covenants that limit
                                our ability and that of our subsidiaries to:

                                - incur or guarantee additional indebtedness;

                                - pay dividends or distributions on, or redeem
                                  or repurchase, our capital stock;

                                - make investments;

                                - issue or sell capital stock of subsidiaries;

                                - engage in transactions with affiliates;

                                - transfer or sell assets;

                                - restrict dividend or other payments to us; and

                                - consolidate, merge or transfer all or
                                  substantially all of our assets and the assets of our subsidiaries.

                                These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Notes" section of this prospectus.

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" for a discussion of certain risks involved with an investment in the notes.

                                   WHO ARE WE

     King is a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of over 200 representatives, we market our branded pharmaceutical products to general/family practitioners and internal medicine physicians and hospitals across the country. Our business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are profitable for us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert Company, Mallinckrodt Chemical Inc., Genetics Institute and Hoffman-LaRoche, Inc.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. You should call 1800-SEC-0330 if you would like more information about the SEC's public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC. The SEC's web site is at http://www.sec.gov.

     We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

     Such forward-looking statements include, but are not limited to:

     - anticipated developments and expansions of our business;

     - increases in sales of recently acquired products, especially Altace as described in "Business";

     - development of product line extensions;

     - the products which we expect to offer;

     - the intent to market and distribute certain of our products internationally;

     - the intent to manufacture certain products in our own facilities which are currently manufactured for us by third parties;

     - the intent, belief or current expectations of King's directors or officers with respect to its future operating performance;

     - expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates;

     - expectations or beliefs regarding regulatory matters or conditions; and

     - expectations regarding King's financial condition and liquidity as well as future cash flows and earnings.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following: changes in general economic and business conditions; dependence on continued acquisition of products; management of growth of business and integration of product acquisitions; changes in current pricing levels; development of new competitive products; changes in economic conditions and federal and state regulations; competition for acquisition of products; manufacturing capacity constraints; and the availability, terms and deployment of capital. For a more complete discussion of these factors, see "Risk Factors."

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                             SUMMARY FINANCIAL DATA

     The following table presents summary financial and other data with respect to King and has been derived from:

          (A) the audited consolidated financial statements of King for each of the three years in the period ended December 31, 1998, which appear elsewhere in this prospectus;

          (B) the unaudited consolidated pro forma financial statements included elsewhere in this prospectus which give effect to certain acquisitions and financings in 1998 and the sale and issuance of the old notes and exchange notes as if such events occurred on January 1, 1998, except for the as adjusted balance sheet data, which gives effect to the issuance and sale of the old notes and the exchange notes as if such events had occurred on December 31, 1998. The unaudited pro forma consolidated financial statements do not purport to represent what King's results of operations or financial condition would actually have been had the events assumed therein in fact occurred on the dates indicated therein, nor do they purport to project King's results of operations or financial condition for any future period or date; and

          (C) the unaudited pro forma consolidated information gives effect to our recent business and product acquisitions and the pro forma adjustments related thereto which include (1) products acquired from Warner-Lambert on February 27, 1998; (2) the Menest product line on June 30, 1998; and (3) the acquisition of Altace, Silvadene and AVC on December 22, 1998, including the receipt of $519.0 million in proceeds from the senior credit facility and the issuance of the senior subordinated seller notes, in each case as if such transactions had occurred on January 1, 1998. For more information about these transactions, see "Unaudited Pro Forma Consolidated Financial Statements."

     The information set forth below should be read together with the other information contained under the captions "Capitalization," "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," King's consolidated financial statements and related notes and the special purpose statements of product contribution included elsewhere in this prospectus.

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------------------
                                                        HISTORICAL             PRO FORMA
                                              ------------------------------   ----------
                                               1996      1997        1998       1998(1)
                                              -------   -------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues..............................  $20,457   $47,909    $163,463    $ 269,748
Cost of sales...............................    8,782    13,034      64,052       79,645
                                              -------   -------    --------    ---------
Gross profit................................   11,675    34,875      99,411      190,103
Selling, general and administrative.........   12,106    19,123      34,718       57,718
Depreciation and amortization(2)............      982     2,395       9,255       24,973
                                              -------   -------    --------    ---------
Operating income (loss).....................   (1,413)   13,357      56,438      107,412
Interest expense............................    1,272     2,749      14,866      (53,883)
Other (income) expense, net(3)..............   (2,338)       28        (145)        (145)
Income tax expense (benefit)................     (107)    3,968      15,396       20,579
                                              -------   -------    --------    ---------
Income (loss) before extraordinary item.....     (240)    6,612      25,321       33,095
Extraordinary item, net of income
  taxes(4)..................................       --        --      (4,411)          --
                                              -------   -------    --------    ---------
Net income (loss)...........................  $  (240)  $ 6,612    $ 20,910    $  33,095
                                              =======   =======    ========    =========

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------------------
                                                        HISTORICAL             PRO FORMA
                                              ------------------------------   ----------
                                               1996      1997        1998       1998(1)
                                              -------   -------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)
Basic and diluted income (loss) per share:
  Income before extraordinary item..........  $ (0.02)  $  0.25    $   0.84    $    1.10
                                              =======   =======    ========    =========
  Net income (loss).........................  $ (0.02)  $  0.25    $   0.69    $    1.10
                                              =======   =======    ========    =========
OTHER DATA:
EBITDA(5)...................................  $ 1,907   $15,724    $ 64,838    $ 132,530
Cash flow from operations...................   (6,269)    5,016       5,831        5,831
Cash flow from investing....................   (2,126)  (53,977)   (425,975)    (425,975)
Cash flow from financing....................     (781)   47,638     421,234      421,234
Capital expenditures(6).....................    1,069     1,379      81,099       81,099

                                                             AS OF DECEMBER 31, 1998
                                                           ----------------------------
                                                             ACTUAL      AS ADJUSTED(1)
                                                           -----------   --------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................   $  1,159        $  1,159
Working capital..........................................     31,087          32,893
Total assets.............................................    668,171         672,671
Senior credit facility...................................    444,000         375,000
Senior subordinated seller notes.........................     75,000              --
Other debt...............................................      8,796           8,796
Old notes/exchange notes.................................         --         150,000
Shareholders' equity.....................................    101,436         100,536

-------------------------

(1) The pro forma information reflects the application of net proceeds of $144.0 million from the offering of old notes to repay the senior subordinated seller notes and a portion of the senior credit facility. For more information about these acquisitions, see "Unaudited Pro Forma Consolidated Financial Statements."

(2) Amounts do not include amortization of debt issuance costs, which are included in interest expense.

(3) Amount includes gain recognized from the sale of our 6.0% interest in an affiliated, privately held pharmaceutical company in September 1996.

(4) Reflects the loss on early extinguishment of debt in 1998, net of income taxes of $2.8 million.

(5) "EBITDA" is defined as net income (loss) from continuing operations before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles), as an indicator of our operating performance or as a measure of our liquidity.

(6) Capital expenditures represent our purchases of property, plant and equipment. Capital expenditures exclude business and product acquisitions. For the year ended December 31, 1998, we completed approximately $493.0 million of business and product acquisitions.

                                  RISK FACTORS

     Before you exchange your old notes, you should carefully consider these risk factors, as well as the other information contained in this prospectus, in evaluating whether to participate in the exchange offer. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS TO YOU.

     We have a high level of debt. As of December 31, 1998, our total debt was approximately $527.8 million and our total debt, as a percentage of total capitalization, was 84.0%. Our high level of debt could have a significant adverse future effect on our business. For example:

     - we will have limited ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

     - a substantial portion of our cash flow will be used to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other purposes;

     - our senior credit facility covenants require us to meet certain financial objectives and impose other significant restrictions on business operations. These covenants and the covenants contained in the indenture governing the notes will limit our ability to borrow additional funds or dispose of assets and limit our flexibility in planning for and reacting to changes in our business;

     - we may be more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

     - our high debt level and the various covenants contained in the indenture related to the notes and the documents governing our other existing indebtedness may place us at a relative competitive disadvantage as compared to certain of our competitors; and

     - borrowings under our senior credit facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates.

     Our ability to pay principal of and interest on the notes, to service our other debt and to refinance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

     We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies will require the consent of our senior secured lenders before we engage in any such strategy.

RESTRICTIVE COVENANTS CONTAINED IN OUR EXISTING SENIOR CREDIT FACILITY MAY TRIGGER A DEFAULT UNDER THE NOTES AND WE MAY NOT HAVE SUFFICIENT ASSETS TO REPAY THE NOTES.

     The operating and financial restrictions and covenants in the senior credit facility, the indenture governing the notes and in any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, the senior credit facility requires that we maintain compliance with certain financial ratios. If we default under any financing agreements, our lenders could:

     - elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

     - terminate their commitments (if any) to make further extensions of credit.

     If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under the senior credit facility consists of substantially all of our assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the notes, or to repay the notes in full after we pay our senior secured lenders.

UNDER SOME CIRCUMSTANCES, WE MIGHT NOT BE ABLE TO MAKE PAYMENTS ON THE NOTES.

     The notes will be subordinate to the prior payment in full of all senior indebtedness. As of December 31, 1998, we had approximately $525.9 million of senior indebtedness outstanding. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the notes only after all payments had been made on our senior indebtedness, including primarily indebtedness under the senior credit facility. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the notes. In addition, events of default under our senior indebtedness would prohibit us from making any payments on the notes, including payments of interest when due.

     We conduct a portion of our operations through subsidiaries. The holders of the notes will have no direct claim against such subsidiaries other than the subordinated claims created by the subsidiary guaranties which may themselves be subject to legal challenge under relevant federal or state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of a subsidiary guarantor. Under these statutes, if a court were to find that obligations were incurred with the intent of hindering, delaying or defrauding present or future creditors or that the subsidiary guarantor received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the incurrence of the obligations, the obligor either

          (1) was insolvent or rendered insolvent by reason thereof,

          (2) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or

          (3) intended to or believed that it would incur debt beyond its ability to pay such debts as they matured or became due, such court could void or subordinate the obligations in question.

     The measure of insolvency for purposes of a fraudulent conveyance claim will be dependent upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair salable value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. We believe that each subsidiary guarantor will be

          (1) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with its Subsidiary Guaranty,

          (2) in possession of sufficient capital to run its business effectively and

          (3) incurring debts within its ability to pay as the same mature or become due.

However, we cannot assure you that a court would so determine. To the extent that any of the subsidiary guaranties are not enforceable, the rights of holders of the notes to participate in any distribution of assets of any subsidiary guarantor upon liquidation, bankruptcy, reorganization or otherwise will, as is the case with other unsecured creditors of King, be subject to prior claims of creditors of that subsidiary guarantor.

IF THE ASSUMPTIONS WE MADE IN PREPARING PRO FORMA FINANCIAL INFORMATION ARE NOT CORRECT, OUR RESULTS OF OPERATIONS MAY NOT BE AS EXPECTED.

     The three product lines, including Altace, that we acquired from Hoechst Marion Roussel, Inc., which we refer to as "HMR," were not managed as a separate entity by HMR but were manufactured and marketed as part of a substantially larger manufacturing and sales organization covering many pharmaceutical products sold by HMR. As a result, HMR did not historically create financial statements or systems designed to track the profitability of these product lines on a stand-alone basis. The special purpose statements of product contribution contained in this prospectus relating to these products, which are not complete statements of operations, were prepared solely for purposes of the acquisition, are not intended to be a complete presentation of the Altace product line and do not represent the business of a discrete legal entity. Although these statements are developed from the internal accounting records of HMR, they are based in part on estimates and assumptions by HMR's management as to allocations of various HMR costs incurred in connection with several other products. The results set forth in the statements of product contribution, therefore, are not necessarily indicative of the actual sales and costs that would have resulted if the product lines we acquired had been manufactured in a different facility or by a different party or had been operated as a separate entity.

     The unaudited pro forma financial information included elsewhere in this prospectus is based upon the historical financial information set forth in the special purpose statements of product contribution referred to above. However, we have made pro forma adjustments to certain cost allocations contained in those statements to reflect our estimate as to the advertising, promotion, selling and other expenses associated with those products based on our experience in promoting and selling branded prescription pharmaceutical products. While we believe that our assumptions are reasonable, we cannot assure you that our actual expenses in integrating the product lines acquired in this acquisition and marketing those products will be the same. Moreover, the unaudited pro forma financial statements do not purport to represent what our results of operations would actually have been if the events described therein had in fact occurred on the date indicated or to project our results of operations for any future period. For the reasons described above, investors in the notes should not place undue reliance on the special purpose statements of product contribution, or pro forma operating results contained in this prospectus.

IF WE CANNOT ACQUIRE NEW BRANDED PRODUCTS, WE MAY NOT BE ABLE TO INCREASE SALES OR NET INCOME.

     We have increased our sales and net income through a series of strategic acquisitions of branded products and related internal growth initiatives intended to develop marketing opportunities with respect to the acquired product lines. Our strategy for growth is primarily dependent upon our continued ability to acquire branded products that can be promoted through existing marketing and distribution channels and, when appropriate, the enhancement of such marketing and distribution channels. Because we are not engaged in proprietary research activities leading to the introduction of new products, we must rely upon the availability for purchase of product lines from other companies. Other companies, including those with substantially greater financial, marketing and sales resources, are competing with us for the right to acquire such products. We may not be able to acquire rights to additional products on acceptable terms, if at all, or be able to obtain future financing for such acquisitions on acceptable terms, if at all. The inability to effect acquisitions of additional branded products will have a material adverse effect on our future business, financial condition and results of operations. Furthermore, even if we obtain rights to a pharmaceutical product, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. In addition, our marketing strategy, distribution channels and levels of competition with respect to acquired products may be different than those of our current products and we cannot assure you that we will be able to compete favorably in those product categories.

IF SALES OF OUR MAJOR PRODUCTS DECREASE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY EFFECTED.

     Altace accounted for approximately 35.2% of pro forma net sales and Altace, Fluogen, and the Cortisporin product line, collectively, accounted for approximately 53.7% of pro forma net sales for the year ended December 31, 1998. We believe that sales of these products will continue to constitute a significant portion of our net sales for the foreseeable future. Accordingly, any factor adversely affecting sales of any of these products could also have a material adverse effect on our business, financial condition and results of operations.

WE DO NOT HAVE PROPRIETARY PROTECTION FOR MOST OF OUR BRANDED PHARMACEUTICAL PRODUCTS AND OUR SALES COULD SUFFER FROM COMPETITION BY GENERIC SUBSTITUTES.

     Most of our branded pharmaceutical products are subject to competition from generic equivalents. There is no proprietary protection for most of the branded pharmaceutical products we sell. Generic substitutes for most of our branded pharmaceutical products are sold by other pharmaceutical companies. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products and could have a material adverse effect on our business, financial condition and results of operations. While we will seek to mitigate the effect of this substitution through, among other things, creation of strong brand name recognition and product line extensions for our branded pharmaceutical products, we may not be successful in these efforts.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR ACQUISITIONS, WE MAY NOT BE ABLE TO REPAY THE NOTES.

     We anticipate that the integration of newly-acquired products, as well as other assets, will require significant management attention and expansion of our sales force. In order to effectively manage our acquisitions, we must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. Our recent acquisitions have significantly expanded our product offerings and operations. Our future success will depend in part on our ability to retain or hire qualified employees to operate our facilities efficiently in accordance with applicable regulatory standards. If our management is unable to manage the changes effectively and integrate our acquisitions successfully, these changes and acquisitions could materially and adversely affect our business, financial condition and results of operations.

IF WE HAVE PROBLEMS WITH ANY OF THE COMPANIES WHO MANUFACTURE PRODUCTS FOR US OR OUR SUPPLIERS OF RAW MATERIALS, OUR PROFIT MARGIN AND OUR ABILITY TO DELIVER PRODUCTS COULD BE ADVERSELY AFFECTED.

     Sixteen of our product lines, including Altace and Cortisporin, are currently manufactured by third parties. Until these products can be moved to our manufacturing facilities, our dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or abandon or sell a product line on unsatisfactory terms. We might not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. We also cannot assure you that the manufacturers we utilize will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications.

     We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for us and for third parties with which we have contracted. Generally, we have not had difficulty obtaining raw materials and components from suppliers in the past. Currently, we rely on approximately 300 suppliers to deliver the necessary raw materials and components. The loss of any one of these suppliers is not expected to have a material adverse effect on our ability to acquire raw materials and components. We have no reason to believe we will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to distribute our products as planned. In this case, our business, financial condition and results of operations could be materially and adversely affected.

OUR FAILURE TO BE REIMBURSED BY THIRD-PARTY PAYORS OR PRICING PRESSURES BY MANAGED CARE ORGANIZATIONS COULD DECREASE OUR SALES.

     Our commercial success in producing, marketing and selling products will depend, in part, on the availability of adequate reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. We cannot assure you that reimbursement will be available to enable us to achieve market acceptance of our products or to maintain price levels sufficient to realize an appropriate return on our investment in product acquisition and development. If adequate reimbursement levels are not provided, our business, financial condition and results of operations could be materially and adversely effected. The market for our products may be limited by actions of third-party payers. For example, many managed health care organizations are now controlling the pharmaceutical products that are on their formulary lists. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. In addition, many managed care organizations are pursuing various ways to reduce pharmaceutical costs and are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. We cannot assure you that our products will be included on the formulary lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact our operations. Further, a number of legislative and regulatory proposals aimed at changing the health care system have been proposed. While we cannot predict whether any such proposals will be adopted or the effect such proposals may have on our business, the pending nature of such proposals, as well as the adoption of any proposal, may exacerbate industry-wide pricing pressures and could have a material adverse effect on our financial condition or results of operations.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     Virtually all aspects of our activities are regulated by federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of our products, and disposal of waste products arising from such activities, are subject to regulation by one or more federal agencies, including the Food and Drug Administration, which we call the "FDA," the Drug Enforcement Agency, the Federal Trade Commission, the Consumer Product Safety Commission, the U. S. Department of Agriculture, the Occupational Safety and Health Administration and the U. S. Environmental Protection Agency, as well as by foreign governments.

     Noncompliance with applicable FDA policies or requirements could subject us to possible enforcement actions, such as suspension of manufacturing, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies, such as the Drug Enforcement Agency, the Environmental Protection Agency or various agencies of the states and localities in which our products are manufactured and sold, and could have ramifications for contracts with government agencies such as the Veteran's Administration. Such enforcement actions could have a material adverse effect on our business, financial condition and results of operations. We believe that our facilities are in substantial compliance with all current provisions of federal and state laws and that future compliance with such provisions will not have a material adverse effect on our business, financial condition or results of operations.

     All manufacturers of human and animal pharmaceutical products are subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act or the Public Health Service Act or both. New drugs, as defined in the Federal Food, Drug and Cosmetic Act, and new human biological drugs, as defined in the Public Health Service Act, must be the subject of an FDA-approved new drug or biologic license application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies, such as any decision by the FDA to require an approved marketing application for one of our products not currently subject to the approved marketing application, could have a material adverse effect on our business, financial condition and results of operations.

     The FDA has the authority to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may require an approved marketing application for any drug product marketed if new information reveals questions about the drug's safety or effectiveness. All drugs must be manufactured in conformity with current good manufacturing practices, which we call "cGMPs," and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application. Pharmaceutical products also must be distributed, sampled and promoted in accordance with FDA requirements, including the advertising of prescription drugs.

     Our Parkedale facility located in Rochester, Michigan was one of six Warner-Lambert facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993. We currently manufacture pharmaceutical products at our Parkedale facility subject to the consent decree, but material violations of the consent decree could subject us to significant monetary penalties, in addition to possible FDA enforcement action. We are in the process of preparing for, and if appropriate, plan to petition for relief from the consent decree with respect to the Parkedale facility. There can be no assurance that our petition, if and when sought, will be granted. The Parkedale facility was inspected by the FDA in March and April 1998. During that inspection, the FDA made cGMP observations in a written report provided to us. This written report is known as an "FDA Form 483" or simply as a "483." We provided the FDA with a written response to the 483 including an action plan to address the observations. We have been informed by the FDA that a follow-up inspection will occur in the second quarter of 1999 to determine if our Parkedale facility is in compliance with cGMPs. We cannot assure you of the outcome of this follow-up inspection. If the FDA finds the facility out of compliance with cGMPs, it could take enforcement actions against us, including the possibility of imposition of penalties under the consent decree, which could have a material adverse effect on our business, financial condition and results of operations, or could result in a delay of our efforts to seek relief from the consent decree.

     We manufacture some pharmaceutical products containing controlled substances and, therefore, are also subject to statutes and regulations enforced by the Drug Enforcement Agency and similar state agencies which impose security, recordkeeping, reporting, and personnel requirements. Additionally, we manufacture biological drug products for human use and animal care products for companion animals and are subject to regulatory burdens as a result of these aspects of our business. There are additional FDA and other regulatory policies and requirements for all our products covering such issues as advertising, distributing, selling, sampling and reporting adverse events with which we, like all pharmaceutical manufacturers, must continuously comply. Noncompliance with any of these policies or requirements could result in enforcement actions which could have a material adverse effect on our business, financial condition and results of operations.

     While we believe that all of our current pharmaceutical products are lawfully marketed in the United States under current FDA enforcement discretion and/or policies or have received the requisite agency approvals, such marketing is subject to challenge by the FDA at any time. Through various mechanisms, the FDA can ensure that drugs are no longer marketed. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy application process. Our manufacturing facilities and those of our third-party manufacturers are continually subject to inspection by such governmental agencies and manufacturing operations could be interrupted or halted in any such facilities if such inspections prove unsatisfactory.

     We cannot determine what effect changes in regulations, enforcement positions, statutes or legal interpretation, when and if promulgated, adopted or enacted, may have on our business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes, or new legislation, could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO KEEP PACE WITH OUR COMPETITION AND TECHNOLOGY COULD HARM OUR
BUSINESS.

     We compete with other pharmaceutical companies, including large, global pharmaceutical companies with financial resources substantially greater than ours, for products and product line acquisitions. We cannot assure you that

     - we will be able to continue to acquire commercially attractive pharmaceutical products,
     - additional competitors will not enter the market or
     - competition for products and product line acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

     We also compete with pharmaceutical companies in developing, marketing and selling pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change which may render our products obsolete, and competitors may develop their products more rapidly than we. Competitors may also be able to complete the regulatory process sooner and, therefore, may begin to market their products in advance of ours. We believe that competition for sales of our products will be based primarily on product efficacy, safety, reliability, availability and price.

AN INCREASE IN PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS OR PRODUCT RETURNS COULD HARM OUR BUSINESS.

     We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse effects. These risks will exist even with respect to those products that receive regulatory approval for commercial sale. While we have taken, and will continue to take, what we believe are appropriate precautions, we may not be able to avoid significant product liability exposure. We currently have product liability insurance in the amount of $50.0 million for aggregate annual claims with a $50,000 deductible per incident and a $500,000 aggregate annual deductible; however, we cannot assure you that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. Also, adequate insurance coverage might not be available in the future at acceptable costs, if at all.

     Product recalls may be issued at our discretion or at the discretion of the FDA, other government agencies or other companies having regulatory authority for pharmaceutical product sales. In November 1998 the Parke-Davis division of Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid manufactured prior to our acquisition of Procanbid. A Class III recall is one in which use of, or exposure to, the product is not likely to cause adverse consequences. The recall was instituted because the lot at issue failed a dissolution test as part of the routine stability program at the 18-month interval. In February 1999 we notified the FDA that two additional lots of Procanbid, also manufactured prior to our acquisition of the product line, had failed the same dissolution test at the 24-month interval. If additional lots of Procanbid are recalled, the reputation of the product and the value of the trademark associated therewith could be adversely affected. We cannot assure you that additional product recalls will not occur in the future. Any product recall could materially adversely affect our business, financial condition and results of operations.

     Although product returns were approximately 1.7% of gross sales for the year ended December 31, 1998, we cannot assure you that actual levels of returns will not increase or significantly exceed the amounts we have anticipated.

THE LOSS OF OUR KEY PERSONNEL COULD HARM OUR BUSINESS.

     We are highly dependent on the principal members of our management staff, the loss of whose services might impede the achievement of our acquisition and development objectives. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, operational and scientific personnel, we cannot assure you that we will be able to attract and retain such personnel on acceptable terms. The loss of the services of key scientific, technical and management personnel could have a material adverse effect on us, especially in light of our recent growth. We do not maintain key-person life insurance on any of our employees. In addition, we do not currently have employment agreements with any of our key employees.

OUR FAILURE TO BE YEAR 2000 COMPLIANT COULD HARM OUR BUSINESS.

     We are dependent on business systems (which include our information technology systems and non-information technology devices with embedded microprocessors) in operating our business. We also depend on the proper functioning of business systems of third parties, such as our vendors and customers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business prospects.

     Except for our facility located in Bristol, Tennessee which we are currently assessing, we have completed a Year 2000 readiness assessment of our business critical information technology and non-information technology systems. As a result of the assessment, we are in the process of developing and implementing corrective action plans designed to address Year 2000 issues. These plans include modification, upgrade and replacement of our critical administrative, production and research and development computer systems to make them Year 2000 ready. We have begun implementation of corrective action plans.

     Because our operations depend on the uninterrupted flow of materials and services from our contract manufacturers and other suppliers, our plans for Year 2000 readiness include receiving and analyzing information from our suppliers with regard to their progress toward Year 2000 readiness. We intend to continue to monitor the progress of our key suppliers toward Year 2000 readiness. We consider the most reasonably likely worst case scenario is that one or more of our suppliers encounters a Year 2000 problem and is unable to supply materials. If this occurs and we could not promptly obtain the same materials from another vendor, production could be interrupted, which could result in lost sales and profits. In addition, while we are taking action to correct deficiencies in our own systems, it is possible that one or more of our facilities or critical business systems might not achieve Year 2000 readiness as anticipated. This could also result in disruption of operations and lost sales and profits.

     Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm or legal liability. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective, that our estimate about the timing and cost of completing our program will be accurate or that all remediation will be complete by the Year 2000.

OWNERSHIP OF OUR COMPANY IS CONCENTRATED IN A FEW INDIVIDUALS WHO CAN INFLUENCE OUR MANAGEMENT AND POLICIES.

     Our present officers and directors and their affiliates beneficially own 41.3% of the outstanding shares of our common stock as of March 1, 1999. Accordingly, they have the ability to exercise significant influence over the management and policies of King. Independent directors do not currently, and may not in the future, constitute a majority of the Board of Directors. In the absence of a majority of independent directors, King's executive officers, who also are principal shareholders and directors, could establish policies and enter into transactions without independent review and approval thereof. Transactions without an independent review could present the potential for a conflict of interest between King and its shareholders generally and its executive officers or directors. We do not intend to implement any formal procedures to address any such potential conflicts of interest. See "Certain Relationships and Related Transactions" and "Principal Shareholders" for information about the concentration of ownership and transactions with our affiliates."

IF THE CONTROL OF OUR COMPANY CHANGES, WE MAY NOT BE ABLE TO REPAY THE NOTES.

     If a change of control occurs, you have the right to require us to repurchase any or all of the notes you own at a price equal to 101% of the principal amount thereof, together with any interest we owe you. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior credit facility and any other indebtedness or preferred stock then outstanding. We cannot assure you that we would be able to repay amounts outstanding under our senior credit facility or obtain necessary consents under the facility to purchase the notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. If we fail to repurchase all of the notes tendered for purchase upon the occurrence of a change of control, this failure will be an event of default under the indenture governing the notes. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES.

     There is no established trading market for the notes although the notes are eligible for trading in The Portal(SM) Market, a subsidiary of The Nasdaq Stock Market, Inc. However, we do not intend to apply for listing of the notes on any securities exchange.

     The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes.

THE TRADING PRICE OF THE NOTES IS SUBJECT TO SIGNIFICANT FLUCTUATION.

     The trading price of the notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for noninvestment grade securities generally. Such volatility may adversely affect the market price of the notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. The net proceeds from the sales of the old notes were approximately $144.0 million after deducting expenses of the offering of the old notes. We used the net proceeds of the old notes issued in March 1999 to repay in full the $75.0 million in senior subordinated seller notes we issued to HMR for the product lines, including Altace, we acquired December 22, 1998 and to repay $69.0 million of our senior credit facility.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     At the time we issued the old notes, we agreed to:

          (1) file a registration statement to register the exchange of the old notes for the exchange notes on or prior to 60 days after March 3, 1999;

          (2) use our reasonable best efforts to cause the registration statement to become effective within 150 days after March 3, 1999; and

          (3) consummate the exchange offer within 30 days after the effective date.

     In the event that changes in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if a holder of old notes notifies us that it is not eligible to participate in, or would not receive freely tradeable exchange notes in exchange for tendered old notes pursuant to, the exchange offer, we will use our reasonable best efforts to cause to become effective under the Securities Act a shelf registration statement with respect to the resale of the old notes and keep the shelf registration statement effective until the earlier of the date the old notes can be sold under Rule 144 of the Securities Act or two years after March 3, 1999.

     If we do not comply with the requirements of the exchange offer described above, we will pay additional interest on the old notes of 0.50% per year per $1,000 in principal amount of the old notes during the first 90 days that we are not in compliance. The additional interest will increase by an additional 0.50% per year per $1,000 in principal amount of old notes with respect to each subsequent 90 day period, up to a maximum of 2.0% per year per $1,000 in principal amount of the old notes. Once we are in compliance with the requirements described above, additional interest will no longer accrue.

     If you desire to exchange your old notes for exchange notes, you will be required to represent that:

     - any exchange notes received will be acquired in your ordinary course of business;

     - you have no arrangement with any person to participate in the distribution of the exchange notes; and

     - you are not an "affiliate," as defined in Rule 405 of the Securities Act, of King.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept for exchange any and all old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 7, 1999. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in $1,000 increments.

     The form and terms of the exchange notes will be the same as the form and terms of the old notes except that the exchange notes will be registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture, which also authorized the issuance of the old notes, such that both series will be treated as a single class of debt securities under the indenture.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $150.0 million of the old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes as of May 6, 1999.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits under the indenture and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered old notes when, as and if we give oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for purposes of receiving the exchange notes from us. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, if any of the events described below under "-- Conditions to the Exchange Offer" occur.

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than taxes described below under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time on June 7, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will issue a press release notifying the registered holders of old notes of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting any old notes for exchange, to extend the exchange offer or terminate the exchange offer if any of the conditions set forth below under

       "-- Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice describing the event to the registered holders of old notes. If the exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

     Without limiting the manner in which we may choose to make a public announcement of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest at a rate of 10 3/4% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1999. Holders of exchange notes will receive the same interest payment on August 15, 1999 that they would have received if they had not accepted the exchange offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and may terminate the exchange offer before the acceptance of any old notes for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any governmental approval has not been obtained, which approval we, in our reasonable discretion, deem necessary for the consummation of the exchange offer.

     If we determine in our sole discretion that any of these events have occurred, we may

     - refuse to accept any old notes and return all old notes to the tendering holders;

     - extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes; or

     - waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

     If our waiver of a condition constitutes a material change to the exchange offer, we will promptly disclose the waiver to the registered holders of the old notes and we may extend the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Subject to the terms and conditions hereof and the letter of transmittal, only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have its signature guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile so that it is received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or, in the alternative, comply with the Depository Trust Corporation's Automated Tender Offer Program procedures described below. In addition, either:

     - old notes must be received by the exchange agent along with the letter of transmittal;

     - a timely confirmation of book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at the Depository Trust Corporation pursuant to the procedure for book-entry transfer described below or properly transmitted agent's message, as defined below, must be received by the exchange agent prior to the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and King in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to King. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for such holders.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder of old notes to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder of old notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

     Signatures on a letter of transmittal and a notice of withdrawal described below must be guaranteed by an eligible institution, as defined below, unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution, which means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, those old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes with the signature thereon guaranteed by an eligible institution.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive the requirement, provide evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and the Depository Trust Corporation have confirmed that any financial institution that is a participant in the Depository Trust Corporation's system may utilize the Depository Trust Corporation's Automated Tender Offer Program to tender old notes. Accordingly, participants in the Depository Trust Corporation's Automated Tender Offer Program may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing the Depository Trust Corporation to transfer the old notes to the exchange agent in accordance with the Depository Trust Corporation's Automated Tender Offer Program procedures for transfer. The Depository Trust Corporation will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by the Depository Trust Corporation received by the exchange agent and forming part of the book-entry confirmation, which states:

     - that the Depository Trust Corporation has received an express acknowledgment from a participant in the Depository Trust Corporation's Automated Tender Offer Program that is tendering old notes which are the subject of such book entry confirmation;

     - that the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that the agreement may be enforced against the participant.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by King in our sole discretion, which determination will be final and binding.

     We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither King, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with the Depository Trust Company, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at the Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's system may make book-entry delivery of old notes by causing the Depository Trust Company to transfer such old notes into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at the Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to 5:00 p.m. New York City time on the expiration date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Depository Trust Company does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old notes and (A) whose old notes are not immediately available, or (B) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - such properly completed and executed letter of transmittal, or facsimile thereof, or properly transmitted agent's message as well as all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the expiration date.

     For a withdrawal to be effective:

     - written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent" or

     - holders must comply with the appropriate procedures of the Depository Trust Company's automated tender offer program system.

     Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of such old notes, and, where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by King, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with the Depository Trust Company for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     IBJ Whitehall Bank & Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail or Hand Delivery:  One State Street
                           New York, New York 10004
Facsimile Transmission:    (212) 858-2611
Confirm by Telephone:      (212) 858-2103

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by King. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of King and its affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the exchange offer will be paid by King and are estimated in the aggregate to be approximately $300,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, and related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes for exchange notes pursuant to the exchange offer. If, however, certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of notes tendered, or if tendered notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes, as set forth:

     - in the legend thereon as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering circular dated February 26, 1999, distributed in connection with the offering of the old notes.

     In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

                                 CAPITALIZATION

     The following table sets forth our capitalization at December 31, 1998 on an historical basis and as adjusted to give effect to the issuance of the old notes and the exchange of old notes for exchange notes as if such events occurred on December 31, 1998. This table should be read in conjunction with "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                          AS OF DECEMBER 31, 1998
                                                          -----------------------
                                                           ACTUAL     AS ADJUSTED
                                                          --------    -----------
                                                              (IN THOUSANDS)
Senior Credit Facility:
  Revolving credit facility.............................  $ 19,000     $     --
  Term loans(1).........................................   425,000      375,000
Senior subordinated seller notes........................    75,000           --
10 3/4% Senior Subordinated Notes/Exchange Notes........        --      150,000
Other debt(1)...........................................     8,796        8,796
                                                          --------     --------
     Total debt.........................................   527,796      533,796
Shareholders' equity(2).................................   101,436      100,536
                                                          --------     --------
     Total capitalization...............................  $629,232     $634,332
                                                          ========     ========

---------------

(1) Includes current portion.

(2) As adjusted reflects write-offs of financing costs related to the senior subordinated seller notes of $0.9 million, net of taxes of $0.6 million.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial information of King is based on the historical financial statements of King included elsewhere in this prospectus, adjusted to give pro forma effect to the following transactions:

          (1) the acquisition of Altace, Silvadene and AVC from HMR on December 22, 1998, which we call the "Altace Acquisition,"

          (2) the receipt and use of proceeds from the senior credit facility and the issuance of the senior subordinated seller notes,

          (3) the sale and issuance of the old notes and exchange notes,

          (4) the following product acquisitions:

             - the acquisition of several products, a manufacturing facility and manufacturing contracts from Warner-Lambert which we call the "Sterile Products Acquisition" on February 27, 1998, and

             - the Menest product line on June 30, 1998.

     We refer to these two acquisitions in this prospectus as the "Product Acquisitions."

     We refer to all four of these events in this prospectus as the "Transactions."

     The unaudited pro forma consolidated balance sheet as of December 31, 1998 gives effect to the issuance of the old notes as if that transaction occurred on December 31, 1998. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to the Transactions as if they had occurred on January 1, 1998. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements do not purport to represent what King's results of operations or financial condition would actually have been had the Transactions in fact occurred on January 1, 1998, nor do they purport to project King's results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained under the captions "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," King's consolidated financial statements and related notes and the special purpose statements of product contribution included elsewhere in this prospectus.

     The Product Acquisitions and the Altace Acquisition have all been accounted for as purchases. Under purchase accounting, the total purchase price and fair value of the liabilities assumed are allocated to the tangible assets and identifiable intangible assets of King based upon their respective fair values as of the purchase date in accordance with Accounting Principles Board Opinion No. 16.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                ACTUAL    ADJUSTMENTS     PRO FORMA
                                               --------   -----------     ---------
ASSETS
Current assets:
  Cash and cash equivalents..................  $  1,159                   $  1,159
  Accounts receivable, net...................    39,666                     39,666
  Inventories................................    26,556                     26,556
  Deferred income taxes......................     6,675                      6,675
  Prepaid expenses and other assets..........     1,554                      1,554
                                               --------                   --------
          Total current assets...............    75,610                     75,610
Property, plant and equipment, net...........    93,981                     93,981
Intangible assets............................   480,583                    480,583
Other assets.................................    17,997       4,500 (1)     22,497
                                               --------    --------       --------
          Total assets.......................  $668,171                   $672,671
                                               ========                   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt:
     Term loans..............................  $ 10,250      (1,206)(2)   $  9,044
     Other...................................     3,060                      3,060
  Accounts payable...........................    12,594                     12,594
  Accrued expenses...........................    15,095                     15,095
  Income taxes payable.......................     3,524        (600)(3)      2,924
                                               --------    --------       --------
          Total current liabilities..........    44,523                     44,523
                                               --------                   --------
Long-term debt:
  Revolving credit facility..................    19,000     (19,000)(4)         --
  Term loans.................................   414,750     (48,794)(5)    365,956
  Other......................................     5,736                      5,736
  Senior subordinated seller notes...........    75,000     (75,000)(5)         --
  10 3/4% Senior Subordinated Notes..........        --     150,000 (5)    150,000
Deferred income taxes........................     7,726                      7,726
                                               --------
          Total liabilities..................   566,735                    572,135
                                               --------                   --------
Shareholders' equity
  Common shares..............................    66,572                     66,572
  Retained earnings..........................    35,460        (900)(6)     34,560
  Due from related party.....................      (596)                      (596)
                                               --------                   --------
          Total shareholders' equity.........   101,436                    100,536
                                               --------                   --------
          Total liabilities and shareholders'
             equity..........................  $668,171                   $672,671
                                               ========                   ========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                          NOTES TO UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET

     (1) Other assets -- to reflect adjustments to record the following (in thousands):

    To record deferred financing costs related to issuance
      of the old notes......................................    $ 6,000
    To eliminate unamortized deferred financing costs
      related to the senior subordinated seller notes.......     (1,500)
                                                                -------
         Total..............................................    $ 4,500
                                                                =======

     (2) Current portion of long-term debt -- to reflect adjustment to record the following (in thousands):

    Repayment of a portion of the term loans under the senior
      credit facility with proceeds from issuance of the old
      notes...................................................  $(1,206)
                                                                =======

     (3) Income taxes payable--to reflect adjustment to record the following (in thousands):

    To record income tax benefit related to write-off of
      deferred financing costs from the senior subordinated
      seller notes at an assumed 40% tax rate(a)...............  $(600)
                                                                 =====

-------------------------

(a) Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma income before income taxes. A reconciliation of the statutory tax rate to the assumed pro forma tax rate is provided below:

Federal statutory rate......................................  35.0%
State taxes, net of federal benefit.........................   4.0
Other.......................................................   1.0
                                                              ----
                                                              40.0%
                                                              ====

     (4) Revolving credit facility -- to reflect adjustment to record the following (in thousands):

    Repayment of the revolving credit facility...............  $(19,000)
                                                               ========

     (5) Long-term debt -- to reflect adjustments to record the following (in thousands):

    Proceeds from the issuance of the old notes..............  $150,000
                                                               ========
    Repayment of the senior subordinated seller notes with
      proceeds from the issuance of the notes................  $(75,000)
                                                               ========
    Repayment of a portion of term loans with proceeds from
      the issuance of the notes..............................  $(48,794)
                                                               ========

     (6) Retained earnings -- to reflect adjustment to record the following (in thousands):

    To record the write-off of the unamortized deferred
      financing costs from the senior subordinated seller
      notes, net of tax........................................  $(900)
                                                                 =====

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                         THE       PRO FORMA FOR      ALTACE                   ALTACE
                       COMPANY      THE PRODUCT     ACQUISITION              ACQUISITION
                        ACTUAL    ACQUISITIONS(1)    ACTUAL(2)    OTHER(3)   ADJUSTMENTS      PRO FORMA
                       --------   ---------------   -----------   --------   -----------      ---------
Total revenues.......  $163,463      $175,197         $94,198       $353      $     --        $269,748
                       --------      --------         -------       ----      --------        --------
Cost of sales........    64,052        68,643           6,917        141         1,698(4)       77,399
Royalty expense......       --             --           2,246         --            --           2,246
                       --------      --------         -------       ----      --------        --------
Gross profit.........    99,411       106,554          85,035        212        (1,698)        190,103
Selling, general and
  administrative.....    34,718        35,774          44,619         --       (22,675)(5)      57,718
Depreciation and
  amortization.......     9,255        10,473              --         --        14,500(6)       24,973
                       --------      --------         -------       ----      --------        --------
Operating income
  (loss).............    55,438        60,307          40,416        212         6,477         107,412
Interest expense.....   (14,866)      (16,658)             --         --       (37,225)(7)(8)  (53,883)
Other income, net....       145           145              --         --            --             145
                       --------      --------         -------       ----      --------        --------
Income (loss) before
  income taxes.......    40,717        43,794          40,416        212       (30,748)         53,674
Income tax (benefit)
  expense............    15,396        16,627              --         --         3,952(9)       20,579
                       --------      --------         -------       ----      --------        --------
Net income (loss)....  $ 25,321      $ 27,167         $40,416       $212      $(34,700)       $ 33,095
                       ========      ========         =======       ====      ========        ========
Basic and diluted net
  income per share...  $   0.69                                                               $   1.10
                       ========                                                               ========

     See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                          NOTES TO UNAUDITED PRO FORMA
                     CONSOLIDATED STATEMENTS OF OPERATIONS

(1) The following unaudited pro forma consolidated financial information of King is based on its historical financial statements included elsewhere in this prospectus, adjusted to give pro forma effect to the Sterile Products Acquisition and Menest acquisition and the receipt and use of proceeds from a prior bank facility incurred in February 1998.

    The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998, give effect to the above as if they had occurred on January 1, 1998. The unaudited pro forma adjustments set forth below are based upon available information and assumptions that management believes are reasonable under the circumstances. The pro forma consolidated statement of operations does not purport to project King's results of operations for any future period. The information set forth below should be read together with King's consolidated financial statements and related notes included elsewhere in this prospectus.

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                                          PRO FORMA
                                         THE COMPANY   STERILE PRODUCTS    MENEST                          FOR THE
                                           ACTUAL        ACTUAL(A)(B)     ACTUAL(C)   ADJUSTMENTS    PRODUCT ACQUISITIONS
                                         -----------   ----------------   ---------   -----------    --------------------
Total revenues.........................   $163,463         $10,844          $890        $    --            $175,197
                                          --------         -------          ----        -------            --------
Cost of sales..........................     64,052           5,314           108           (831)(d)          68,643
Royalty expense........................         --              --            --             --                  --
                                          --------         -------          ----        -------            --------
Gross profit...........................     99,411           5,530           782            831             106,554
Selling, general and administrative....     34,718           1,001            --             77(e)           35,774
Depreciation and amortization..........      9,255              --            --          1,196(f)           10,473
                                          --------         -------          ----        -------            --------
Operating income (loss)................     55,438           4,529           782           (442)             60,307
Interest expense.......................    (14,866)             --            --         (1,792)(g)         (16,658)
Other income, net......................        145              --            --             --                 145
                                          --------         -------          ----        -------            --------
Income (loss) before income taxes......     40,717           4,529           782         (2,234)             43,794
Income tax (benefit) expense...........     15,396              --            --          1,231(h)           16,627
                                          --------         -------          ----        -------            --------
Net income.............................   $ 25,321         $ 4,529          $782        $(3,465)           $ 27,167
                                          ========         =======          ====        =======            ========
Basic and diluted income per share:
 Income before extraordinary item......   $   0.84         $    --          $ --        $    --            $   0.90
                                          ========         =======          ====        =======            ========

-------------------------

(a) Represents the historical results for the product lines included in the Sterile Products Acquisition for the period prior to the acquisition on February 27, 1998.

(b) Of the total products acquired in the Sterile Products Acquisition, one product, Fluogen, was not sold in 1997. Fluogen was subject to a voluntary recall due to shelf life potency concerns in 1996. Subsequent testing has established Fluogen's shelf life potency and we reintroduced Fluogen in August 1998.

(c) Represents the historical results for the Menest product line for the period prior to its acquisition on June 30, 1998.

(d) Reflects the reclassification of depreciation expense of approximately $0.8 million from the Sterile Products Acquisition to be consistent with the presentation of King's financial statements for the year ended December 31, 1998.

                          NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

(e) We calculated the total selling, general and administrative costs that would have been required had the Sterile Products Acquisition been consummated as of January 1, 1998 and compared this to the amount reflected in the historical financial statements of King and this acquisition. There were additional costs of $0.1 million for the year ended December 31, 1998.

(f) Includes amortization of intangible assets over 25 years for the Sterile Products Acquisition and the acquisition of Menest, and depreciation of fixed assets from the Sterile Products Acquisition over periods of 5 to 40 years.

(g) Represents increased interest expense based upon the pro forma debt incurred under the prior bank facility at the rates indicated below as if the prior bank facility had been incurred as of the beginning of 1998 presented as follows (in thousands):

                                                              DECEMBER 31, 1998
                                                              -----------------
Revolving credit facility ($7.0 million) at 8%..............       $   93
Tranche A loan ($90.0 million) at 8%........................        1,200
Tranche B loan ($85.0 million) at 8.25%.....................        1,168
Amortization of financing costs on above debt...............          150
Adjustment to net interest from assumed retirement of
  existing debt.............................................         (819)
                                                                   ------
                                                                   $1,792
                                                                   ======

(h) Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma net income before income taxes. A reconciliation of the statutory tax rate to the assumed pro forma tax rate is provided as follows:

Federal statutory rate......................................  35.0%
State taxes, net of federal benefit.........................   4.0
Other.......................................................   1.0
                                                              ----
                                                              40.0%
                                                              ====

-------------------------

(2) Represents the historical results of the product lines included in the Altace Acquisition (other than the historical international results of Silvadene and AVC) for the periods prior to this acquisition on December 22, 1998. See the special purpose statements of product contribution and related notes included elsewhere in this prospectus.

(3) Represents the historical international results of Silvadene and AVC for the periods prior to the acquisition on December 22, 1998. These results have been determined by King solely based upon information provided to it by HMR.

(4) Reflects additional costs of approximately $1.7 million for the year ended December 31, 1998, based upon the five-year agreement with HMR to supply the Company with Altace at a fixed contract cost.

(5) We have determined that the selling and advertising and promotion expenses reported in the special purpose statements of product contribution for the Altace Acquisition

                          NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

    would not be reflective of the costs we would have incurred utilizing its existing infrastructure and marketing approach. As a result, the adjustment for the year ended December 31, 1998, of $22.7 million consists of $14.3 million of selling costs savings, plus $8.4 million of general and administrative cost savings. The savings in selling costs were determined as follows (in thousands, except full-time equivalent representatives):

                                                                FOR THE YEAR
                                                                    ENDED
                                                                DECEMBER 31,
                                                                    1998
                                                              -----------------
Average selling cost per HMR representative.................       $ 170.0
Average selling cost per King representative................          75.0
                                                                   -------
          Savings per representative........................       $  95.0
                                                                   =======
Full-time equivalent representatives........................           150
                                                                   -------
          Estimated total savings...........................       $14,250
                                                                   =======

     We estimated the total advertising and promotion costs, general, administrative and distribution costs and the costs associated with the implementation of the transitional services agreement that would have been required had the Altace Acquisition been consummated as of January 1, 1998 and compared this to the amounts reflected in the special purpose statements of product contribution for the Altace Acquisition. The estimated savings is based on utilizing our current infrastructure and more focused advertising and promotion as compared to that of HMR, offset in part by an increase in sampling costs. We have estimated the savings in general and administrative costs related to the Altace Acquisition as follows (in thousands):

                                                                   FOR THE
                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1998
                                                              -----------------
HMR reported:
Advertising and promotion as reported in the special purpose
  statements of product contribution........................       $19,125
King estimated costs:
Advertising and promotion...................................       $ 9,200
General, administrative and distribution....................           500
Transitional services agreement.............................         1,000
                                                                   -------
  Subtotal..................................................        10,700
                                                                   -------
Estimated savings...........................................       $ 8,425
                                                                   =======

(6) Represents amortization of intangible assets over 15 to 30 years for the Altace Acquisition.

                          NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

(7) Adjustment to reflect the increase in interest expense as a result of the receipt and use of proceeds from the senior credit facility and the senior subordinated seller notes related to the Altace Acquisition (in thousands):

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              ------------------
Revolving credit facility ($19.0 million at 8.56%)(a).......       $  1,626
Tranche A loan ($150.0 million at 8.56%)(a).................         12,840
Tranche B loan ($275.0 million at 9.06%)(a).................         24,915
Senior subordinated seller notes ($75.0 million at
  10.0%)(a).................................................          7,500
Amortization of finance costs on above debt.................          2,632
Adjustment to net interest from assumed retirement of
  existing debt.............................................        (15,295)
                                                                   --------
                                                                   $ 34,218
                                                                   ========

-------------------------

(a) The interest rates shown above for the revolving credit facility, the Tranche A and B loans under the senior credit facility and the senior subordinated seller notes were the rates in effect immediately following the Altace Acquisition. A change in the interest rate of one-eighth of one percent (0.125%) would change interest expense, net income and deficiency of earnings available to cover fixed charges as follows (in thousands):

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              ------------------
Revolving credit facility...................................         $ 24
Tranche A loan..............................................          188
Tranche B loan..............................................          344
                                                                     ----
                                                                     $556
                                                                     ====

(8) Adjustment to reflect the increase in interest expense as a result of issuance of the old notes (in thousands):

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              ------------------
Issuance of old notes ($150.0 million at 10 3/4%)(a)........       $16,125
Amortization of finance costs on above debt.................           450
Repayment of :
  Revolving credit facility ($19.0 million).................        (1,626)
  Tranche A loan ($17.6 million)............................        (1,511)
  Tranche B loan ($32.4 million)............................        (2,931)
  Senior subordinated seller notes ($75.0 million)..........        (7,500)
                                                                   -------
                                                                   $ 3,007
                                                                   =======

-------------------------

(a) A change in the interest rate of one-eighth of one percent (0.125%) would change interest expense, net income before income taxes and deficiency of earnings available to cover fixed charges by $188 for the year ended December 31, 1998.

(9) Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma net income before income taxes. A reconciliation of the statutory tax rate to the assumed pro forma tax rate is provided below:

Federal statutory rate.................................  35.0%
State taxes, net of federal benefit....................   4.0
Other..................................................   1.0
                                                         ----
                                                         40.0%
                                                         ====

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the years ended December 31, 1996, 1997 and 1998 and as of December 31, 1997 and 1998 are derived from the consolidated financial statements of King, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The following historical selected consolidated financial data as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 are derived from the consolidated financial statements of King, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included in this prospectus. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Statements" and King's consolidated financial statements and related notes included elsewhere in this prospectus.

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------
                                         1994      1995     1996(1)     1997       1998
                                        -------   -------   -------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $13,311   $25,441   $15,457   $ 47,351   $158,180
Development revenues(2)...............       --        --     5,000        558      5,283
                                        -------   -------   -------   --------   --------
  Total revenues......................   13,311    25,441    20,457     47,909    163,463
                                        -------   -------   -------   --------   --------
Cost of sales.........................    9,754    12,130     8,782     13,034     64,052
Selling, general and administrative...    1,987     8,605    12,106     19,123     34,718
Depreciation and amortization(3)......      639     1,777       982      2,395      9,255
                                        -------   -------   -------   --------   --------
  Total costs and expenses............   12,380    22,512    21,870     34,522    108,025
Gain on sale of product line,
  net(4)..............................       --    13,102        --         --         --
                                        -------   -------   -------   --------   --------
Operating income (loss)...............      931    16,031    (1,413)    13,357     55,438
Gain on sale of investment in
  affiliate(5)........................       --        --     1,760         --         --
Interest expense......................   (1,069)   (2,006)   (1,272)    (2,749)   (14,866)
Other income (expenses), net..........      554       367       578        (28)       145
                                        -------   -------   -------   --------   --------
Income (loss) before income taxes and
  extraordinary item..................      416    14,392      (347)    10,580     40,717
Income tax (benefit) expense..........     (501)    5,058      (107)     3,968     15,396
                                        -------   -------   -------   --------   --------
Income (loss) before extraordinary
  item................................      917     9,334      (240)     6,612     25,321
Extraordinary item, net of income
  taxes(6)............................       --       528        --         --     (4,411)
                                        -------   -------   -------   --------   --------
Net income (loss).....................  $   917   $ 9,862   $  (240)  $  6,612   $ 20,910
                                        =======   =======   =======   ========   ========
OTHER DATA:
EBITDA(7).............................  $ 2,124   $18,175   $ 1,907   $ 15,724   $ 64,834
Cash flow from operations.............      672    (2,585)   (6,269)     5,016      5,831
Cash flow from investing..............     (890)   30,268    (2,126)   (53,977)  (425,975)
Cash flow from financing..............      927   (18,143)     (781)    47,638    421,234
Capital expenditures(8)...............      890     1,672     1,069      1,379      8,055
Ratio of earnings to fixed
  charges(9)..........................      1.4x      8.0x       --        4.8x       3.6x
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents.............  $ 1,028   $10,689   $ 1,392   $     69   $  1,159
Working capital.......................   (2,408)    7,599     7,749       (424)    31,087
Total assets..........................   38,477    33,942    39,279    104,863    668,171
Debt..................................   28,093    15,176    18,011     57,289    527,796
Shareholders' equity..................    1,935    11,011    15,697     29,334    101,436

-------------------------

 (1) Net sales decreased $4.9 million, or 19.3%, to $20.5 million in 1996 from $25.4 million in 1995 due primarily to the disposition of the Anexsia product line, which had generated net revenues of $9.6 million in 1995.

 (2) King developed four abbreviated new drug applications which were filed with the FDA on Mallinckrodt's behalf for a maximum of $2.5 million each paid upon FDA approval and validation of the process.

 (3) Amounts do not include amortization of debt issuance costs, which are included in interest expense.

 (4) In December 1994 King acquired the Anexsia product line. King sold the Anexsia product line to Mallinckrodt in December 1995 for $32.0 million and recorded a $13.1 million net gain.

 (5) In September 1996 King sold its entire 6.0% interest in an affiliated, privately held pharmaceutical company.

 (6) Reflects gain on early extinguishment of debt in connection with the disposition of the Anexsia product line in 1995 and the loss on early extinguishment of debt in connection with the repayment of the prior bank indebtedness in February 1998, net of income taxes of $272,000 and $2.8 million, respectively.

 (7) "EBITDA" is defined as net income (loss) from continuing operations before interest, taxes, depreciation and amortization. We believe that EBITDA provide useful information regarding our ability to service our indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance or as a measure of our liquidity.

 (8) Capital expenditures represent King's purchases of property, plant and equipment. Capital expenditures exclude business and product acquisitions. For the year ended December 31, 1998, we completed approximately $495.9 million of business and product acquisitions, respectively.

 (9) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) before income taxes, extraordinary item, plus fixed charges, excluding capitalized interest. Fixed charges consist of interest expense which includes amortization of debt issuance costs, capitalized interest and the portion of rental expense deemed representative of the interest factor. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges by approximately $347,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Historical results and percentage relationships set forth in the statement of operations, including trends which might appear, are not necessarily indicative of future operations. See "Risk Factors" for trends and uncertainties known to us that would cause reported financial information to differ materially from future results.

OVERVIEW

     We are a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of over 200 representatives, we market our branded pharmaceutical products to general/family practitioners and internal medicine physicians and hospitals across the country. Our business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are attractive for us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert, Mallinckrodt Chemical, Genetics Institute and Hoffman-LaRoche, Inc.

     Our branded pharmaceutical products can be divided into four therapeutic areas:

     - cardiovascular (including Altace, Thalitone and Procanbid),

     - anti-infectives (including Cortisporin, Neosporin, and Coly-Mycin M),

     - vaccines and biologicals (including Fluogen, Aplisol and Histoplasmin) and

     - women's health (including Pitocin and Menest).

     All of these products are marketed to general/family practitioners and internal medicine physicians. Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products, as evidenced by our acquisition of 26 products over the last 18 months, including Altace. In addition, we have well known products in all of our therapeutic categories that generate high prescription volumes. Our portfolio of recognized prescription brand names includes, among others, Altace, Neosporin, Cortisporin, Pitocin, Anusol-HC and Fluogen.

     Since December 1994, we have acquired 34 branded pharmaceutical products, developed three products internally, divested one product and introduced eight product line extensions. We acquired from Glaxo Wellcome the Cortisporin product line in March 1997, which we refer to as the "Cortisporin Acquisition", the Viroptic product line in May 1997 and the Glaxo Acquisition in November 1997.

     In February 1998, we acquired from Warner-Lambert 15 branded pharmaceutical products, the Parkedale facility located in Rochester, Michigan and certain manufacturing contracts for third parties for $127.9 million, including $2.9 million of assumed liabilities.

     On June 30, 1998, we acquired the Menest product line from SmithKline Beecham Corporation for $5.0 million.

     In June 1998, we launched our new Cortisporin-TC Otic line. Cortisporin-TC Otic is a product line extension for our Cortisporin Otic Suspension product.

     In August 1998, we received approval by the FDA to reintroduce Fluogen (influenza virus vaccine, Trivalent, Types A & B), which was acquired as part of the Sterile Products Acquisition and had been off the market since 1996. Fluogen is a seasonal product with most of its sales occurring in the third and fourth quarters.

     In December 1998, we acquired from HMR for $362.5 million the United States rights to Altace, an ACE inhibitor, HMR's worldwide rights to Silvadene, a burn cream, and HMR's worldwide rights to AVC, a vaginal anti-infective cream.

     Our strategy is to continue to acquire branded pharmaceutical products and to create value by leveraging our marketing, manufacturing and product development capabilities. We expect that our strategy of acquiring branded pharmaceutical products will increase our revenues as a result of sales of such products and will increase gross margins. In general, margins are higher on our branded pharmaceutical products than on our other products, making branded products attractive to us. As soon as practicable after regulatory requirements are satisfied and when advantageous, we expect that manufacturing these acquired pharmaceutical products ourselves will increase our margins because the cost of producing pharmaceutical products on our own is lower than the cost of having these products manufactured by third parties. We may also be required to raise funds through additional borrowings or the issuance of debt or equity securities in order to finance additional branded product acquisitions and to expand or remodel our manufacturing facilities.

     We manufacture pharmaceutical products for a variety of pharmaceutical and biotechnology companies under contracts expiring at various times within the next five years. We intend to enter into additional manufacturing contracts in cases where we identify contracts that offer significant volumes and attractive margins. We have not accepted or renewed manufacturing contracts for third parties where we perceived insignificant volumes or revenues. In accordance with our focus on branded pharmaceutical products, we expect that, over time, our contract manufacturing and generic pharmaceutical and companion animal health product lines will become a smaller percentage of total revenues.

     The following summarizes approximate net revenues by operating segment (in thousands):

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                      ----------------------------
                                                       1996      1997       1998
                                                      -------   -------   --------
Branded pharmaceutical products.....................  $ 2,939   $37,912   $125,399
Contract manufacturing..............................   10,890     6,982     31,611
Other...............................................    6,628     3,015      6,453
                                                      -------   -------   --------
          Total.....................................  $20,457   $47,909   $163,463
                                                      =======   =======   ========

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Revenues

     Net revenues increased $115.6 million, or 241.3%, to $163.5 million in 1998 from $47.9 million in 1997, due primarily to the acquisition of branded products in 1998 and late 1997 and increased contract manufacturing related to the Sterile Products Acquisition.

     Branded pharmaceutical products revenues increased $87.5 million, or 230.8%, to $125.4 million in 1998 from $37.9 million in 1997. The Glaxo Acquisition, Sterile Products Acquisition, Menest and the Altace Acquisition collectively contributed $85.9 million in revenues from branded pharmaceuticals in 1998, including $17.7 million in net revenues from Fluogen sales.

     Revenues from contract manufacturing increased $24.6 million, or 351.4%, to $31.6 million in 1998 from $7.0 million in 1997, due primarily to the increased contract manufacturing related to the Sterile Products Acquisition.

     Additionally, we recognized other revenues in 1998 of $5.0 million for the development and related FDA approval of two ANDAs filed in connection with its agreement with Mallinckrodt Chemical.

Gross Profit

     Total gross profit increased $64.6 million, or 185%, to $99.4 million in 1998 from $34.9 million in 1997. The increase was primarily due to the increase in gross profit associated with branded pharmaceutical products of $61.3 million. Additionally, gross profit associated with contract development revenues, generic pharmaceutical sales and companion animal health product sales increased by $3.6 million.

     The gross profit of branded pharmaceutical products increased $61.3 million to $94.5 million in 1998 from $33.2 million in 1997. This increase was primarily due to increases in revenues from certain products acquired in the Sterile Products Acquisition, the Cortisporin Acquisition, the Glaxo Acquisition, and the Altace Acquisition.

     The gross profit associated with contract development revenue, generic pharmaceutical sales, and companion animal health sales increased by $3.6 million to $5.5 million in 1998 from $1.9 million in 1997. The increase was primarily due to an increase in contract development revenue offset by a decrease in gross profit contribution of generic pharmaceutical and companion animal health products.

Selling, General and Administrative Expense

     Selling, general and administrative expenses increased $15.6 million, or 81.7%, to $34.7 million in 1998 from $19.1 million in 1997. This increase was primarily attributable to the hiring of additional sales representatives in 1998 and during the second half of 1997, as well as other additional personnel costs and marketing, promotion and sampling costs associated with the newly acquired branded product lines.

Depreciation and Amortization Expense

     Depreciation and amortization expense increased $6.9 million, or 287.5%, to $9.3 million in 1998 from $2.4 million in 1997. This increase was primarily attributable to the depreciation and amortization of the fixed assets and intangible assets acquired with the branded product acquisitions in 1997 and the Sterile Products and the Altace Acquisitions in 1998.

Operating Income

     Operating income increased $42.0 million, or 313.4%, to $55.4 million in 1998 from $13.4 million in 1997. This increase was primarily due to incremental revenues and costs associated with the acquisition of branded products. As a percentage of net revenues, operating income increased to 33.9% in 1998 from 27.9% in 1997.

Interest Expense

     Interest expense increased $12.2 million, or 451.9%, to $14.9 million in 1998 from $2.7 million in 1997, as a result of additional long-term debt used to finance, in part, the acquisitions in 1998.

Income Tax Expense

     The effective tax rate in 1998 of 37.8% was higher than the federal statutory rate of 35% primarily due to state income taxes.

Extraordinary item

     During 1998, we repaid some of our long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, associated with the write-off of some of the deferred financing costs.

Net Income

     Due to the factors set forth above, net income increased $14.3 million, or 216.7%, to $20.9 million in 1998 from $6.6 million in 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

Revenues

     Net revenues increased $27.4 million, or 133.7%, to $47.9 million in 1997 from $20.5 million in 1996. This increase was due primarily to the acquisition of 13 branded products since October 1996. Of these acquired branded products, the Cortisporin product line contributed $21.7 million from the date of acquisition (March 21, 1997) through December 31, 1997, or 57.3% of total branded pharmaceutical sales of $37.9 million and 45.37% of total revenues, while our additional branded products contributed an additional $16.6 million, or 43.8% and 34.7% of total revenues. We filed two abbreviated new drug applications with the FDA in connection with the disposal of the branded product, Anexsia, and a related generic product line in December 1995. However, we did not recognize any income in 1997 related to this contract, compared to $5.0 million recognized in 1996. Revenues from contract manufacturing decreased $3.9 million, or 35.8%, to $7.0 million in 1997 from $10.9 million in 1996, due primarily to the expiration of a manufacturing contract.

Gross Profit

     Total gross profit increased $23.2 million, or 199% to $34.9 million in 1997 from $11.7 million in 1996. The increase was primarily due to the gross profit from branded pharmaceutical products such as the Cortisporin product line which contributed $19.8 million of gross profit in 1997.

     Gross profit of $(187,000) in 1997 associated with contract manufacturing decreased $3.0 million from $2.8 million in 1996 primarily due to the expiration of a manufacturing contract. Additionally, gross profit from contract development, generic pharmaceutical products and companion animal health products decreased $4.3 million or 69.0% to $1.9 million in 1997 from $6.2 million in 1996 primarily due to a decline in contract development revenues.

Selling, General and Administrative Expense

     Selling, general and administrative expenses increased $7.0 million, or 57.9% to $19.1 million in 1997 from $12.1 million in 1996. This increase was primarily attributable to the hiring of additional field sales representatives during late 1996 and early 1997, other additional personnel costs and marketing, promotion and sampling costs associated with the new branded product lines.

Depreciation and Amortization Expense

     Depreciation and amortization expense increased $1.4 million, or 142.6%, to $2.4 million in 1997 from $982,000 in 1996. This increase was primarily attributable to the amortization of the purchase price of the new branded product lines.

Operating Income

     Operating income increased $14.8 million to $13.4 million in 1997 from an operating loss of $1.4 million in 1996. As a percentage of net revenues, operating income was 27.9% in 1997. This increase was primarily due to increased revenues from the acquisition of branded products.

Gain on Sale of Investment in Affiliate

     In September 1996, we sold our entire 6.0% interest in an affiliated, privately-held pharmaceutical company, which had been co-founded by King's chief executive officer, for $2.0 million, resulting in a gain of $1.8 million.

Interest Expense

     Interest expense increased $1.5 million, or 115.4%, to $2.8 million in 1997 from $1.3 million in 1996, as a result of additional term loans used to finance, in part, the acquisitions of branded products.

Income Tax (Benefit) Expense

     The effective tax rate in 1997 of 37.5% was higher than the federal statutory rate of 34% due to state income taxes.

Net Income

     Due to the factors set forth above, net income increased $6.8 million to $6.6 million in 1997 from a net loss of $240,000 in 1996.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     Our liquidity requirements arise from debt service, working capital requirements and funding acquisitions of branded products.

     Our recent cash requirements arose primarily in connection with the acquisition of branded pharmaceutical products. In 1996 the acquisition of two branded pharmaceutical products for $7.0 million was financed with a combination of cash and seller financing. In March 1997 we raised $23.0 million through a combination of equity ($8.0 million), notes payable with banks and borrowing under its then existing revolving line of credit to finance the acquisition of the Cortisporin product line. Other product acquisitions in 1997, which totaled $6.6 million, were financed primarily with notes payable from banks and internally generated funds.

     On February 27, 1998, we consummated the Sterile Products Acquisition for $127.9 million, including assumed liabilities of $2.9 million, which was financed with a prior bank facility. We also used a portion of our prior bank facility to pay off approximately $50.0 million of long-term debt, which was then outstanding, including the borrowings used for the Glaxo Acquisition.

     On June 25, 1998 we completed our initial public offering of 4,000,000 shares of common stock, raising approximately $48.8 million of equity, net of underwriting discounts and other offering expenses. On July 27, 1998 the underwriters exercised the option to purchase additional shares to cover over-allotments of shares. Pursuant to this option, the underwriters purchased 214,730 additional shares with 104,730 of the shares purchased from King and 110,000 shares purchased from selling shareholders. The sale of the over-allotment provided us with approximately $1.1 million of net proceeds after underwriting discounts, commissions and offering expenses. We used a portion of the net proceeds to repay approximately $37.4 million of debt outstanding under its prior bank facility in July 1998.

     In December 1998 we completed the Altace Acquisition for $363.0 million, including acquisition costs of approximately $450,000. A portion of the purchase price, $287.5 million, was financed with proceeds from the senior credit facility and the remainder of the purchase price, $75.0 million, with the seller notes. The balance of the proceeds from the senior credit facility was used to refinance prior bank debt.

     As of December 31, 1998, we had available up to $56.0 million under its revolving line of credit pursuant to the senior credit facility, which allows for total borrowing of up to $75.0 million at any time.

     On March 3, 1999 we issued $150.0 million of 10 3/4% senior subordinated notes due 2009. Net proceeds of approximately $144.0 million were used to repay outstanding indebtedness under the senior credit facility and the senior subordinated seller notes.

YEAR ENDED DECEMBER 31, 1998

     Net cash provided by operating activities was $5.8 million for the year ended December 31, 1998. Net cash provided by operating activities was primarily the result of $20.9 million in net income resulting from sales from recently purchased additional branded products, adjusted for non-cash charges for depreciation and amortization of $9.3 million, and an extraordinary loss on early retirement of existing indebtedness of $7.2 million. Net cash provided by operating activities was negatively impacted by an increase in receivables and inventory of $31.1 million and $15.7 million, respectively. However, cash flows from operations was positively impacted due to changes in its accounts payable, accrued expenses and income taxes by $6.7 million, $5.7 million, and $1.7 million, respectively.

     Cash flows used in investing activities was $426.0 million due principally to the Sterile Products and the Altace Acquisitions, the Menest acquisition, and other purchases of property and equipment.

     Net cash provided by financing activities was $421.2 million, which was a result of the net proceeds from the initial public offering, and proceeds from long-term debt to finance the Sterile Products and the Altace Acquisitions.

YEAR ENDED DECEMBER 31, 1997

     Net cash provided by operating activities was $5.0 million for the year ended December 31, 1997. Net operating cash in 1997 was primarily the result of $6.6 million in net income resulting from sales from recently purchased additional branded products, adjusted for non-cash charges of $2.4 million for depreciation and amortization, additional income taxes and deferred taxes of $1.5 million, and related increases in accounts receivable, inventories, accounts payable and accrued expenses of $6.3 million, $4.8 million, $3.6 million and $2.2 million, respectively.

     Net cash used in investing activities for the year ended December 31, 1997 was $54.0 million and was the result of cash of $52.4 million paid for the acquisition of new branded product lines as well as cash of $1.4 million paid for purchases of property and equipment.

     Net cash provided by financing activities was $47.6 million, which was the result of

          (A) aggregate borrowings of $14.0 million to finance the acquisition of the Cortisporin product line in 1997, other product acquisitions totaling $6.6 million financed in 1997, the refinancing of all remaining acquisition term loans along with the acquisition of six additional products for $23.0 million in November 1997, and the net increase in the revolving line of credit of $6.2 million, offset by payments on long-term debt and capital lease obligations of $23.8 million,

          (B) proceeds from issuance of common shares of $8.0 million in connection with the acquisition of the Cortisporin product line and

          (C) repayment on shareholder notes receivable of $2.1 million.

     As a result of the factors discussed above, cash and cash equivalents decreased from $1.4 million at December 31, 1996 to $69,000 at December 31, 1997.

YEAR ENDED DECEMBER 31, 1996

     Net cash used in operating activities was $6.3 million for the year ended December 31, 1996. Net use of operating cash in 1996 was primarily a result of a $1.4 million operating loss, excluding the $1.8 million gain on sale of investment in affiliate, offset by $1.0 million of depreciation and amortization, an increase in income taxes receivable of approximately $3.6 million resulting from federal and state tax payments made by us in 1996, as well as an increase in inventory of $1.9 million due to the acquisition of three branded pharmaceutical products and the internal development of a complete generic product line in the fourth quarter of 1996.

     Net cash used in investing activities for the year ended December 31, 1996 was $2.1 million and was primarily the result of cash paid of $3.0 million and $1.0 million for the acquisition of three new branded product lines and costs associated with generic pharmaceutical products as well as property and equipment purchases, respectively. Additionally, we received $2.0 million from the sale of our 6.0% investment in an affiliated, privately-held pharmaceutical company.

     Net cash used in financing activities was $781,000 for the year ended December 31, 1996, which was comprised of payments on the revolving line of credit and other term loans of $3.4 million and $2.8 million, respectively, offset by proceeds from a $2.5 million term loan used to finance, in part, the acquisition of certain branded pharmaceutical products and $2.8 million raised in an employee stock purchase plan and from shareholders and members of management.

     As a result of the factors discussed above, cash and cash equivalents decreased from $10.6 million as of December 31, 1995, to $1.4 million as of December 31, 1996.

CERTAIN INDEBTEDNESS AND OTHER MATTERS

     As of December 31, 1998, we had outstanding approximately $525.9 million of long-term debt (including current portion), including borrowings under our revolving line of credit agreement and term loans. Of these amounts, approximately $444.0 million were at variable rates based on LIBOR and the remainder at fixed rates. We entered into two interest rate swap agreements with notional principal amounts aggregating $100.0 million with a commercial bank to exchange its variable LIBOR for fixed LIBOR rate interest of approximately 5.5%. We do not believe our exposure to changes in interest rates under our remaining variable rate agreements will have a material effect on our financial condition or results of operations. Certain financing arrangements require us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements.

     On December 22, 1998, we amended and restated our prior bank facility to
(A) finance the Altace Acquisition; (B) refinance our prior bank facility and
(C) provide for ongoing working capital and other financing requirements. The senior credit facility provides for up to $500.0 million of aggregate borrowing capacity, consisting of a secured $150.0 million tranche A term loan, a secured $275.0 million tranche B term loan, and a secured revolving credit facility in an aggregate amount of $75.0 million. The revolving credit facility includes a $10.0 million sublimit available for the issuance of letters of credit and a $5.0 million sublimit available for swingline loans.

     The loans under the senior credit facility bear interest, at our option, at either :

          (1) the base rate (which is based on the prime rate most recently announced by Credit Suisse First Boston or the federal funds rate plus one-half of 1%) plus (A) in the case of the tranche A term loan and borrowing under the revolving credit facility, an applicable spread ranging from 1.25% to 2.25% (based on a leverage ratio) and (B) in the case of the tranche B term loan, 2.75%; or

          (2) the applicable London interbank rate plus (A) in the case of the tranche A term loan and borrowings under the revolving credit facility, an applicable spread ranging from 2.25% to 3.25% (based on a leverage ratio) and (B) in the case of the tranche B term loan, 3.75%.

     The tranche A term loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until December 22, 2004. The tranche B term loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until December 22, 2006. The revolving credit facility is available until December 22, 2004. In addition, the loans and the aggregate available commitments under the senior credit facility will be reduced upon the occurrence of certain specified events as outlined in the agreement.

     Our obligations under the senior credit facility are unconditionally guaranteed on a senior basis by each of our direct and indirect majority owned
U. S. subsidiary. In addition, the senior credit facility is collateralized by substantially all of our real and personal property.

     Our senior credit facility contains a number of covenants that, among other things restricts our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness or guaranty obligations, repurchase or redeem capital stock or repay subordinated indebtedness except in accordance with the subordination provisions, pay dividends or make capital distributions, enter into sale and leaseback transactions, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates, make loans, change our fiscal year, change our business and otherwise restrict corporate activities.

     We also financed a portion of the Altace Acquisition with $75.0 million senior subordinated seller notes with interest payable monthly at 10%, due in December 2007. We refinanced these notes in March 1999 with the $150.0 million 10 3/4% senior subordinated notes.

     On February 27, 1998, we entered into a $195.0 million credit agreement, the proceeds of which we used to finance the Sterile Product Acquisition and to pay off $40.0 million of term loans and other outstanding borrowings. We refinanced this facility with the senior credit facility entered into on December 22, 1998 described above.

     We believe that existing credit facilities and cash expected to be generated from operations are sufficient to finance our current operations and working capital requirements. However, in the event we make significant future acquisitions, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities. At present, we are actively pursuing the acquisition of additional branded pharmaceutical products that may require the use of substantial capital resources. There are, however, no present agreements or commitments with respect to any such acquisitions.

CAPITAL EXPENDITURES

     Capital expenditures, including capital lease obligations, were $81.1 million for the year ended December 31, 1998 and $1.5 million for the year ended December 31, 1997. The principal capital expenditures included property and equipment purchases in connection with the Sterile Products Acquisition. As a result of the Sterile Products Acquisition, we expect that we may need to incur additional capital expenditures over the next few years in connection with the maintenance and operation of the Parkedale facility. In addition, we expect to increase our capital expenditures over the next few years as a part of our acquisition and growth strategy.

YEAR 2000 READINESS

     We have conducted an evaluation of our information technology and non-information technology computer systems with respect to the "Year 2000" issue. This issue arises because many electronic systems use two digits rather than four to determine dates. This could cause information technology systems such as software applications, hardware, network systems and embedded systems to misread important dates beginning in the year 2000, which could cause system failures and disruption of operations.

     Except for the Bristol facility which is currently being assessed, we have completed a Year 2000 readiness assessment of our business critical information technology and non-information technology systems. As a result of the assessment, we are in the process of developing and implementing corrective action plans designed to address Year 2000 issues. These plans include modification, upgrade and replacement of our critical administrative, production and research and development computer systems to make them Year 2000 ready. Implementation of corrective action plans has begun.

     Because our operations depend on the uninterrupted flow of materials and services from our contract manufacturers and other suppliers, our plans for Year 2000 readiness include receiving and analyzing information from our suppliers with regard to their progress toward Year 2000 readiness. We intend to continue to monitor the progress of our key suppliers toward Year 2000 readiness. We consider the most reasonably likely worst case scenario is that one or more of our suppliers encounters a Year 2000 problem and is unable to supply materials. If this occurs and we could not obtain the same materials from another vendor, production could be interrupted which could result in lost sales and profits. In addition, while we are taking action to correct deficiencies in our own systems, it is possible that one or more of our facilities or critical business systems might not achieve Year 2000 readiness as anticipated. This could also result in disruption of operations and lost sales and profits.

     We estimate that we will spend between $1.0 million and $1.5 million to become Year 2000 ready. The majority of this spending will constitute replacement costs of non-compliant information technology systems and the reprogramming of existing systems. It is possible that the actual cost of our Year 2000 readiness effort could exceed these estimates. Funds for this project have come from our cash flows and we have expensed costs as incurred except for hardware, which we have capitalized. For the years ended December 31, 1997 and 1998, we have incurred approximately $88,000 and $38,500, respectively, to become Year 2000 ready.

IMPACT OF INFLATION

     We have experienced only moderate raw material and labor price increases in recent years. While we have passed some price increases along to our customers, we have primarily benefited from rapid sales growth negating most inflationary pressures.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Some of our financial instruments are subject to market risks, including interest rate risk. Our financial instruments are not currently subject to foreign currency risk or commodity price risk. We have no financial instruments held for trading purposes.

     We are exposed to market risk related to changes in interest rates on borrowings under our senior credit facility. The senior credit facility bears interest based on LIBOR. However, we have entered into an aggregate notional principal amount of $100.0 million in interest rate swap agreements to manage a portion of our exposure to interest rate changes. The swaps involve the exchange of fixed and variable interest rate payments based on contractual principal amount and time period. Payments or receipts on the agreements are recorded as adjustments to interest expense. At December 31, 1998, our swap agreements are effective through 2001. Under these agreements, we pay a fixed weighted average interest rate of 5.5% and receive a floating interest rate based on the one-month LIBOR.

     The fair value of the interest rate swap agreements represent the estimated payments or receipts that would be made to terminate the agreements. At December 31, 1998, we would have paid approximately $2.8 million to terminate the agreements. The fair value is based on dealer quotes. We have $444.0 million of debt remaining that bears interest at a variable rate. Accordingly, an increase in interest rates would adversely affect interest expense.

     The following table sets forth our financial instruments that are sensitive to interest rates as of December 31, 1998 (in thousands):

                         WEIGHTED
                         AVERAGE
                         INTEREST
                         RATE AT                                  MATURITIES                                  ESTIMATED
                          YEAR-     -----------------------------------------------------------------------     FAIR
                           END       1999      2000      2001      2002      2003     THEREAFTER    TOTAL       VALUE
                         --------   -------   -------   -------   -------   -------   ----------   --------   ---------
Debt:
  Fixed rate...........    7.2%     $ 2,700   $   971   $ 1,029   $ 1,091   $ 1,156    $ 75,000    $ 81,947   $ 83,500
  Variable rate........    8.6%      10,250    17,750    25,250    32,750    40,250     317,750     444,000    444,000
                           5.5%          --        --        --        --        --          --          --     (2,787)

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, Reporting Comprehensive Income, became effective in 1998. SFAS No. 130 establishes standards for reporting of comprehensive income and its components in the financial statements. In 1996 and 1997, we had other comprehensive income of $16,000, net of tax, related to an unrealized loss on securities. We had no other comprehensive income in 1998.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, became effective in 1998. SFAS No. 131 requires public business enterprises to adopt its provisions for periods beginning after December 15, 1997, and to report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. The adoption of SFAS 131 did not affect our results of operations or financial condition. However, we reclassified prior year disclosures to conform with the provision of this statement.

     On June 15, 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management is evaluating the provisions of SFAS No. 133, but management has not yet determined the impact, if any of its adoption.

                                    BUSINESS

     We are a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of over 200 representatives, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. Our business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are attractive for us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert, Mallinckrodt, Genetics Institute, Inc. and Hoffman-LaRoche Inc. Based on our pro forma financial results for the year ended December 31, 1998, we would have had sales and EBITDA of $269.8 million and $132.5 million, respectively. During this same period, branded pharmaceutical products accounted for approximately 84.6% of our pro forma sales.

     Cost containment initiatives and consolidation among large, global pharmaceutical companies have created substantial opportunities for us to acquire established branded pharmaceutical products. We generally seek branded pharmaceutical products that

     - have some patent protection or potential for market exclusivity;

     - lend themselves to product life cycle management;

     - can benefit from focused marketing efforts, including sampling, advertising and direct mail; or

     - complement our existing product lines.

     Consistent with our strategy to acquire established branded pharmaceutical products, we have acquired 34 branded pharmaceutical products since December 1994. Most recently, we acquired three branded pharmaceutical products from HMR in the Altace Acquisition. These three products are Altace, an ACE inhibitor, Silvadene, a burn cream and AVC, a vaginal anti-infective cream, with U.S. net sales of $95.1 million, $3.2 million and $1.3 million, respectively, for the year ended December 31, 1998. ACE inhibitors are one of the leading types of products used in the treatment of hypertension or high blood pressure.

COMPETITIVE STRENGTHS

     We believe that our competitive position is attributable to a number of key strengths, including the following:

     - DIVERSE PORTFOLIO OF BRAND NAME PRODUCTS. Our branded pharmaceutical products can be divided into four therapeutic areas:

          (1) cardiovascular,

          (2) anti-infectives,

          (3) vaccines and biologicals and

          (4) women's health.

          All of these products are marketed to general/family practitioners and internal medicine physicians. Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products, as evidenced by our acquisition of 26 products over the last 18 months, including Altace. In addition, we have well known products in all of our therapeutic categories. Our portfolio of recognized prescription brand names includes, among others, Altace, Neosporin, Cortisporin, Pitocin, Anusol-HC and Fluogen.

     - DEMONSTRATED ABILITY TO SUSTAIN AND IMPROVE CASH FLOWS. Our established, branded pharmaceutical product portfolio generated approximately 75% gross margins for the year ended December 31, 1998 and requires limited research and development and capital expenditures. We have increased sales and improved cash flows of many of the products we have acquired. For example, in March 1997, we acquired from Glaxo Wellcome, a full line of prescription formulations of ophthalmic, otic and topical products marketed under the brand name Cortisporin. In June 1998 we launched an extension of this product line called Cortisporin-TC Otic. In addition, we purchased the Proctocort cream formulation in January 1997 from Solvay Pharmaceuticals, Inc., and introduced the Proctocort suppository product line extension in August 1997. For the year ended December 31, 1998, sales of Proctocort suppositories exceeded sales of the original cream formulation. Overall, due to product line extensions and marketing efforts, we have increased sales of the Cortisporin and Proctocort product lines. The acquisition of Altace will also provide strong cash flow, as we have entered into a five-year agreement with HMR to supply us with Altace at a contract price which, at current selling prices, results in approximately 90% gross margins.

     - NATIONAL SALES AND MARKETING INFRASTRUCTURE. We have a national sales and marketing infrastructure which includes over 200 sales representatives dedicated to promoting and marketing our branded pharmaceutical products to general/family practitioners and internal medicine physicians. Our sales representatives are supported by 25 telemarketers and customer service representatives. In addition, we expect to add approximately 50 sales representatives over the next six months, which will enhance our national coverage. We have an excellent relationship with our sales representatives as evidenced by an annual turnover rate of less than 5%. This low turnover rate results in stable relationships with general/family practitioners and internal medicine physicians.

     - MANUFACTURING EXPERTISE. We have flexible manufacturing capabilities which give us the ability to acquire a variety of pharmaceutical products, to integrate such products at attractive operating margins and to develop new formulations and product line extensions. We currently operate two facilities with a total of approximately one million square feet of manufacturing, warehouse, laboratory and office space. The Parkedale facility is one of the largest sterile manufacturing facilities in the United States. The Parkedale facility and the Bristol facility together can produce a broad range of formulations and dosage forms such as sterile solutions, injectables, tablets, capsules, creams, lyophylized (freeze-dried) products, liquids, suppositories, ointments, suspensions and powders. Our manufacturing operations are integrated with our quality control, quality assurance, regulatory compliance, purchasing, production planning, distribution and inventory management operations. These integrated services enable us to maintain high quality standards for our products as well as provide reliable and timely service to our customers. Currently, our capacity utilization is approximately 50% at the Bristol facility and 30% at the Parkdale Facility, providing us with substantial manufacturing capacity for future growth.

     - EXPERIENCED AND DEDICATED MANAGEMENT TEAM. Our company has an experienced management team which is led by John M. Gregory, Chairman and Chief Executive Officer; Joseph R. Gregory, Vice Chairman; and Jefferson
       J. Gregory, President. These senior executives have an average of over 18 years of experience in the pharmaceutical industry. In addition, our company's management team (12 persons) owns approximately 41.3% of our common stock.

GROWTH STRATEGY

     We believe that our ability to identify and integrate branded pharmaceutical products and to leverage our marketing and manufacturing infrastructure positions our company for continued growth. Specifically, we will pursue the following growth strategies:

     - SEEK ATTRACTIVELY PRICED PRODUCT ACQUISITION OPPORTUNITIES. We intend to continue to take advantage of industry consolidation and cost cutting trends and to selectively pursue acquisitions of branded pharmaceutical products. We generally seek branded pharmaceutical products that

             (1) have some patent protection or potential for market exclusivity or product differentiation

             (2) lend themselves to product life cycle management,

             (3) can benefit from focused marketing efforts in addition to product development or

             (4) complement our existing product lines.

     - ENHANCE SALES THROUGH FOCUSED MARKETING AND PROMOTION. We seek to increase the sales of our branded pharmaceutical products through one-on-one meetings with physicians known as "details" or "detailing" and promotional efforts including sampling, advertising and direct mail. For many of our branded pharmaceutical products, this increased focus on product detailing and promotion is contrasted with the marketing efforts made prior to our acquisition of the product. For example, we intend to significantly increase the primary details and sampling of Altace to general/family practitioners and internal medicine physicians as compared with the corresponding efforts by HMR. In addition, we will continue to leverage our sales force of over 200 representatives by marketing a variety of products to general/ family practitioners and internal medicine physicians and thereby increase sales of other branded products.

     - INCREASE SALES THROUGH PRODUCT LIFE CYCLE MANAGEMENT. Our product life cycle management includes pricing, product development, product position, identification of new therapeutic indications, maximization of pharmaceutical product exclusivity and competitor evaluation. To date, we have focused our product development efforts on product line extensions which allow us to leverage our brand names, enhance product differentiation and minimize sales lost to generic substitution. The implementation of this strategy has resulted in the successful introduction of two product line extensions, Cortisporin-TC Otic and Proctocort suppositories. We will continue to pursue product line extensions of our existing and newly acquired products.

     - CAPITALIZE ON GLOBAL DISTRIBUTION RIGHTS. We have worldwide distribution rights to several of our branded pharmaceutical products. We intend to promote international sales of these products by entering into joint marketing and licensing agreements with international pharmaceutical companies and distributors. We believe one benefit will be low-cost access to foreign markets by utilizing the marketing and regulatory infrastructure of these companies.

COMPLETED ACQUISITIONS

     Information regarding our material acquisitions is set forth below:

SELLER                 PRODUCTS ACQUIRED(1)          DATE OF ACQUISITION   PURCHASE PRICE
------                 --------------------          -------------------   --------------
HMR..................  Altace, Silvadene, AVC        December 1998         $362.5 million
SmithKline...........  Menest                        June 1998                5.0 million
Warner-Lambert.......  Fluogen, Anusol-HC,
                       Procanbid, Pitocin and
                       others                        February 1998          125.0 million(2)
Glaxo Wellcome.......  Septra, Proloprim, Mantadil,
                       Kemadrin, Neosporin,
                       Polysporin(3)                 November 1997           23.0 million
Glaxo Wellcome.......  Viroptic                      May 1997                 6.0 million
Glaxo Wellcome.......  Cortisporin product line      March 1997              22.8 million
Solvay Pharmaceuti-
  cals, Inc..........  Proctocort                    January 1997             1.5 million
Roberts Pharmaceu-
  tical
  Corporation........  Nucofed, Quibron              October 1996             7.0 million
Boehringer Mannheim
  Pharmaceuticals
  Corporation........  Anexsia product line(4)       December 1994           17.6 million

-------------------------

(1) For additional information about these acquisitions, see Note 6 to the notes to consolidated financial statements.

(2) The purchase price includes the acquisition of the Parkedale facility and certain manufacturing contracts for third parties.

(3) We acquired the exclusive licenses, free of royalty obligations, to market and manufacture prescription formulations of Neosporin and Polysporin.

(4) We sold the Anexsia product line to Mallinckrodt Chemical in December 1995 for $32.0 million in cash and reported a $13.1 million net gain.

INDUSTRY BACKGROUND

GENERAL

     Sales of pharmaceutical products in the United States were estimated to be in excess of $85 billion in 1997. Growth in the pharmaceutical industry is being driven primarily by:

          (1) the aging population,

          (2) technological breakthroughs which have increased the number of ailments which can be treated with drugs,

          (3) managed care's preference for drug therapy over surgery since drug therapy is generally less costly, and

          (4) direct-to-consumer television advertising which has increased public awareness of available drug therapies.

     During the past decade, the pharmaceutical industry has been faced with cost containment initiatives from government and managed care organizations and has begun to consolidate. Consolidation is being driven by a desire among pharmaceutical companies to reduce costs through economies of scale and synergies, to add previously lacking U. S. or European sales strength or to add promising product pipelines or manufacturing capabilities in key therapeutic categories.

     Industry consolidation and cost containment pressures have increased the level of sales necessary for an individual product to justify active marketing and promotion from large pharmaceutical companies. For example, the additional sales required for 1% sales growth for large global pharmaceutical companies such as Merck, Johnson & Johnson and Novartis Pharmaceuticals, a subsidiary of Novartis AG, are $236 million, $226 million and $214 million, respectively. This has led large pharmaceutical companies to focus their marketing efforts on drugs with high volume sales, newer or novel drugs which have the potential for high volume sales and products which fit within core therapeutic or marketing priorities. As a result, major pharmaceutical companies increasingly have sought to divest small or non-strategic product lines which can be profitable for emerging pharmaceutical companies, like us, to manufacture and market.

ANTIHYPERTENSION MARKET

     With the Altace Acquisition, we will have established a greater presence in the cardiovascular pharmaceutical market. Cardiovascular disease is currently the leading cause of death in the United States. In 1997, pharmaceutical products relating to cardiovascular disease generated sales of $11.8 billion. The cardiovascular pharmaceutical market consists of products used in the treatment of hypertension, cardiac arrhythmias, angina pectoris, congestive heart failure and hyperlipidemia. The antihypertension market is currently the largest portion of the U.S. cardiovascular pharmaceuticals market, with an estimated market size in 1997 of approximately $5.5 billion. In 1997, the antihypertension market grew by 3.5%. Continued growth in the antihypertension market is expected to be driven primarily by

          (1) the aging population,

          (2) improvements in pharmaceutical products,

          (3) an increase in diagnosis,

          (4) efforts to increase patient compliance and

          (5) unhealthy behavioral patterns.

     The antihypertension market is dominated by ACE inhibitors and calcium channel blockers known as CCBs, with 33% and 39% market share of industry wholesale sales in 1997, respectively. Other antihypertensives include diuretics, beta blockers, adrenergic blockers, combination agents which contain two therapeutics of different classes incorporated in one dosage form and angiotensin II receptor antagonists known as AIIRAs. AIIRAs are a new class of antihypertensives and currently there are four products on the market. We believe that a primary perceived benefit of these products is that they alleviate the dry cough sometimes associated with the use of an ACE inhibitor, although clinical studies involving newer ACE inhibitors such as Altace have this effect on only a small percentage of patients versus patients given placebos. In addition, we believe that a significant body of clinical data accumulated over many years documents the effectiveness and safety of ACE inhibitors and will continue to drive physicians' decisions to prescribe ACE inhibitors in the future, while it is expected to take a number of years for AIIRAs to accumulate a similar body of data.

ACE INHIBITOR MARKET

     The ACE inhibitor market has experienced significant growth over the past five years and this growth has been driven primarily by the effectiveness of ACE inhibitors in reducing patient blood pressure, the attractiveness of their limited side effects and their wide acceptance among prescribing physicians. A significant reason why ACE inhibitors are a leading product used to treat hypertension is the substantial body of clinical data which exists to support the efficacy and side effect profile of ACE inhibitors. As a result, many prescribing physicians feel comfortable prescribing ACE inhibitors for the treatment of hypertensive patients.

     The patent for Altace does not expire until October 2008. We believe patents for all other significant ACE inhibitors expire by 2003, including the current market leader, Vasotec. Vasotec is manufactured and distributed by Merck and had a 33% share of the U. S. ACE inhibitor market in 1997 based on retail sales. As patents for these products expire, we believe that most large pharmaceutical companies will begin to de-emphasize the marketing of products resulting in reduced product sales. For example, Vasotec sales declined 3% in 1997 from 1996, despite ACE inhibitor market growth of 5% and patent protection through 2000. Once a branded pharmaceutical product's patent expires, sales of that product generally decrease as generic substitutes for the product become available. However, sales of other patented products within the same therapeutic category may not be negatively affected and can continue to grow. We believe this is primarily because manufacturers of patented products typically continue to promote their products, while manufacturers of genericized products frequently discontinue sales efforts due to the declining market size and the opportunity costs associated with a sales force focused on a declining product versus newer patented products.

THE ALTACE ACQUISITION

GENERAL

     On December 22, 1998, we acquired three branded pharmaceutical products from HMR for a purchase price of $362.5 million. The acquired products were:

          (1) the U.S. rights to the Altace product line, an ACE inhibitor, with patent protection until October 2008 and U.S. net sales of $95.1 million for the year ended December 31, 1998;

          (2) HMR's worldwide rights to the Silvadene product line, a burn cream, with U.S. net sales of $3.2 million for the year ended December 31, 1998; and

          (3) HMR's worldwide rights to the AVC product line, a vaginal anti-infective cream, with U.S. net sales of $1.3 million for the year ended December 31, 1998.

     Altace competes in the antihypertensive segment of the cardiovascular pharmaceutical market, and we believe it is well positioned for growth due to its long patent protection, powerful product attributes and sensitivity to promotion. As part of the Altace Acquisition, we entered into a five-year agreement with HMR to supply us with Altace at a contract cost which, at current selling prices, results in approximately 90% gross margins. In addition, we have entered into a transitional services agreement with HMR pursuant to which HMR will provide the support of certain of its Altace sales representatives, including their continued sampling, and access to HMR's clinical research staff and expertise. We believe that this agreement will help facilitate the integration of Altace.

ALTACE

     One of the reasons we acquired Altace is because we believe Altace is sensitive to promotion. We believe that the more prescribing physicians learn about its attributes, the more Altace sales will increase. For example, in early 1997, we believe Altace was not heavily promoted. In late 1997, a new marketing campaign for Altace was launched which included new product brochures and, we believe most significantly, a dramatic increase in the number of details with ACE inhibitor prescribing physicians. These focused marketing efforts proved successful, as the number of new prescriptions for Altace increased 11.4% in the third quarter of 1998 as compared to the third quarter of 1997. We believe that the number of prescriptions for Altace will continue to grow as we continue to explain and promote the benefits of Altace. Additionally, we believe that Altace has limited downside risk as exhibited by the level of prescriptions written for Altace through the first six months of 1997 despite the relatively limited marketing efforts. In contrast to the prior efforts of HMR, we intend to market Altace extensively and make it the primary emphasis of our detailing. Altace has other attributes that made its acquisition attractive to us including:

          (1) Altace is a powerful product with proven efficacy;

        - Optimal formulation provides 24-hour efficacy with a once-daily dose - one of the longest half-lives among ACE inhibitors;

        - Combination of serum ACE and tissue ACE is believed to provide increased efficacy;

        - A 5-year study confirms a 36% reduction in relative mortality risk for patients with congestive heart failure after post-myocardial infarction;

        - Established efficacy across a diverse patient population (i.e., men, women, elderly, White, Black, Hispanic and obese); and

        - Limited side effects - only 3% of patients discontinued treatment due to adverse effects versus patients given placebos;

          (2) Altace is the only ACE inhibitor that comes in a capsule, which eliminates aftertaste and is often preferred by patients because it is easier to swallow. Altace can also be mixed with water and certain foods, including apple juice or apple sauce, making it even easier to take;

          (3) Altace is patented until October 2008; and,

          (4) Altace is marketed to general/family practitioners and internal medicine physicians.

     A study published in The Lancet, vol. 352 (October 1998) suggests that there may be an application for Altace in certain patients with renal complications. The study noted that certain patients treated with ramipril (the active ingredient in Altace) for a period of 36 months or more did not require dialysis. The FDA has not approved Altace for such an indication. We cannot and will not promote or market the product for such use until we have filed and secured FDA approval for this additional indication.

PRODUCTS AND PRODUCT DEVELOPMENT

BRANDED PRODUCTS

     We market a variety of branded prescription products over four therapeutic areas, including cardiovascular products (e.g., Altace), anti-infective products (e.g., Cortisporin), vaccines and biologicals (e.g., Fluogen) and women's health products (e.g., Pitocin). Our branded pharmaceutical products are generally in high volume categories and are well known for their indications (e.g., Cortisporin and Altace). Additionally, many of our branded products have limited or no generic competition, including patent protected products, vaccines and biologicals that have no generic equivalent or products that are difficult to formulate (e.g., creams, ophthalmic suspensions and otic suspensions). Branded pharmaceutical products represented 84.6% of our total revenues for the year ended December 31, 1998 on a pro forma basis after giving effect to the Transactions as if they had occurred on January 1, 1998.

     CARDIOVASCULAR PRODUCTS. Altace has become our primary product within this therapeutic area. In February 1998 we acquired Procanbid as part of the Sterile Products Acquisition. Procanbid is a branded pharmaceutical product used to treat arrhythmia. Thalitone is a hypertension-diuretic tablet indicated for the management of hypertension with patent protection through 2007. In connection with the Procanbid acquisition, we also acquired exclusive rights to Polymatrix, a sustained release drug delivery system patented through 2014, which we believe may have applications for other of our products.

     ANTI-INFECTIVE PRODUCTS. We market our anti-infective products primarily to general/family practitioners and internal medicine physicians. These products are prescribed to treat uncomplicated infections of the eyes, ears and skin. Our products are generally in technologically mature product segments and as a result have limited product risk. These mature, stable products are well suited to our product life cycle management techniques. Cortisporin is our largest product in the category and is an example of one of our product life cycle management techniques. In March 1997 we acquired a full line of prescription formulations of ophthalmic, otic and topical products marketed under the Cortisporin brand name. The Cortisporin brand name is well recognized and has been marketed for over 20 years. Physicians routinely write prescriptions for Cortisporin opthalmic ointments and suspensions, otic solutions and topical creams and ointments. Cortisporin otic products, however, are used to fill prescriptions for only 3% of the total Cortisporin otic prescriptions written due to a high degree of generic substitution. In June 1998 we introduced a product line extension, Cortisporin-TC Otic suspension, used primarily in treating swimmers ear infections. Cortisporin-TC Otic has an additional antibiotic and a dispersion agent which we believe helps in the absorption process. There is currently no Cortisporin-TC Otic suspension generic substitute available and we believe that, because it is difficult to manufacture, it will take several years before a generic substitute will become available. We plan to market Cortisporin-TC Otic suspension to physicians through product sampling and detailing. As long as there is no generic substitute, pharmacists filling Cortisporin-TC Otic suspension prescriptions must dispense our product as written. We believe this strategy will enable us to capture a greater portion of the five to six million Cortisporin otic prescriptions that are written each year.

     VACCINES AND BIOLOGICALS. Fluogen, one of the products acquired in the February 1998 Sterile Products Acquisition from Warner-Lambert, is a trivalent influenza virus vaccine that has been marketed for over 25 years and has historically been one of the major flu vaccines sold in the United States. The only other three companies authorized to sell flu vaccine in the United States are American Home Product's Wyeth division, Rhone Poulenc's Connaught division and Medeva. The U.S. market for flu vaccine is estimated to be approximately 80 to 90 million doses. In 1997 Fluogen was voluntarily taken off the market by Warner-Lambert for a product reformulation to address the apparent lack of stability for one of the three virus strains in the product. On August 20, 1998, we received FDA approval to reintroduce Fluogen. We reintroduced Fluogen in the third quarter of 1998 and expect to increase 1999 Fluogen sales by increasing our production from 9 million doses to 20 million doses, for which we have already received FDA approval. We own worldwide rights to Fluogen and expect to expand sales internationally. We believe that international sales of Fluogen represent a significant opportunity due to limited supply and more attractive pricing for flu vaccine internationally.

     WOMEN'S HEALTH PRODUCTS. We have a number of leading brand-name products in this category including Pitocin, the most recognized brand name in labor induction, and Anusol-HC, which is the number one prescribed hemorrhoidal product, according to industry sources. Both of these products have been on the market for many years and we believe were underpromoted by their previous owners.

     In an effort to further strengthen our women's health franchise, we acquired Menest from SmithKline in June 1998. We previously manufactured this product for SmithKline. Menest competes in the growing $2 billion estrogen replacement category. Menest is well positioned in this category because the primary ingredient in the market leader's product is derived from the urine of pregnant mares. In contrast, Menest's active ingredient is derived from Mexican yams. Menest also lends itself to product line extensions.

     Some of our products are described below:

                             COMPANY ACQUIRED FROM
PRODUCT                      AND DATE OF ACQUISITION       PRODUCT DESCRIPTION AND INDICATION
-------                      -----------------------       ----------------------------------
Cardiovascular Products
Altace(1)..................  HMR (December 1998)           A hard-shell capsule for oral
                                                           administration indicated for the
                                                           treatment of hypertension.
Thalitone(2)...............  Horus Therapeutics, Inc.      A hypertension-diuretic tablet
                             (December 1996)               indicated for the management of
                                                           hypertension, either alone or in
                                                           combination with other
                                                           antihypertensive drugs, and for
                                                           edema associated with congestive
                                                           heart failure and various forms of
                                                           renal dysfunction.
Procanbid..................  Warner-Lambert                A procainamide extended-release
                             (February 1998)               tablet indicated for the treatment
                                                           of documented ventricular
                                                           arrhythmia, such as sustained
                                                           ventricular tachycardia, that, in
                                                           the judgment of a physician, are
                                                           life-threatening.
Anti-Infective Products
Cortisporin................  Glaxo Wellcome                A full line of prescription
                             (March 1997)                  antibiotic and anti-inflammatory
                                                           formulations of ophthalmic
                                                           ointments and suspensions, otic
                                                           solutions and suspensions, and
                                                           topical creams and ointments
                                                           indicated for the treatment of
                                                           corticosteroid-responsive
                                                           dermatoses with secondary
                                                           infections.
Viroptic...................  Glaxo Wellcome                A sterile solution indicated for
                             (May 1997)                    the treatment of ocular Herpes
                                                           simplex virus,
                                                           idoxuridine-resistant Herpes and
                                                           vidarabine-resistant Herpes. In
                                                           November 1997, the FDA approved the
                                                           expanded use of Viroptic to include
                                                           pediatric patients, ages six and
                                                           above.
Neosporin(3)...............  Glaxo Wellcome                A prescription strength ophthalmic
                             (March 1997)                  ointment and solution indicated for
                                                           the topical treatment of ocular
                                                           infections. It is also formulated
                                                           as a prescription strength
                                                           genito-urinary concentrated sterile
                                                           irrigant indicated for short-term
                                                           use as a continuous irrigant or
                                                           rinse to help prevent infections
                                                           associated with the use of
                                                           indwelling catheters.
Polysporin(3)..............  Glaxo Wellcome                A prescription strength wide range
                             (November 1997)               antibacterial sterile ointment
                                                           indicated for the topical treatment
                                                           of superficial ocular infections.

                             COMPANY ACQUIRED FROM
PRODUCT                      AND DATE OF ACQUISITION       PRODUCT DESCRIPTION AND INDICATION
-------                      -----------------------       ----------------------------------
Vira-A.....................  Warner-Lambert                An antiviral ointment indicated for
                             (February 1998)               the topical treatment of ocular
                                                           infections caused by the Herpes
                                                           simplex virus types 1 and 2.
Chloromycetin..............  Warner-Lambert                A broad spectrum antibiotic
                             (February 1998)               ophthalmic ointment and solution
                                                           indicated for the treatment of
                                                           serious bacterial infections that
                                                           are not responsive to other
                                                           antibiotics or when other
                                                           antibiotics are contraindicated.
                                                           This product is also available in
                                                           an otic solution and sterile
                                                           injectable form for intravenous
                                                           administration in the treatment of
                                                           acute infections caused by
                                                           salmonella and meningeal
                                                           infections.
Septra.....................  Glaxo Wellcome                An antibiotic indicated for the
                             (November 1997)               treatment of infectious diseases,
                                                           including urinary tract infections,
                                                           pneumonia, enteritis and ear
                                                           infections in adults and children.
Coly-Mycin.................  Warner-Lambert                An antibiotic sterile parenteral
                             (February 1998)               indicated for the treatment of
                                                           acute or chronic infections due to
                                                           sensitive strains of certain
                                                           gram-negative bacteria and a
                                                           sterile aqueous suspension for the
                                                           treatment of superficial bacterial
                                                           infections of the external auditory
                                                           canal.
Women's Health Products
Pitocin....................  Warner-Lambert                A sterile hormone solution used to
                             (February 1998)               initiate or improve uterine
                                                           contractions during labor and to
                                                           control bleeding or hemorrhage in
                                                           the mother after childbirth.
Menest.....................  SmithKline                    A film-coated esterified estrogen
                             (June 1998)                   tablet for the treatment of
                                                           vasomotor symptoms of menopause,
                                                           atrophic vaginitis, kraurosis
                                                           vulvae, female hypogonadism, female
                                                           castration, primary ovarian
                                                           failure, breast cancer and
                                                           prostatic carcinoma.
AVC(4).....................  HMR                           Cream and suppositories for vaginal
                             (December 1998)               administration as indicated for the
                                                           treatment of Candida albicans
                                                           infections.

                             COMPANY ACQUIRED FROM
PRODUCT                      AND DATE OF ACQUISITION       PRODUCT DESCRIPTION AND INDICATION
-------                      -----------------------       ----------------------------------
Anusol-HC..................  Warner-Lambert                A suppository and cream indicated
                             (February 1998)               for the relief of inflammation
                                                           accompanying hemorrhoids (piles),
                                                           post-irradiation proctitis,
                                                           cryptitis and other inflammatory
                                                           conditions of the anorectum.
Proctocort.................  Solvay Pharmaceuticals, Inc.  A hemorrhoidal preparation cream
                             (January 1997)                with hydrocortisone acetate which
                                                           the Company has also developed into
                                                           a suppository form.
Vaccines and Biologicals
Fluogen....................  Warner-Lambert                A trivalent vaccine for
                             (February 1998)               immunization against influenza
                                                           (flu); composition of the vaccine
                                                           is determined each year by the
                                                           Centers for Disease Control and
                                                           Center for Biologics Evaluation and
                                                           Research.
Aplisol....................  Warner-Lambert                A sterile aqueous solution of
                             (February 1998)               purified protein fraction for
                                                           intradermal administration as an
                                                           aid in the diagnosis of
                                                           tuberculosis.
Histoplasmin...............  Warner-Lambert                An aqueous solution used as an aid
                             (February 1998)               in the diagnosis of histoplasmosis
                                                           (a respiratory infection due to a
                                                           fungus) and to differentiate
                                                           histoplasmosis from other myotic or
                                                           bacterial respiratory infections.

                             COMPANY ACQUIRED FROM
PRODUCT                      AND DATE OF ACQUISITION       PRODUCT DESCRIPTION AND INDICATION
-------                      -----------------------       ----------------------------------
Other Key Products
Adrenalin..................  Warner-Lambert                A sterile solution made from the
                             (February 1998)               active principle of the adrenal
                                                           medulla used to relieve respiratory
                                                           distress and hypersensitivity
                                                           reactions and restore cardiac
                                                           rhythm in cardiac arrest due to
                                                           various causes.
Quibron....................  Roberts Pharmaceutical        A respiratory preparation
                             Corporation                   containing theophylline produced in
                             (October 1996)                capsule, tablet and
                                                           sustained-release tablet forms;
                                                           indicated for the relief, treatment
                                                           and/or prevention of asthma,
                                                           chronic bronchitis, emphysema and
                                                           similar chronic lung diseases.
Nucofed....................  Roberts Pharmaceutical        A dye-free cough/cold preparation
                             Corporation                   containing codeine and
                             (October 1996)                pseudoephedrine hydrochloride
                                                           produced in syrup and capsule
                                                           forms; indicated for the treatment
                                                           of coughing and congestion where
                                                           both are associated with upper
                                                           respiratory infections and related
                                                           conditions, such as common cold,
                                                           bronchitis, influenza and
                                                           sinusitis.
Tussend(5).................  Not applicable                An internally developed cough/cold
                                                           preparation containing hydrocodone
                                                           produced in syrup, tablet and
                                                           elixir forms; indicated for the
                                                           relief and treatment of
                                                           nonproductive coughs accompanying
                                                           respiratory tract congestions due
                                                           to colds, acute respiratory
                                                           infections, bronchitis and hay
                                                           fever.
Silvadene(4)...............  HMR                           A topical antimicrobial cream
                             (December 1998)               indicated as an adjunct for the
                                                           prevention and treatment of wound
                                                           sepsis in patients with second-and
                                                           third-degree burns.
Monafed....................  Not applicable                An internally developed
                                                           non-narcotic cough/cold preparation
                                                           produced in sustained-release
                                                           tablet form indicated for the
                                                           treatment of coughing and related
                                                           conditions associated with upper
                                                           respiratory infections, common
                                                           cold, bronchitis, influenza and
                                                           sinusitis.

-------------------------

(1) We acquired licenses for the exclusive rights in the United States under various HMR patents to the active ingredient in Altace.

(2) We acquired the trademark for Thalitone from Boehringer Ingelheim Pharmaceuticals, Inc.

(3) We have exclusive licenses, free of royalty obligations, to manufacture and market prescription formulations of these products.

(4) We acquired HMR's worldwide rights to these products.

(5) We acquired the trademark for Tussend from Marion Merrill Dow.

CONTRACT MANUFACTURING

     We utilize our excess manufacturing capacity to provide third-party contract manufacturing. We currently provide contract manufacturing for many pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert, Mallinckrodt, Genetics Institute, Inc. and Hoffman-LaRoche Inc. Many of the products that we contract manufacture are difficult to manufacture and, therefore, do not attract significant competition. Contract manufacturing as a percentage of sales has declined from 85% in 1994 to 19% of total revenues for the year ended December 31, 1998 as we have acquired branded pharmaceuticals products. Contract manufacturing, however, remains an important part of our business because it:

        - provides a stable, recurring source of cash flows;
        - allows us to absorb overhead costs, and as such is an efficient utilization of excess capacity; and
        - provides experience in manufacturing a broad line of formulations which is advantageous to us in pursuing and integrating acquired products.

GENERICS AND OTHER

     We are engaged in the development, manufacturing, packaging, marketing, distribution and sale of generic pharmaceutical products sold as prescription drugs. We currently have two generic products on the market, three other generic products which have been approved by the FDA and two abbreviated new drug applications on file. We intend to continue to add new development projects as more pharmaceutical products lose their patent protection. Generic products and companion animal health products represent 1% of our total revenues for the year ended December 31, 1998. Through our companion animal health division, we are engaged in developing and expanding a comprehensive over-the-counter line of companion animal health products which are marketed under the Royal Vet and Show Winner tradenames.

SALES AND MARKETING

     Our principal marketing focus is on the sales of branded pharmaceutical products. We have a national sales force of over 200 sales representatives. We distribute our branded pharmaceutical products primarily through wholesale drug distributors. These products are ordinarily dispensed to the public through pharmacies on the prescription of a physician. For branded pharmaceutical products, our marketing and sales promotions principally target general/family practitioners and internal medicine physicians through detailing and sampling to encourage physicians to prescribe more of our products. The sales force is supported and supplemented by telemarketing and direct mail, as well as through advertising in trade publications and representations at regional and national medical conventions. Our telemarketing and direct mailing efforts are performed primarily by using a computer sampling system which we developed to distribute samples to physicians. We identify and target physicians through data available from IMS America, Ltd. and Scott-Levin, suppliers of prescriber prescription data. We intend to seek new markets in which to promote our product lines and will continue expansion of our field sales force as product growth or product acquisitions warrant.

     We also market and sell generic pharmaceutical products as well as companion animal health products. We market and sell our generic pharmaceutical products primarily to major hospitals and hospital buying groups.

     Our companion animal health care products are sold to retailers such as pet store chains, grocery stores and mass merchandisers. The promotion of our companion animal health care products is focused on obtaining shelf space in retail outlets through sales representatives and direct mail advertising. PETsMart, Inc., an international operator of pet care superstores, is the principal purchaser of our companion animal health care products under the Show Winner label.

     Similar to other pharmaceutical companies, our principal customers are wholesale pharmaceutical distributors. The wholesale distributor network for pharmaceutical products has in recent years been subject to increasing consolidation which has increased our, and other industry participants', customer concentration. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. For the year ended December 31, 1998, approximately 41.1% of our sales were attributable to four distributors: McKesson Corporation (11.4%), Cardinal/Whitmire (10.8%), Bergen Brunswig Corporation (12.6%) and Amerisource (6.3%).

MANUFACTURING

     Our two manufacturing facilities are the Bristol facility, located in Bristol, Tennessee, and the Parkedale facility, located in Rochester, Michigan. These facilities have in the aggregate approximately one million square feet of manufacturing, packaging, laboratory, office and warehouse space. We manufacture our products in accordance with cGMP requirements and are licensed by the DEA to procure and produce controlled substances. We manufacture certain of our own branded and generic pharmaceutical products and companion animal health products as well as products owned by other pharmaceutical companies under manufacture and supply contracts which expire over periods ranging from one to five years.

     We can produce a broad range of dosage formulations, including sterile solutions, lyophylized (freeze-dried) products, injectables, tablets and capsules, liquids, creams and ointments, suppositories and powders. We believe our manufacturing capabilities allow us to capture higher margins and pursue product line extensions more efficiently. However, currently 16 of our product lines, including Cortisporin and the six product lines acquired in the Glaxo Acquisition, four of the product lines acquired in the Sterile Products Acquisition and all three of the products acquired in the Altace Acquisition, are manufactured in the same facilities in which they were previously manufactured as we have not yet received regulatory approval for their manufacture at our facilities. Currently, our capacity utilization is approximately 50% at the Bristol facility and is approximately 30% at the Parkedale facility, providing us with substantial manufacturing capacity for future growth. We intend to transfer, when advantageous, production of newly acquired branded pharmaceutical products and their product line extensions to our manufacturing facilities as soon as practicable after regulatory requirements and contract manufacturing requirements are satisfied.

     In addition to manufacturing, we have fully integrated manufacturing support systems including quality assurance, quality control, regulatory compliance and inventory control. These support systems enable us to maintain high standards of quality for our products and simultaneously deliver reliable services and goods to our customers on a timely basis. Companies that do not have such support systems in-house must out source these services.

     We manufacture pharmaceutical products for, among others, Amgen, Inc., Warner-Lambert, Centocor, B.V., Fujisawa Pharmaceutical Company, Genentech, Inc., Genetics

Institute, Inc., Hoffman-LaRoche Inc., Mallinckrodt, Novartis, Roberts Pharmaceutical Corporation, Santen Incorporated and SmithKline. Contract manufacturing represented in the aggregate approximately 19.3% and 14.6% of our total revenues for the years ended December 31, 1998 and 1997, respectively. In 1995, in conjunction with the Anexsia Transaction, we entered into a manufacture and supply contract with \Mallinckrodt for the manufacture of the Anexsia Product Line, which provides for a guaranteed minimum manufacturing fee of $4.8 million through 1999 and renewals thereafter at the option of Mallinckrodt for up to an additional three years.

     We require a supply of quality raw materials and components to manufacture and package drug products for us and for third parties with which we have contracted. Generally we have not had difficulty obtaining raw materials and components from suppliers in the past. Currently, we rely on approximately 300 suppliers to deliver the necessary raw materials and components. The loss of any one of these suppliers is not expected to have a material adverse effect on our ability to acquire raw materials and components. We have no reason to believe we will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if for any reason we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to distribute our products as planned. In such case, our business, financial condition and results of operations could be materially and adversely affected.

RESEARCH AND DEVELOPMENT

     At the present time, we are not engaged in substantial clinical research activities. We are, however, involved in product development and continually seek to develop extensions to our product lines and to improve the quality and efficiency of our manufacturing processes. Our laboratories and product development scientists have produced several product line extensions to some of our existing branded pharmaceutical products for which we have secured several abbreviated new drug application approvals from the FDA.

GOVERNMENT REGULATION

     All aspects of our company and our products are subject to extensive and rigorous regulation at both the federal and state levels. Most importantly, nearly all of our products are subject to premarket approval requirements. Human and animal drugs are subject to similar regulatory requirements. New drugs are approved under, and are subject to, the Federal Food, Drug and Cosmetic Act and the respective related regulations and biological drugs are subject to both the Federal Food, Drug and Cosmetic Act and the Public Health Service Act and the related regulations. Biological drugs are licensed under the Public Health Service Act. Abbreviated new drug applications may be filed to secure marketing approval for generic forms of certain approved human drugs, but generally not for biological products.

     At the federal level, we are principally regulated by the FDA as well as by the Drug Enforcement Agency, the Consumer Product Safety Commission, the Federal Trade Commission, the U.S. Department of Agriculture, Occupational Safety and Health Administration and the Environmental Protection Agency. The Federal Food, Drug and Cosmetic Act, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the development, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products and those manufactured by and for third parties. Product development and approval within this regulatory framework requires a number of years and involves the expenditure of substantial resources.

     We believe that we or our contract customers have the proper FDA approvals or other marketing authority for the drugs that we currently produce. When we acquire the right to market an existing approved pharmaceutical product, both we and the former application holder are required to submit certain information to the FDA. This information, if adequate, results in the transfer to us of marketing rights, approved applications and the associated right and obligations to the pharmaceutical products. We are also required to advise the FDA about any changes in certain conditions in the approved application as set forth in the FDA's regulations. Our strategy focuses on acquiring branded pharmaceutical products and transferring, when advantageous, their manufacture to our manufacturing facilities as soon as practicable after regulatory requirements are satisfied. In order to transfer manufacturing of the acquired branded products, we must demonstrate, by filing information with the FDA, that we can manufacture the product in accordance with cGMPs and the specifications and conditions of the approved marketing application. For changes requiring prior approval, there can be no assurance that the FDA will grant such approval in a timely manner, if at all.

     The FDA regulatory regime applicable to our generic pharmaceutical products depends, on whether the branded drug is the subject of an approved marketing application or is marketed subject to the FDA's enforcement discretion and/or policies. If the pharmaceutical product to be offered as a generic version of a branded product is the subject of an approved marketing application, the generic product must be the subject of an abbreviated new drug application and must be approved by the FDA prior to marketing. Pharmaceutical products produced by any manufacturer and marketed subject to the FDA's enforcement discretion and/or policies are not subject to approval of generic drug applications.

     The FDA also mandates that drugs be manufactured, packaged and labeled in conformity with cGMPs. In complying with cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that the product meets applicable specifications and other requirements to ensure product safety and efficacy. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

     The federal government has extensive enforcement powers over the activities of pharmaceutical manufacturers, including authority to withdraw product approvals, commence actions to seize and prohibit the sale of unapproved or non-complying products, to halt manufacturing operations that are not in compliance with cGMPs, and to impose or seek injunctions, voluntary recalls, and civil monetary and criminal penalties. Such a restriction or prohibition on sales or withdrawal of approval of products marketed by us could materially adversely affect our business, financial condition and results of operation.

     In November 1998 the Parke-Davis division of Warner-Lambert conducted a voluntary Class III recall for one lot of Procanbid manufactured prior to our acquisition of Procanbid. A Class III recall is one in which use of, or exposure to, the product is not likely to cause adverse consequences. The recall was instituted because the lot at issue failed a dissolution test as part of the routine stability program at the 18-month interval. In February 1999 we notified the FDA that two additional lots of Procanbid, also manufactured prior to our acquisition of the product line, had failed the same dissolution test at the 24-month interval. The Parke Davis division of Warner-Lambert conducted the Class III recall at its expense. If additional lots of Procanbid are recalled, the reputation of the product and the value of the trademark associated therewith could be adversely affected.

     While we believe that all of our current pharmaceutical products are legally marketed under applicable FDA enforcement policies or have received requisite government approvals for manufacture and sale, such marketing authority is subject to revocation by the applicable government agencies. In addition, modifications or enhancements of approved products or changes in manufacturing locations are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy application process. Our manufacturing facilities are continually subject to inspection by such governmental agencies and manufacturing operations could be interrupted or halted in any such facilities if such inspections prove unsatisfactory.

     We also manufacture and sell pharmaceutical products which contain "controlled substances" as defined in the Controlled Substances Act and related federal and state laws, which establish certain security, licensing, record keeping, reporting and personnel requirements administered by the Drug Enforcement Agency, known as the "DEA," a division of the Department of Justice, and state authorities. The DEA has a dual mission -- law enforcement and regulation. The former deals with the illicit aspects of the control of abusable substances and the equipment and raw materials used in making them. The DEA shares enforcement authority with the Federal Bureau of Investigation, another division of the Department of Justice. The DEA's regulatory responsibilities are concerned with the control of licensed manufacturers, distributors and dispensers of controlled substances, the substances themselves and the equipment and raw materials used in their manufacture and packaging in order to prevent such articles from being diverted into illicit channels of commerce. We maintain appropriate licenses and certificates with the States of Tennessee and Michigan in order to engage in pharmaceutical development, manufacturing and distribution of pharmaceutical products containing controlled substances. We are licensed by the DEA to manufacture and distribute certain pharmaceutical products containing controlled substances. We have not experienced license revocations, restrictions or fines for non-compliance with the foregoing regulations but no assurance can be given that revocations, restrictions or fines which could have a material adverse effect upon our business, financial condition and results of operations, will not be imposed upon us in the future.

     The distribution of pharmaceutical products is subject to the Prescription Drug Marketing Act, as part of the Federal Food, Drug and Cosmetic Act, which regulates such activities at both the federal and state level. Under this Act and its implementing regulations, states are permitted to require registration of manufacturers and distributors who provide pharmaceuticals even if such manufacturers or distributors have no place of business within the state and states are also permitted to adopt regulations limiting the distribution of product samples to licensed practitioners. This Act also imposes extensive licensing, personnel record keeping, packaging, quantity, labeling product handling and facility storage and security requirements intended to prevent the sale of pharmaceutical product samples or other diversions.

     Our Parkedale facility was one of six facilities owned by Warner-Lambert subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America v. Warner-Lambert Company and Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.). The Parkedale facility is currently manufacturing pharmaceutical products subject to the consent decree which prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to cGMP regulations and are produced in accordance with an approved abbreviated new drug application or new drug application. We are in the process of preparing for, and if appropriate, obtaining relief from the consent decree. There is no assurance that relief when and if sought will be granted. We believe the Parkedale facility is in compliance with the requirements of the consent decree.

     As a result of an FDA inspection in March and April 1998, we received an FDA Form 483 with respect to the Parkedale Facility. When an FDA inspector completes an authorized inspection of a manufacturing facility, Section 704(b) of the Federal Food, Drug and Cosmetic Act mandates that the inspector give to the owner/operator of the facility a 483 listing the inspector's observations of objectionable conditions and practices. The observations in a 483 are reported to the manufacturer in order to assist the manufacturer in complying with this Act and the regulations enforced by the FDA. Often a pharmaceutical manufacturer receives a 483 after an inspection. While no law or regulation requires us to respond to a 483, we have submitted our written response detailing the plan of action with respect to each of the observations made on the 483 and our commitment to correct the objectionable practice or condition. The risk to us of a 483, if left unaddressed, could include adverse regulatory action, including, among other things, the commencement of actions to seize or prohibit the sale of unapproved or non-complying products. We believe the receipt of the 483 will not have a material adverse effect on our business, financial condition or results of operations. We have been informed by the FDA that a follow-up inspection will occur in the second quarter of 1999. There can be no assurance that the outcome of the inspection will be favorable.

     We cannot determine what effect changes in regulations or statutes or legal interpretation, when and if promulgated or enacted, may have on our business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, the recall, replacement or discontinuance of certain products, additional record keeping or expanded documentation of the properties of certain products and scientific substantiation. Such changes, or new legislation, could have a material adverse effect on our business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

     Our operations are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances and the discharge of pollutants into the air and water. Environmental permits and controls are required for certain of our operations and these permits are subject to modification, renewal and revocation by the issuing authorities. We believe that our facilities are in substantial compliance with our permits and environmental laws and regulations and do not believe that future environmental compliance will have a material adverse effect on our business, financial condition or results of operations. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result in changes in environmental laws and regulations.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act, known as CERCLA, the Environmental Protection Agency can impose liability for the entire cost of cleanup of contaminated properties upon each or any of current and former site owners and operators or parties who sent waste to the site, regardless of fault or the legality of the original disposal activity. Many states, including Tennessee and Michigan, have statutes and regulatory authorities similar to CERCLA and to the Environmental Protection Agency. We have hazardous waste hauling agreements with licensed third parties to properly dispose of hazardous wastes. We cannot assure you that we will not be found liable under CERCLA for the costs of undertaking a clean up at a site to which our wastes were transported.

COMPETITION

GENERAL

     We compete with other pharmaceutical companies for product and product line acquisitions. These competitors include Jones Medical Industries, Inc., ICN Pharmaceuticals, Inc., Dura Pharmaceuticals, Inc., Medicis Pharmaceutical Corporation, Forest Laboratories, Inc., Roberts Pharmaceutical Corporation, Watson Pharmaceuticals, Inc. and other companies which also acquire branded pharmaceutical product lines from other pharmaceutical companies. Additionally, since our products are generally established and commonly sold, they are subject to competition from products with similar qualities. Our branded pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic equivalents. The manufacturers of generic products typically do not bear the related research and development costs and consequently are able to offer such products at considerably lower prices than the branded equivalents. There are, however, a number of factors which enable products to remain profitable once patent protection has ceased. These include the establishment of a strong brand image with the prescriber or the consumer, supported by the development of a broader range of alternative formulations than the manufacturers of generic products typically supply.

GENERIC SUBSTITUTES

     Many of our branded pharmaceutical products have either a strong market niche or competitive position. Some of our branded pharmaceutical products face competition from generic substitutes. Of our branded pharmaceutical products that have generic substitutes, we believe that only a small number face significant competition because many of our branded pharmaceutical products have sales levels that are too low to attract competition or are too difficult to manufacture or prove bioequivalence (i.e., the two products produce identical effects on the body).

     Approximately 17 of our branded pharmaceutical product lines generated between $29,000 and $3.0 million in net sales for the year ended December 31, 1998. We believe that these products do not face significant competition from generic manufacturers because the market is too small to make competition from generic manufacturers profitable. In addition, we believe that pharmacists generally do not carry generic versions of branded drugs that have low sales volume because of the cost of carrying the inventory and the low sales volume.

     For a manufacturer to launch a generic substitute, it must prove to the FDA when filing an application to make a generic substitute that the branded pharmaceutical and the generic substitute have bioequivalence. This is easiest to prove when a drug is systemically absorbed into and measurable in the bloodstream. For example, some of our products are topical preparations and because topical preparations are less likely to be absorbed into the bloodstream it is more difficult to prove bioequivalence for topical products. While it typically takes two or three years to prove bioequivalence and receive FDA approval for many generic substitutes, we believe that for topical products the approval period is longer. By focusing our efforts in part on products with bioequivalence or complex manufacturing requirements, we believe we are able to protect market share and produce sustainable, high margins and cash flows.

INTELLECTUAL PROPERTY

PATENTS AND LICENSES

     We consider the protection of discoveries in connection with our development activities important to our business. We intend to seek patent protection in the United States and selected foreign countries where deemed appropriate. We own U.S. Patents for Novel Chlorthalidone Process and Product, covering the raw materials used in the manufacture of Thalitone, and for Procanbid. These patents expire in 2007 and 2014, respectively. We also have a paid-up and non-exclusive license to certain other patent rights owned or controlled by Bristol-Myers Squibb Company which are used in the manufacture of Quibron(R). We have also applied for patents for an analysis test and a certain manufacturing process for products other than Quibron(R). We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation, where patent protection is not believed to be appropriate or attainable, to develop our competitive position.

     In connection with the Altace(R) product line, we acquired licenses for the exclusive rights in the United States under various HMR patents to the active ingredients in Altace(R) patented to 2008 and its metabolites patented to 2012. Our rights include the exclusive utilization of the active ingredient in Altace(R) in any combination as human therapeutic or human diagnostic products.

     We have exclusive licenses expiring June 2036 for the prescription formulations of Neosporin(R) and Polysporin(R) and a license expiring February 2038 for the prescription formulation of Anusol-HC(R). Such licenses are subject to early termination in the event we fail to meet specified quality control standards, including cGMP with respect to the products, or commit a material breach of other terms and conditions of the licenses which would have a significant adverse effect on the uses of the licensed products retained by the licensor, which would include among other things, marketing products under these trade names outside the prescription field.

TRADEMARKS

     We sell our branded products under a variety of trademarks. While we believe that we have valid proprietary interests in all currently used trademarks, only certain of the trademarks are registered with the U.S. government, including those for our principal branded pharmaceutical products, Altace(R), Coly-Mycin(R), Fluogen(R), Procanbid(R), Anusol-HC(R), Cortisporin(R), Neosporin(R), Polysporin(R), Septra(R), Proctocort(R), Thalitone(R), Pediotic(R), Viroptic(R), Silvadene(R), Menest(R) Adrenalin(R), Pitocin(R), Aplisol(R), Quibron(R), Nucofed(R), Monafed(R), Tussend(R), Mantadil(R), Vira-A(R), Chloromycetin(R), and Kemadrin(R). Additionally, trademark applications for Monarchpharm(TM) and Show Winner(TM) are pending. We intend to market products under the following trademarks: AVC(TM), Arthrose(TM), Vetrin(TM) and Monahist(TM). We also own or have pending the Polymatrix(TM), Pro-Kemadrin(R), Histoplasmin(TM) and Royal Vet(R) trademarks and own or have pending the Classics That Work(SM) service mark and the registered service mark Secure-A-Sample(R).

EMPLOYEES

     As of December 31, 1998, we employed 1,041 full-time and 19 part-time persons. Certain employees of the Parkedale facility, representing approximately 31% of our employees, are covered by a collective bargaining agreement with the Oil, Chemical & Atomic Workers, International Union which expires February 28, 2003. We believe our employee relations are good. We employ a full-time Chaplain and offer as part of our employee benefits package access to additional counseling services.

LITIGATION

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. As of December 31, 1998, we are a defendant in 52 lawsuits which claim damages for personal injury arising from our production of the anorexigenic drug, phentermine, under contract for SmithKline. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them,
(2) failed to adequately test the products and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of these negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court supervised medical monitoring of persons who have ingested the product. We expect to be named in additional lawsuits related to our production of the anorexigenic drug under contract for SmithKline.

     While we cannot predict the outcome of these suits, we believe that the claims against us are without merit and intend to vigorously pursue all available defenses available. We are being indemnified in all of these suits by SmithKline for which we manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon our independent negligence or intentional acts, and intend to submit a claim for all unreimbursed costs to our product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, we would have to defend the lawsuit and be responsible for damages, if any, which are awarded against it or for amounts in excess of our product liability coverage.

PROPERTIES

     We own the manufacturing facilities listed below. These facilities include space for manufacturing, packaging, laboratories, offices and warehousing. We believe these facilities are adequate for the conduct of our operations.

LOCATION                                         APPROXIMATE SQUARE FOOTAGE
--------                                         --------------------------
Bristol, Tennessee.............................           500,000
Rochester, Michigan............................           500,000

BACKLOG

     As of December 31, 1998, we had no material backlog.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The executive officers, directors and key employees of King are as follows:

NAME                                AGE   POSITION HELD
----                                ---   -------------
John M. Gregory...................  46    Chairman of the Board of Directors and Chief
                                          Executive Officer
Jefferson J. Gregory..............  43    President of King Pharmaceuticals, Inc. and of
                                          Parkedale Pharmaceuticals, Inc. and Director
Joseph R. Gregory.................  44    Vice Chairman of the Board of Directors of
                                          King, President of Monarch Pharmaceuticals,
                                          Inc.
Brian G. Shrader..................  30    Chief Financial Officer
James E. Gregory..................  47    Executive Vice President, General Manager
                                          (Bristol)
R. Henry Richards, M.D............  54    Executive Vice President, Medical Affairs
John P. McCoy.....................  50    Executive Vice President, Quality
Terri D. White-Gregory............  36    Executive Vice President, Financial Analyst
John A. A. Bellamy................  36    Executive Vice President, Legal Affairs and
                                          General Counsel
Ronald C. Siegfried...............  57    Executive Vice President, Development
Steven M. Samet...................  49    Executive Vice President, General Manager
                                          (Parkedale)
Kyle P. Macione...................  35    Executive Vice President, Investor Relations
Michael R. Hilton.................  51    Vice President, Sales and Marketing
Thomas K. Rogers, III.............  45    Vice President, Regulatory Affairs
Edward J. Reilly..................  46    Vice President, Brand Management
Moises Saporta....................  61    Vice President, Manufacturing
Norman T. Miller..................  64    Senior Director, Regulatory Affairs
                                          (Compliance)
Ernest C. Bourne..................  57    President, International Division, and
                                          Director
Lois A. Clarke....................  53    Director
Frank W. De Friece, Jr............  78    Director
D. Greg Rooker....................  51    Director
Ted G. Wood.......................  61    Director

     JOHN M. GREGORY has served as Chairman of the Board of Directors since King's inception in 1993 and Chief Executive Officer since 1994. He previously co-founded General Injectables and Vaccines, Inc. and served as its President from 1984 through 1994. Prior to co-founding General Injectables and Vaccines, he was the owner and registered pharmacist of a pharmacy located in Bastian, Virginia. He graduated from the University of Maryland School of Pharmacy with a B.S. in Pharmacy in 1976.

     JEFFERSON J. GREGORY has served as President of King Pharmaceuticals, Inc., since 1993, and as President of Parkedale Pharmaceuticals, Inc., a wholly owned subsidiary of King, since February 1998 and as a Director since 1995. He was formerly the Director of Regulatory Affairs and Product Information for General Injectables and Vaccines from 1991 to 1993 and was a consultant to the pharmaceutical industry from 1989 to 1991. He formerly served as a registered pharmacist in retail pharmacies in the Washington D.C. and Baltimore, Maryland metropolitan areas. He graduated from the University of Maryland School of Law with a Juris Doctor in 1985, University of Maryland School of

Pharmacy with a B.S. in Pharmacy in 1979, and Montgomery College with an Associate of Arts in 1976.

     JOSEPH R. GREGORY has served as President of Monarch Pharmaceuticals, Inc., a wholly owned subsidiary of King, since 1994, has served as a Director since 1993 and as Vice Chairman of the Board of Directors of King since December 1997. Prior to joining King, he was the Chief Operating Officer of General Injectables and Vaccines from 1987 to 1994 and also served as the President of Insource/Williams, Inc., a General Injectables and Vaccines subsidiary, from 1989 to 1994. He previously served as President of The Buying Group Network/A Service of Pharmacist Shared Services. He graduated from the University of Maryland School of Business with a B.S. in Business Administration in 1977.

     BRIAN G. SHRADER, CPA, has served as Chief Financial Officer since 1993. He was formerly the Manager of Accounting for General Injectables and Vaccines from 1990 to 1993. He is a current member of the American Institute of Certified Public Accountants and Virginia Society of CPA's. He graduated from the Virginia Polytechnic Institute and State University with a B.S. in Accounting in 1990 and a Masters of Accountancy in 1991.

     JAMES E. GREGORY has served as Executive Vice President, General Manager (Bristol) and Production/Administration since February 1995. Previously, he was the Deputy Executive Officer of the Washington D.C. Court system from 1990 through 1995 and a senior administrator with that court from 1987 to 1990. He was responsible for managing all business affairs for another major urban court system in Phoenix, Arizona from 1982 to 1985 and was the Deputy County Recorder for Maricopa County (Phoenix) from 1985 to 1987. Through management consulting firms, he provided administrative systems consulting services to various state court systems from 1973 to 1982. He graduated from American University with a Masters of Public Administration in 1979 and the University of Maryland with a B.A. in History in 1973.

     R. HENRY RICHARDS, M.D. has served as Executive Vice President of Medical Affairs since 1994. He also was the Medical Director/Director of Managed Care for General Injectables and Vaccines during 1993. He served as the Vice President Medical Director for Medical Dimensions, Inc. from 1991 to 1993, after having served as a M.D. in private practice (Internal Medicine, Hypertension and Nephrology) since 1976. He was also the Medical Director for the Hypertension Medical Clinic of San Jose and Review Services Inc., Resource Consultant for Health Strategies in San Jose, was associated with Samaritan Kidney Medical Associates, San Jose and Medical Director, Hospital Private Review in Campbell, California. Dr. Richards graduated from the University of Maryland with a M.D. in 1971, the Atlantic Christian College with a B.S. in Biology in 1966, and Montgomery College with an Associate of Arts in 1963.

     JOHN P. MCCOY has served as Executive Vice President of Quality since 1994. He previously served as the Director of Total Quality Management/Marketing/Logistics, Material Management and Planning for Connaught Laboratories in Swiftwater, Pennsylvania from 1986 to 1993. He was the Group Manager, Logistics Services Manager and Manufacturing Planner for McNeil Pharmaceuticals from 1982 to 1986; Distribution Planning Manager from 1979 to 1982; and Manager, Marketing/Sales Systems, Distribution Center Manager and Traffic Manager from 1971 to 1979. He graduated from Pennsylvania State University with a B.S. in Business in 1970, and he also completed graduate work at the University of Pennsylvania from 1983 to 1986.

     TERRI D. WHITE-GREGORY, CPA, has served as Executive Vice President, Financial Analyst since 1996. She served as a financial analyst for Westinghouse Electric in 1995 and as a consultant and sole proprietor in public accounting from 1993 to 1996. From 1988 to 1993, she was an audit manager and supervisor in the Emerging Business Services Group of Coopers & Lybrand L.L.P., in Washington D.C. and Roanoke, Virginia and was a senior associate on the audit staff of Ernst & Young LLP in Columbia, South Carolina from 1985 to 1988. She graduated from The Ohio State University with a B.S. in Business Administration in 1985.

     JOHN A. A. BELLAMY has served as Executive Vice President of Legal Affairs and General Counsel since February 1995. He was formerly a corporate attorney with the law firm of Hunter, Smith & Davis in Kingsport, Tennessee from 1990 to 1995. He graduated from the University of Tennessee College of Law with a J.D. with Honors in 1990, and graduated Summa Cum Laude with Honors in Independent Study from King College in 1984 with a B. A. degree in Classics and English. He is a member of the Licensing Executives Society.

     RONALD C. SIEGFRIED has served as Executive Vice President of Development, Vice President of Development, Technical Services and Manufacturing since December 1993. He previously served as Director of Manufacturing for RSR Laboratories, Inc., from 1990 to 1993, was the Manager of Manufacturing and a Product Development Chemist for Beecham Laboratories from 1972 to 1990, and was a Product Development Chemist for Bristol Laboratories, a division of Bristol-Myers Squibb from 1964 to 1972. He graduated from the Rochester Institute of Technology with a B.S. in Chemistry in 1964.

     STEVEN M. SAMET has served as Executive Vice President, General Manager (Parkedale) since its acquisition by King February 28, 1998. For the 12 years prior, he served as Vice President, General Manager of Parke-Davis Sterile Products Operations, overseeing both Rochester, Michigan and Dublin, Ireland operations. From 1973 to 1986, Mr. Samet held various operations positions with both Elkins-Sinn, Inc. and Sterling Drugs. Mr. Samet received an M.B.A. from the Michigan State Advanced Management Program in 1989 and a B.S. in Biology from the State University of New York in 1972.

     KYLE P. MACIONE has served as Executive Vice President, Investor Relations since January 1998 and as Corporate Counsel since March 1996. He was formerly a corporate attorney with the law firm of Elliott Lawson & Pomrenke in Bristol, Virginia from 1992 to 1996. He graduated from Washington & Lee University School of Law with a Juris Doctor in 1991, University of Alabama with a Masters of Accountancy in 1987, and University of Mississippi with a Bachelor of Accountancy in 1986. He is a Certified Public Accountant and licensed to practice law in Tennessee and Virginia.

     MICHAEL R. HILTON has served as Vice President of Sales and Marketing and Director of Marketing since July 1995. From 1991 to 1995, he served in the capacity of Vice President, Marketing and Business Development and marketing director for Richwood Pharmaceuticals, KV Pharmaceuticals and RSR Laboratories. From 1973 to 1990 he served in various sales and marketing and public relations positions with Beecham Laboratories. He graduated from Ferris State University with a B.S. in Marketing in 1970.

     THOMAS K. ROGERS, III has served as Vice President, Regulatory Affairs, since April 1997. He previously served as Director of Regulatory Affairs from 1995 to 1997 and as Manager of Regulatory Affairs from 1994 to 1995. Prior to joining King, he served RSR Laboratories as Manager of Scientific Development from 1991 to 1993, and Manager of

Quality Assurance from 1990 to 1991. He served Beecham Laboratories as Manager of Quality Assurance from 1988 to 1990 and as Microbiologist from 1979 to 1988. He graduated from East Tennessee State University with a M.S. in Microbiology in 1977 and from Milligan College with a B.S. in Biology in 1975.

     EDWARD J. REILLY has served as Vice President, Brand Management of Monarch Pharmaceuticals, Inc., since January 1999. Previously, he was Product Manager with Hoechst Marion Roussel, Inc., from 1990 to 1998. Since 1981 he served in various sales and management and product management capacities with Merrell Dow Pharmaceuticals and Marion Merrell Dow Pharmaceuticals. He graduated from the State University of New York in 1976 with a B.S. in Biology.

     MOISES SAPORTA has served as Vice President of Manufacturing since September 1998. He was formerly Senior Director of Technology Development. He previously served as Vice President, World Wide Manufacturing Operations for Roberts Pharmaceutical Corporation from 1991 to 1997. From 1988 to 1991, he was Assistant Director, Manufacturing and Engineering, with Whitehall International. He served as plant manager and area manager for American Cyanamid Company from 1981 to 1988 in Argentina. From 1977 to 1981, he was manager of Pharmaceutical Technology for E. R. Squibb & Sons International. He served in a series of technical operations and planned management positions for USV Pharmaceutical internationally and domestically from 1966 to 1977. From 1961 to 1966, he served as manager of technical operations for F. Hoffman-LaRoche. He graduated from the University of Chile in 1960 as a Pharmaceutical Chemist.

     NORMAN T. MILLER has served as Senior Director, Regulatory Affairs (Compliance), since December 1993. He previously served as a Research Compliance Specialist and as acting Director of Compliance for Beecham Laboratories from 1988 to 1990. From 1990 to 1993 he served as Manager of Regulatory Affairs for RSR Laboratories. Prior to 1988, he served as Resident-in-Charge, Senior Investigator and Inspector for the FDA for 28 years. He graduated from South Dakota State University with a M.S. in Animal Science-Biochemistry minor in 1960 and a B.S. in Animal Husbandry in 1958.

     ERNEST C. BOURNE has served as President of the International Division since January 1999 and as a Director since October 1997. From 1968 until January 1999, he had been employed with Bourne & Co., Inc., an investment banking firm, where he served as President.

     LOIS A. CLARKE has served as a Director since April 1997. Presently she is Executive Vice President and Chief Financial Officer of The United Company in Bristol, Virginia, one of King's principal shareholders. She also serves as President of United Investment Corporation, a registered investment advisor, and an affiliate of The United Company. Ms. Clarke has been with The United Company since 1971 and has been responsible for its financial matters. She is a graduate of McClains College with a degree in Accounting.

     FRANK W. DE FRIECE, JR. has served as a Director since October 1997. He has served as President, Vice President, Fund Administrator and Board member of the Massengill De Friece Foundation, Inc. since 1950. Since 1946 he served in various capacities with the S.E. Massengill Company. He served as President of the S.E. Massengill Company from 1960 to 1971 when the company was purchased by Beecham, Inc. From 1971 to 1973, he served as Board Member Vice Chairman of Beecham, Inc. He graduated from Roanoke College with a B.S. in Chemistry in 1946.

     D. GREG ROOKER has served as a Director since October 1997. Mr. Rooker is the owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia, which consists of five community newspapers and a national monthly motor sports magazine. Mr. Rooker is a graduate of Northwestern University with a degree in Journalism.

     TED G. WOOD has served as a Director since April 1997. Presently, he is President, United Operating Companies, affiliates of The United Company in Bristol, Virginia, one of King's principal shareholders. From 1992 to 1993, he was President of Boehringer Mannheim Pharmaceutical Corporation in Rockville, Maryland. From 1993 to 1994 he was President of KV Pharmaceuticals in St. Louis, Missouri. From 1975 to 1991, he was employed by SmithKline where he served as President of Beecham Laboratories from 1988 to 1989 and Executive Vice President of SmithKline from 1990 to 1991. He served as account supervisor at Frank J. Corbett, Inc. in Chicago, Illinois from 1972 to 1974. From 1962 to 1971, he held various sales and marketing management positions with The Dow Chemical Company. He graduated from the University of Kentucky with a B.S. in Commerce in 1960. In 1986 he completed the Advanced Management Program at Harvard University.

     Messrs. John, Joseph, Jefferson, and James Gregory, and R. Henry Richards, M.D., are brothers. Ms. Terri D. White-Gregory is the spouse of Jefferson Gregory.

COMPENSATION OF DIRECTORS

     For the years ended December 31, 1997 and 1998, directors of King received no fees for serving in such capacity. However, the 1998 Non-Employee Director Plan was adopted by the Board of Directors in February 1998 and is subject to approval of the shareholders at the next annual meeting. Currently options exercisable for 50,000 shares of common stock have been granted, subject to this approval, to non-employee directors.

CLASSIFICATION OF BOARD OF DIRECTORS

     Pursuant to King's Bylaws, the Board of Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of King's shareholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of King by a proxy contest since such third party would be required to have its nominees elected at two separate meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has appointed an audit committee, a compensation committee and a stock option committee.

     AUDIT COMMITTEE.  The audit committee, which currently consists of Joseph
R. Gregory, D. Greg Rooker and Frank W. DeFriece, Jr., has the authority and responsibility to hire one or more independent public accountants to audit King's books, records and financial statements and to review King's systems of accounting (including its systems of internal control); to discuss with such independent accountants the results of such audit and review; to conduct periodic independent reviews of the systems of accounting

(including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings.

     COMPENSATION COMMITTEE. The compensation committee, which currently consists of John M. Gregory, Frank W. DeFriece, Jr. and D. Greg Rooker, is responsible for reviewing and approving compensation for the executive officers.

     STOCK OPTION COMMITTEE. The stock option committee, which currently consists of Lois A. Clarke, Frank W. DeFriece, Jr. and D. Greg Rooker, is responsible for administering, and determining awards under, the 1997 Incentive and Nonqualified Stock Option Plan for Employees.

DIRECTORS AND OFFICERS' INSURANCE

     King maintains liability insurance for its directors and officers in the aggregate amount of $20.0 million, subject to a $25,000 deductible loss per occurrence payable by King.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by King's chief executive officer and by each of King's four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to King for the year ended December 31, 1998.

SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                                      ---------------------------       ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)
---------------------------           ----   ---------   --------   ------------------
John M. Gregory.....................  1998    361,566                     4,800
  Chairman of the Board and Chief     1997    360,918         --          4,800
  Executive Officer
Jefferson J. Gregory................  1998    282,881                     4,800
  President and Chief Operating       1997    265,854         --          4,800
  Officer, King Pharmaceuticals,
  Inc. and Parkedale
  Pharmaceuticals, Inc.
Joseph R. Gregory...................  1998    281,099                     4,800
  Vice Chairman of the Board and      1997    242,588         --          4,800
  President and Chief Operating
  Officer, Monarch Pharmaceuticals,
  Inc.
James E. Gregory....................  1998    228,796     10,000          2,250
  Executive Vice President, General   1997    201,569      4,000          4,800
  Manager
R. Henry Richards, M.D..............  1998    217,832     10,000          4,800
  Executive Vice President, Medical   1997    218,189      4,000          4,800
  Affairs

-------------------------

(1) All Other Compensation reflects King's matching contributions to the 401(k) plan.

STOCK OPTION PLANS

     INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN. In October 1997, we adopted the 1997 Incentive and Nonqualified Stock Option Plan for Employees pursuant to which a committee of the board of directors may grant incentive stock options (within the meaning of the Internal Revenue Code of 1986, as amended) and nonqualified options to our employees for the purchase of common stock. The plan is intended to provide incentives to, and rewards for employees who have contributed and will continue to contribute to our success. The option prices are determined by the stock option committee, but option prices may not be less than 100% of the fair market value of the common stock on the date the option is granted. An aggregate of 3,200,000 shares of common stock has been reserved for issuance under the plan subject to appropriate adjustments for stock splits, dividends and other transactions or events as described in the plan. All options may be exercised at such times and in such amounts as may be determined at the time of the granting of the options by the stock option committee; provided, however, that no options may be exercised later than ten years after the date upon which they were granted.

     Options may be exercised within 30 days, or such longer period as the stock option committee may determine, after retirement, resignation, or termination of the option holder's employment or service with King, but only to the extent that they had become exercisable at retirement, resignation or termination. Any unexercised options shall expire in the event of an option holder's retirement or dismissal or otherwise as described above. Under certain circumstances involving change of control of King, the board of directors may accelerate the exercisability and termination of the option. No awards can be made under the plan after October 2007.

     The board of directors may, at any time, amend, modify, suspend or terminate the plan; provided however, that no amendment, suspension or termination of the plan may alter or impair any rights or obligations under any option already granted except with the consent of the holder of the option, and no action of the stock option committee or the board of directors may increase the limit on the maximum number of shares which may be issued upon exercise of options, reduce the minimum option price requirements or extend the limit on the period during which options may be granted, without approval by King's shareholders given within 12 months before or after such action by the board of directors or the stock option committee.

     An employee to whom an incentive stock option which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of the option. However, upon the exercise of an incentive stock option, any excess in the fair market price of the common stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. If the employee sells the shares more than one year after the date of transfer of the shares and more than two years after the date of grant of the incentive stock option, the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of the shares and the option price. King will not be entitled to a federal income tax deduction in connection with the grant or exercise of the incentive stock option. If the employee does not hold the shares for the required period, when the employee sells the shares, the employee will recognize ordinary compensation income and possibly capital gain or loss (long-term or short-term depending on the holding period of the stock sold) in the amounts as are prescribed by the Code and the regulations thereunder and King will generally be entitled to a Federal income tax deduction in the amount of the ordinary compensation income recognized by the employee.

     An employee to whom a nonqualified stock option is granted will not recognize income at the time of grant of option. When such employee exercises the nonqualified stock option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of option exercise, of the shares the employee receives upon exercise over the option price paid. The tax basis of these shares to such employee will be equal to the option price paid plus the amount, if any, includible in the employee's gross income, and the employee's holding period for the shares will commence on the date on which the employee recognizes taxable income in respect of the shares. Gain or loss upon a subsequent sale of any common stock received upon the exercise of a nonqualified stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Subject to the applicable provisions of the Code and regulations thereunder, King will generally be limited to a Federal income tax deduction in respect of a nonqualified stock option in an amount equal to the ordinary compensation income recognized by the employee. This deduction will, in general, be allowed for the taxable year of King in which the participant recognizes the ordinary income.

     As of December 31, 1998, there were options outstanding for 220,200 shares of common stock.

     NON-EMPLOYEE DIRECTOR PLAN. The 1998 Non-Employee Director Plan was adopted by the board of directors in February 1998 and is subject to approval of the shareholders at the next annual meeting. The director plan is intended to encourage stock ownership by directors of King and to provide those individuals with an additional incentive to manage King in the shareholders' best interests and to provide a form of compensation that will attract and retain highly qualified individuals as members of the Board. The director plan will provide for the granting of options to non-employee directors, as defined, covering an aggregate of 300,000 shares of common stock, subject to certain adjustments reflecting changes in King's capitalization. The full board is authorized under the director plan to make discretionary grants of options and determine the terms and conditions of such options. Each member of the board of directors who is not an employee of King is eligible to participate; however, grants made must be approved by the full board of directors with the affected member abstaining. The director plan requires that the exercise price for each option granted under the plan must equal 100% of the fair market value of King's common stock on the date the option is granted. Nothing contained in the director plan or any agreement to be executed pursuant to the director plan will obligate King, its board or its shareholders to retain an optionee as a director.

     As of December 31, 1998 there were options outstanding under the director plan exercisable for 50,000 shares of common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The board of directors appointed the compensation committee in October 1997. For the year ended December 31, 1998, Messrs. John M., Jefferson J., Joseph R., James E. Gregory and R. Henry Richards, M.D. participated in deliberations of the board of directors concerning executive officer compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     King Pharmaceuticals Benevolent Fund, Inc. is a nonprofit corporation organized under the laws of the Commonwealth of Virginia and is exempt from taxation under sec. 501(c)(3) of the Internal Revenue Code. The board of directors of the Benevolent Fund includes John M. Gregory, Joseph R. Gregory, Jefferson J. Gregory, James E. Gregory and R. Henry Richards, M.D. who are also executive officers of King. Messrs. John M., Joseph R. and Jefferson J. Gregory are also directors of King. King advanced $700,000 in 1995 and $1,000,000 in 1997 to the Benevolent Fund which was used for general operating purposes. At December 31, 1998, the Benevolent Fund was indebted to King in the amount of approximately $596,000. The Benevolent Fund is independent of King, maintains its own accounting records and its activities are not directly related to the business of King.

     The United Company, a Virginia corporation, and some of its shareholders, officers, directors and employees are the beneficial owners of approximately 21.8% of the common stock of King. Currently, two members of King's board of directors, Lois A. Clarke and Ted G. Wood, are affiliates of The United Company. As part of the sale of stock to The United Company on March 17, 1997, King executed a Promissory Note in the amount of $1,750,000 payable to The United Company. The Promissory Note provides for quarterly payments of interest, at a rate of 10.0% per annum, commencing on July 1, 1997, together with a single payment of principal and any accrued unpaid interest on April 1, 1999. King is entitled to prepay the principal and any accrued interest without penalty. Proceeds of the loan from The United Company were used to fund, in part, the acquisition of the Cortisporin and Pediotic product lines from Glaxo Wellcome.

     For the year ended December 31, 1998, King had paid Bourne & Co., Inc., an affiliate of Mr. Bourne (a director and since January 1999, the president of the International Division) $2,475,000 for consulting services. Additionally, in connection with the Altace Acquisition and the related financing, Bourne & Co., Inc., received $1,250,000 in January 1999. King also purchased office furniture, accessories and supplies for its international division office in Charlotte, North Carolina from Bourne & Co., Inc. for approximately $79,000. In addition for the year ended December 31, 1997, King paid Bourne & Co., Inc., approximately $651,000, for its advisory services in the acquisition of the Cortisporin product line and $62,000 for consulting service. Bourne & Co., Inc., provided consulting services to King in areas such as corporate development, financing alternatives and strategies, and general business planning.

     In September 1998, King purchased for approximately $350,000 the primary residence of Jefferson J. Gregory, a director and officer of King, in connection with his relocation to the Parkedale facility. King believes the purchase price was at fair market value and currently holds the property for resale.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of King's common stock as of March 1, 1999, for (i) each person who owns more than 5% of the common stock, (ii) each director and executive officer, and (iii) all executive officers and directors as a group.

                                                                 BENEFICIAL
                                                                OWNERSHIP OF
                                                                COMMON STOCK
                                                          ------------------------
                                                                       PERCENTAGE
EXECUTIVE OFFICERS, DIRECTORS                             NUMBER OF    OUTSTANDING
AND 5% SHAREHOLDERS                                         SHARES      SHARES(1)
-----------------------------                             ----------   -----------
John M. Gregory(2)......................................   8,023,807     25.0%
Joseph R. Gregory(3)....................................   2,894,400       9.0
Jefferson J. Gregory(4).................................   1,028,885       3.2
James E. Gregory(5).....................................     147,923         *
R. Henry Richards, M.D.(6)..............................     222,594         *
Brian G. Shrader(7).....................................     510,010       1.6
John McCoy(8)...........................................      27,701         *
Terri D. White-Gregory(4)...............................       1,875         *
John A. A. Bellamy(9)...................................      41,524         *
Steven M. Samet.........................................      21,000         *
Kyle P. Macione(10).....................................      11,108         *
Ernest C. Bourne(11)....................................     138,478         *
Lois A. Clarke(12)(13)..................................     105,200         *
Frank W. DeFriece, Jr. (14).............................      10,000         *
D. Greg Rooker(15)......................................      70,980         *
Ted G. Wood(13)(16).....................................      38,000         *
All executive officers and directors as a group (16
  persons)..............................................  13,286,345      41.3
The United Company(17)..................................   5,172,594      16.1

-------------------------

   * Less than 1%.

 (1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 32,104,730 shares issued and outstanding as of March 1, 1999. Options to purchase shares which are exercisable or become exercisable within 60 days of March 1, 1999 are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

 (2) Includes 6,116,228 shares jointly owned with Mr. Gregory's spouse; 1,852,539 shares owned by S.J., LLC, a limited liability company, the primary members of which are Mr. Gregory's children; 47,900 shares registered in the name of The Lazarus Foundation, Inc., a private foundation controlled by John M. Gregory; and 7,140 shares owned by The Jason Foundation, a private foundation controlled by Mr. Gregory and by D. Greg Rooker. Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (3) Includes 966,000 shares owned through Kingsway L.L.C., a limited liability company, the primary members of which are Mr. Gregory, his spouse and his son and 6,250 shares issuable upon the exercise of options. Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (4) Includes 908,523 shares jointly beneficially owned by Ms. White-Gregory and Jefferson J. Gregory and 58,000 shares beneficially owned by Gregory Investments, L.P., the general partners of which are Mr. Gregory and Ms. White-Gregory and 6,250 and 1,875 shares issuable upon the exercise of options granted to Mr. Gregory and Ms. White-Gregory, respectively.

 (5) Includes 142,702 shares jointly owned with Mr. Gregory's spouse, 3,346 shares owned by Mr. Gregory's children and 1,875 shares issuable upon the exercise of options.

 (6) Includes 203,132 shares jointly owned with Dr. Richards' spouse and 1,875 shares issuable upon the exercise of options.

 (7) Includes 241,500 shares owned by C.B.B., L.L.C., a limited liability company, the primary members of which are Mr. Shrader and his parents; 10,623 shares jointly owned with Mr. Shrader's mother; and 2,500 shares issuable upon the exercise of options.

 (8) Includes 25,826 shares jointly owned with Mr. McCoy's spouse and 1,875 shares issuable upon the exercise of options.

 (9) Includes 1,875 shares issuable upon the exercise of options.

(10) Includes 375 shares issuable upon the exercise of options.

(11) Includes 10,000 shares issuable upon the exercise of options.

(12) Includes 16,800 shares held in the name of Ms. Clarke as custodian for Donald Alan Clarke, a minor and 10,000 shares issuable upon the exercise of options.

(13) Ms. Clarke and Mr. Wood are affiliates of The United Company.

(14) Includes 10,000 shares issuable upon the exercise of options.

(15) Includes 20,000 shares held in trust for the benefit of Mr. Rooker's children; 2,850 shares owned by Mr. Rooker's spouse, 7,140 shares owned by Family Community Newspapers of Southwest Virginia, 7,140 shares owned by The Jason Foundation, a private foundation controlled by Mr. Rooker and by John M. Gregory and 10,000 shares issuable upon the exercise of options.

(16) Includes 10,000 shares issuable upon the exercise of options.

(17) The United Company along with certain of its affiliates beneficially own in the aggregate 7,001,658 shares representing approximately 21.8% of the outstanding shares of King. The address of The United Company is 1005 Glenway Avenue, Bristol, Virginia 24201.

     Messrs. John M. Gregory, Joseph R. Gregory, Jefferson J. Gregory, James E. Gregory, Richards, Shrader, McCoy, Bellamy, Samet, Macione and Ms. White-Gregory serve as executive officers of King. Messrs. John M. Gregory, Joseph R. Gregory and Jefferson J. Gregory also serve as directors of King. See "Management."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following description is only a summary of some of the provisions of the senior credit facility and does not purport to be complete. You may request copies of the Credit Agreement at our address set forth under "Where You Can Find More Information About Us" section of this prospectus.

     In this description, the word "King" refers only to King Pharmaceuticals, Inc. and not to any of its subsidiaries.

     In connection with the Altace Acquisition on December 22, 1998, King amended and restated its Credit Agreement dated as of February 27, 1998 with certain financial institutions as lenders, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and Swingline Lender, First Union National Bank, as Syndication Agent and Issuing Bank, and NationsBank, N.A., as Syndication Agent, to:

          (1) finance the Altace Acquisition;

          (2) refinance King's then existing indebtedness; and

          (3) provide for ongoing working capital and other financing requirements of King and its subsidiaries.

     The senior credit facility provides for up to $500 million of aggregate borrowing capacity, consisting of:

        - a secured $150 million tranche A term loan;

        - a secured $275 million tranche B term loan; and

        - a secured revolving credit facility in an aggregate amount of $75 million in borrowings available to King which has since been increased to $100 million.

The revolving credit facility includes a $10 million sublimit available for the issuance of letters of credit and a $5 million sublimit available for swingline loans.

     The tranche A term loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until final payment is made on December 22, 2004. The tranche B term loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until final payment is made on December 22, 2006. The revolving credit facility is available until December 22, 2004 unless terminated earlier under certain circumstances. In addition, the loans and the aggregate available commitments under the senior credit facility will be reduced in connection with certain asset and capital stock sales and dispositions, equity issuances, receipt of certain insurance proceeds, certain incurrences of indebtedness and a certain percentage of cash received by King and its subsidiaries in excess of cash paid out during the same period by King and its subsidiaries.

     The loans under the senior credit facility bear interest, at King's option, at either

          (1) the base rate (which is based on the prime rate most recently announced by Credit Suisse First Boston or the federal funds rate plus one-half of 1%) plus (A) in the case of the tranche A term loan and borrowings under the revolving credit facility, an applicable spread ranging from 1.25% to 2.25% (based on a leverage ratio) and (B) in the case of the tranche B term loan, 2.75%, or

          (2) the applicable London interbank rate plus (A) in the case of the tranche A term loan and borrowings under the revolving credit facility, an applicable spread ranging from 2.25% to 3.25% (based on a leverage ratio) and (B) in the case of the tranche B term loan, 3.75%.

Following the occurrence and during the continuance of an event of default under the Credit Agreement, the loans bear interest (A) in the case of overdue principal, at the rate otherwise applicable to such loan plus 2.00% and (B) in all other cases, at the base rate plus 2.00%. In addition, the lenders under the senior credit facility are entitled to customary facility fees based on (A) unused commitments under the revolving credit facility and (B) letters of credit outstanding.

     King's obligations under the senior credit facility are unconditionally guaranteed on a senior basis by each direct and indirect majority owned U.S. subsidiary of King and are also secured by (A) a pledge by King and the subsidiaries of all of the outstanding capital stock of each U.S. subsidiary and 65% of the outstanding capital stock of any foreign subsidiary and (B) a perfected first priority security interest in substantially all of the real and personal property of King and the subsidiaries.

     The Credit Agreement contains a number of covenants that, among other things, restrict the ability of King and its subsidiaries to dispose of assets, incur additional indebtedness or guaranty obligations, repurchase or redeem capital stock or repay subordinated indebtedness (including the notes) except in accordance with the subordination provisions, pay dividends or make capital distributions, enter into agreements which restrict the payment of dividends or capital distributions, create liens on assets, enter into sale and leaseback transactions, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates, make loans, change its fiscal year, change its business and otherwise restrict corporate activities.

     In addition, the Credit Agreement requires compliance with certain financial covenants, including requiring King and its subsidiaries to maintain a maximum ratio of indebtedness to operating cash flow, a minimum ratio of operating cash flow to fixed charges, a minimum ratio of operating cash flow to interest expense and a minimum level of net worth.

     The Credit Agreement contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within three days after the due date thereof, any representation or warranty being made by King that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements which remains unremedied for a period of 30 days, default in certain other indebtedness, certain insolvency events, certain material judgments which remain undischarged for a period of 30 days, certain ERISA events, actual or asserted invalidity of the guarantees of, and the security interests securing, the obligations under the Credit Agreement and certain change of control events. In addition, a default under the indenture will result in a default under the Credit Agreement.

                            DESCRIPTION OF THE NOTES

     You can find the definition of some of the terms used in this description under the subheading "Definitions" beginning on page 113.

     King will issue the notes under an indenture, dated March 3, 1999, between King and Union Planters Bank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     In this description, the word "King" refers only to King Pharmaceuticals, Inc. and not to any of its subsidiaries.

     The following description is a summary of the material provisions of the indenture, the notes and the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements and notes at our address set forth under the caption "Available Information."

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of notes, but King may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer or exchange of notes.

BRIEF DESCRIPTION OF THE NOTES

     These notes:

        - are unsecured senior subordinated obligations of King;

        - are subordinated in right of payment to all existing and future Senior Indebtedness of King; and

        - are senior in right of payment to any future Subordinated Obligations of King.

PRINCIPAL, MATURITY AND INTEREST

     King will issue the notes with a maximum principal amount of $150 million, in denominations of $1,000 and any integral multiple of $1,000. The notes mature on February 15, 2009.

     Interest on the notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on August 15, 1999. We will pay interest on overdue principal at 1% per annum in excess of this rate and will pay interest on overdue installments of interest at the higher rate to the extent lawful. Each interest payment will be made to Holders of record as of the immediately preceding payment date (August 1 or February 1).

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth below we will not be entitled to redeem the notes at our option prior to February 15, 2004.

     On or after February 15, 2004, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' prior notice. This redemption may be made at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on February 15 of the years set forth below:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
2004........................................................   105.375%
2005........................................................   103.583
2006........................................................   101.792
2007 and thereafter.........................................   100.000

     The redemption prices described above are subject, however, to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     In addition, prior to February 15, 2002, we may at our option on one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of one or more Public Equity Offerings. This redemption may be made at a redemption price (expressed as a percentage of principal amount on the redemption date) of 110 3/4% plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that

          (1) at least $97.5 million of the original aggregate principal amount of the notes must remain outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by King or its Affiliates); and

          (2) such redemption shall occur within 60 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under some circumstances, we may be required to offer to purchase the notes as described under the captions
"-- Change of Control" and "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

GUARANTIES

     The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law.

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to the other Subsidiary Guarantor's pro rata portion of the payment. Each Subsidiary Guarantor's pro rata portion of the payment shall be based on the respective net assets of all the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of the indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero.

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

          (1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor permitted by the indenture; or

          (2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to King or an Affiliate of King and as permitted by the indenture.

RANKING

SENIOR INDEBTEDNESS VERSUS NOTES

     The payment of the principal of, premium, if any, and interest on the notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full in cash of all Senior Indebtedness of King or the relevant Subsidiary Guarantor, as the case may be, including the obligations of King and the Subsidiary Guarantor under the Credit Agreement.

     As of December 31, 1998, after giving pro forma effect to the issuance of the notes,

          (1) the Senior Indebtedness of King would have been approximately $381.9 million, including $376.8 million of secured indebtedness; and

          (2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $381.9 million. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors comprises their respective guaranties of Senior Indebtedness of King under the Credit Agreement.

     Although the indenture limits the amount of additional Indebtedness that King and the Subsidiary Guarantors may incur, under certain circumstances the amount of that Indebtedness could be substantial. In any case, that Indebtedness may be Senior Indebtedness. See "-- Covenants -- Limitation on Indebtedness."

LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     A portion of our operations are conducted through our subsidiaries. Claims of creditors of our subsidiaries, -- including trade creditors, secured creditors and creditors holding indebtedness and guaranties issued by our subsidiaries, and claims of preferred stockholders (if any) of our subsidiaries -- generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes and each Subsidiary Guaranty will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our subsidiaries (other than the Subsidiary Guarantors).

     Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, this limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by our subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "-- Covenants -- Limitation on Indebtedness."

OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

     Only Indebtedness of King or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Subsidiary Guaranty, in accordance with the provisions of the indenture. The notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of King and the relevant Subsidiary Guarantor, respectively.

     We have agreed in the indenture that we will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness, unless that Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

PAYMENT OF NOTES

     We are not permitted to pay principal of, or premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under the caption "-- Defeasance" below and may not repurchase, redeem or otherwise retire any notes if

          (1) any Designated Senior Indebtedness is not paid when due; or

          (2) any other default on Designated Senior Indebtedness occurs and the maturity of that Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any acceleration has been rescinded or the Designated Senior Indebtedness has been paid in full. Regardless of the foregoing, we are permitted to pay the notes if we and the trustee receive written notice approving the payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

     During any default (other than a default described in clause (1) or (2) above) under any Designated Senior Indebtedness pursuant to which its maturity may be accelerated without further notice (except notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period, called the "Payment Blockage Period," commencing upon the receipt by the Trustee (with a copy to us) of written notice, called the "Blockage Notice," of the default from the Representative of the holders of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if the Payment Blockage Period is terminated:

     (1) by written notice to the trustee and King from the Person or Persons who gave the Blockage Notice;

     (2) because the default giving rise to the Blockage Notice is no longer continuing; or

     (3) because the Designated Senior Indebtedness has been repaid in full.

     Notwithstanding the provisions described above (but subject to the provisions described in clauses (1) and (2) of the second preceding paragraph), unless the holders of Designated Senior Indebtedness or the Representative of these holders have accelerated the maturity of the Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of the Payment Blockage Period.

     The notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period. However, if any Blockage Notice within a 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Credit Agreement), the Administrative Agent (as defined therein) under the Credit Agreement may give another Blockage Notice within this period; but in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 365-day period.

     Upon any payment or distribution of the assets of King upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to King or its property:

          (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash before the Noteholders are entitled to receive any payment;

          (2) until the Senior Indebtedness is paid in full in cash, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that Noteholders may receive certain Capital Stock and subordinated debt obligations; and

          (3) if a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an Event of Default, King or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of those holders of the acceleration. If any Designated Senior Indebtedness is outstanding, neither King nor any Subsidiary Guarantor may pay the notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of the acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

     The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty are unsecured senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of the Subsidiary Guarantor. The terms of the subordination provisions described above with respect to King's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of that Subsidiary Guarantor under its Subsidiary Guaranty.

     By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of King or a Subsidiary Guarantor who are holders of Senior Indebtedness of King or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and creditors of King or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the notes.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

     We will issue the notes in the form of one or more global notes. The global note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository.

You may hold your beneficial interests in the global note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Upon the transfer of a note in definitive form, the note will, unless the global note has previously been exchanged for notes in definitive form, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

     The Depository has advised King as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository known as "participants" and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to "indirect participants" such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by the Depository, upon the deposit of the global note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of notes represented by the global note to the accounts of participants. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest), the participants and the indirect participants (with respect to the owners of beneficial interests in the global note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

     So long as the Depository, or its nominee, is the registered holder and owner of the global note, the Depository or its nominee, as the case may be, will be considered the sole legal owner and holder of the related notes for all purposes of the notes and the indenture. Except as set forth below, as an owner of a beneficial interest in the global note, you will not be entitled to have the notes represented by the global note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that the Depository, as the holder of the global note, is entitled to take, the Depository would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on notes represented by the global note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the global note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note for any note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the global note owning through the participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor King will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the notes represented by the global note are exchangeable for certificated notes in definitive form of like tenor in denominations of U.S. $1,000 and integral multiples thereof if:

          (1) the Depository notifies King that it is unwilling or unable to continue as Depository for the global note and we are unable to locate a qualified successor within 90 days, or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act;

          (2) we in our discretion at any time determine not to have all of the notes represented by the global note; or

          (3) an Event of Default has occurred and is continuing.

     Any note that is exchangeable pursuant to the above is exchangeable for certificated notes issuable in authorized denominations and registered in the names as the Depository shall direct. Subject to the foregoing, the global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

SAME-DAY PAYMENT

     The indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require us to repurchase the Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders (or The United Company, a Virginia corporation; provided, however, that any such capital stock ownership by The United Company shall not result in The United Company or any group of which The United Company is a member, directly or indirectly, Controlling King), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of King; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange
     Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of King than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), (x) the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation, called the "specified corporation", held by any other corporation, called the "parent corporation", so long as the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation and (y) such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of King was approved by a vote of 66 2/3% of the directors of King then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of King; or

          (4) the merger or consolidation of King with or into another Person or the merger of another Person with or into King, or the sale of all or substantially all the assets of King to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any merger or consolidation, the securities of King that are outstanding immediately prior to the transaction and which represent 100% of the aggregate voting power of the Voting Stock of King are changed into or exchanged for cash, securities or property, unless pursuant to the transaction the securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after the transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person.

     Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that the Holder has the right to require King to purchase the Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control);

          (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed); and

          (4) the instructions that a Holder must follow in order to have its notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by King and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under this covenant.

     The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of King and, thus, the removal of incumbent management. The Change of Control purchase feature was a result of negotiations between King and the initial purchasers of the notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Covenants -- Limitation on Indebtedness." These restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in the covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     The Credit Agreement prohibits us from purchasing any notes prior to December 22, 2006, and also provides that the occurrence of some change of control events with respect to King would constitute a default under the Credit Agreement. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In that circumstance, the subordination provisions in the indenture would likely restrict payment to the Holders of notes.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require this indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under this indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on King. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by King's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary for us to make any required repurchases.

     The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

COVENANTS

     The indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS

     (a) King will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that King and its Restricted Subsidiaries may Incur Indebtedness if, on the date of that Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1 if the Indebtedness is Incurred prior to February 15, 2002, or
2.25 to 1 if the Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), King and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, after giving effect to any Incurrence, the aggregate principal amount of Indebtedness then outstanding does not exceed (i) the sum of $425 million plus the greater of (x) $75 million and (y) the sum of (A) 50% of the book value of the inventory of King and its Restricted Subsidiaries and (B) 85% of the book value of the accounts receivable of King and its Restricted Subsidiaries less (ii) the sum of all principal payments with respect to Indebtedness pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

          (2) Indebtedness owed to and held by King or a Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which results in any Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of the Indebtedness (other than to King or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of the Indebtedness by the obligor thereon and (ii) if King is the obligor on the Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

          (3) the notes;

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which the Restricted Subsidiary was acquired by King (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which the Restricted Subsidiary became a Subsidiary or was acquired by King); provided, however, that on the date of the acquisition and after giving effect thereto, King would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent the Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), the Refinancing Indebtedness shall be Incurred only by the Subsidiary;

          (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by King pursuant to the Indenture;

          (8) any Guarantee by a Subsidiary Guarantor of any Indebtedness permitted to be Incurred by King or any Restricted Subsidiary pursuant to this covenant; and

          (9) Indebtedness of King in an aggregate principal amount which, together with all other Indebtedness of King and the Restricted Subsidiaries outstanding on the date the Incurrence (other than Indebtedness permitted by clauses (1) through (8) above or paragraph (a)) does not exceed $25.0 million.

     (c) Notwithstanding the foregoing, King shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless the Indebtedness shall be subordinated to the notes to at least the same extent as the Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, King, in its sole discretion, will classify such item of

Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, neither King nor any Restricted Subsidiary shall Incur (i) any Indebtedness if the Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such Person unless the Indebtedness is Senior Subordinated Indebtedness of the Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Person or (ii) any Secured Indebtedness that is not Senior Indebtedness of the Person unless effective provision is made contemporaneously to secure the notes or the Subsidiary Guaranty of the Person, as the case may be, equally and ratably with such Secured Indebtedness for so long as the Secured Indebtedness is secured by a Lien.

LIMITATION ON RESTRICTED PAYMENTS

     (a) King will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time King or a Restricted Subsidiary makes a Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) King is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

          (3) the aggregate amount of the Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or, in case the Consolidated Net Income shall be a deficit, minus 100% of the deficit); plus

             (B) the aggregate Net Cash Proceeds received by King from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of King and other than an issuance or sale to an employee stock ownership plan or to a trust established by King or any of its Subsidiaries for the benefit of their employees); plus

             (C) the amount by which Indebtedness of King is reduced on King's balance sheet upon the conversion or exchange (other than by a Subsidiary of King) subsequent to the Issue Date of any Indebtedness of King convertible or exchangeable for Capital Stock (other than Disqualified Stock) of King (less the amount of any cash, or the fair value of any other property, distributed by King upon the conversion or exchange); plus

             (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to King or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to King's equity interest in the Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time an Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by King or any Restricted Subsidiary in the Unrestricted Subsidiary; plus

             (E) $5.0 million.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment (other than a Restricted Payment described in clause (1) of the definition of "Restricted Payment") made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of King (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of King or an employee stock ownership plan or to a trust established by King or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) the Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from the sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of King which is permitted to be Incurred pursuant to paragraph (b)(6) of the covenant described under "-- Limitation on Indebtedness;" provided, however, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) dividends paid within 60 days after the date of declaration thereof if at the date of declaration the dividend would have complied with this covenant; provided, however, that at the time of payment of the dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that the dividend shall be included in the calculation of the amount of Restricted Payments; or

          (4) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of King or any of its Subsidiaries from employees, former employees, directors or former directors of King or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which the individuals purchase or sell or are granted the option to purchase or sell, shares of the common stock; provided, however, that the aggregate amount of the repurchases and other acquisitions shall not exceed $1.0 million in any calendar year; provided further, however, that the repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     King will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to King or any other Restricted Subsidiary or pay any

Indebtedness owed to King or any other Restricted Subsidiary, (b) make any loans or advances to King or any other Restricted Subsidiary or (c) transfer any of its property or assets to King or any other Restricted Subsidiary, except:

          (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement;

          (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary on or prior to the date on which the Restricted Subsidiary was acquired by King (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary or was acquired by King) and outstanding on that date;

          (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to the Restricted Subsidiary contained in any refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to the Restricted Subsidiary contained in such predecessor agreements;

          (4) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent the provisions restrict the transfer of the lease or the property leased thereunder;

          (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent these restrictions restrict the transfer of the property subject to security agreements or mortgages; and

          (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of the sale or disposition.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) King will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) King or the Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all noncash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to the Asset Disposition;

          (2) at least 85% of the consideration thereof received by King or the Restricted Subsidiary is in the form of cash or cash equivalents; and

          (3) an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by King (or the Restricted Subsidiary, as the case may be)

             (A) first, to the extent King elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to King or an Affiliate of King) within one year from the later of the date of the Asset Disposition or the receipt of the Net Available Cash;

             (B) second, to the extent of the balance of the Net Available Cash after application in accordance with clause (A), to the extent King elects, to acquire Additional Assets within one year from the later of the date of the Asset Disposition or the receipt of the Net Available Cash;

             (C) third, to the extent of the balance of Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase notes (and other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the indenture; and

             (D) fourth, to the extent of the balance of Net Available Cash after application in accordance with clauses (A), (B) and (C) to (x) the acquisition by King or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of King (other than Indebtedness owed to an Affiliate of King) or Indebtedness of any Subsidiary (other than Indebtedness owed to King or an Affiliate of King), in each case within one year from the later of the receipt of Net Available Cash and the date the offer described in paragraph (b) below is consummated;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, King or the Restricted Subsidiary shall permanently retire the Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, King and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of King or any Restricted Subsidiary and the release of King or such Restricted Subsidiary from all liability on the Indebtedness in connection with the Asset Disposition; and

          (2) securities received by King or any Restricted Subsidiary from the transferee that are promptly converted by King or the Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(C) above, King will be required to purchase notes tendered pursuant to an offer by King for the notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest (or, in respect of other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and any other Senior Subordinated Indebtedness) tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase thereof, King will be required to apply the remaining Net Available Cash in accordance with clause (a)(3)(D) above. King shall not be required to make an offer to purchase notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) King will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, King will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause.

LIMITATION ON AFFILIATE TRANSACTIONS

     (a) King will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of King unless:

          (1) the terms thereof are no less favorable to King or the Restricted Subsidiary than those that could be obtained at the time of the transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if the transaction with an Affiliate involves an amount in excess of $1.0 million, (A) is set forth in writing and (B) has been approved by a majority of the members of the Board of Directors having no personal stake in the transaction; and

          (3) if the transaction with an Affiliate involves an amount in excess of $5.0 million, has been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to King and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under the caption "-- Limitation on Restricted Payments;"

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

          (3) the grant of stock options or similar rights to employees and directors of King pursuant to plans approved by the Board of Directors;

          (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of King or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

          (5) the payment of reasonable fees to directors of King and its Restricted Subsidiaries who are not employees of King or its Restricted Subsidiaries;

          (6) any transaction between King and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries; and

          (7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of King.

LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     King shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

          (1) to King or a Wholly Owned Subsidiary;

          (2) directors' qualifying shares;

          (3) if, immediately after giving effect to the issuance, sale or other disposition, neither King nor any of its Subsidiaries owns any Capital Stock of the Restricted Subsidiary; or

          (4) if, immediately after giving effect to the issuance, sale or other disposition, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in the Person remaining after giving effect to the issuance, sale or other disposition would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of the issuance, sale or other disposition.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     King will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person, called the "Successor Company", shall be a Person organized and existing under the federal laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not King) shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of King under the notes and the indenture;

          (2) immediately after giving effect to the transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of the transaction as having been Incurred by the Successor

     Company or the Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving effect to the transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"

          (4) immediately after giving effect to the transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of King immediately prior to the transaction;

          (5) King shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) complies with the indenture; and

          (6) King shall have delivered to the trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     King will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) the resulting, surviving or transferee Person (if not the Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which the Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and the Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the trustee, all the obligations of the Subsidiary, if any, under its Subsidiary Guaranty;

          (2) immediately after giving effect to the transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of the transaction as having been issued by the Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) King delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the Guaranty Agreement, if any, complies with the indenture;

provided, however, that the foregoing shall not be applicable if, in connection with the consolidation, merger, conveyance, transfer or lease, the Subsidiary Guarantor will be released from its obligations under its Subsidiary Guaranty as described under "-- Guaranties."

     The Successor Company will be the successor to King and shall succeed to, and be substituted for, and may exercise every right and power of, King under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

FUTURE GUARANTORS

     King will cause each domestic Restricted Subsidiary organized or acquired after the Issue Date to execute and deliver to the trustee a Guaranty Agreement pursuant to which the Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the indenture.

SEC REPORTS

     Regardless of whether we are at any time subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the Trustee and Noteholders at the times specified for the filing of such information, documents and reports under these sections with the annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to these sections. In addition, so long as any of the notes are outstanding, King will make available to any prospective purchaser of notes or beneficial owner thereof (upon written request to King) in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the notes when due, continued for 30 days;

          (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3) the failure by King to comply with its obligations under "-- Covenants -- Consolidation, Merger and Sale of Assets" above;

          (4) the failure by King to comply for 30 days after notice with any of its obligations in the covenants described above under "-- Change of Control" (other than a failure to purchase Notes) or under "-- Covenants," "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Future Guarantors" or "-- SEC Reports;"

          (5) the failure by King or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the indenture;

          (6) Indebtedness of King, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million;

          (7) certain events of bankruptcy, insolvency or reorganization of King or a Significant Subsidiary;

          (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against King or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following judgment and is not discharged, waived or stayed within 10 days after notice; or

          (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify King of the default and King does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of King occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1) the holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with the request within 60 days after its receipt and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

     If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any note;

          (3) reduce the principal or extend the Stated Maturity of any note;

          (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above;

          (5) make any note payable in money other than that stated in the note;

          (6) impair the right of any holder of the notes to receive payment of principal of and interest on the holder's notes, on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the holder's notes;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

          (8) make any change to the ranking or priority of any notes that would adversely affect the Noteholders; or

          (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

     Without the consent of any holder of the notes, King and trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of King under the indenture;

          (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add guarantees with respect to the notes or to secure the notes;

          (5) to add to the covenants of King for the benefit of the holders of the notes or to surrender any right or power conferred upon King;

          (6) to make any change that does not adversely affect the rights of any holder of the notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

     The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. King may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     King at any time may terminate all its obligations under the notes and the indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is called "legal defeasance."

     In addition, at any time we may terminate our obligations under the caption "-- Change of Control" and under the covenants described under the caption
"-- Covenants" (other than the covenant described under the caption
"-- Consolidation, Merger and Sale of Assets"), the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision or the guarantee provision described under the caption "-- Events of Default" above and the limitations contained in clauses (3) and (4) under the caption "-- Covenants -- Consolidation, Merger and Sale of Assets" above. This is called "covenant defeasance."

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under the caption "-- Events of Default" above or because of the failure of the Company to comply with clause (3) or (4) under the Caption "-- Covenants -- Consolidation, Merger and Sale of Assets" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either defeasance option, we must irrevocably deposit in trust with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be. We must also comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of this deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if this deposit and defeasance had not occurred (and, in the case of legal defeasance only, this Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     Union Planters Bank, N.A. is the trustee under the indenture and IBJ Whitehall Bank & Trust Company is the registrar and paying agent with regard to the notes.

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of King, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless the Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS

     "Additional Assets" means:

          (1) any property, plant or equipment used in a Related Business;

          (2) any Product Line;

          (3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of the Capital Stock by King or another Restricted Subsidiary; or

          (4) Capital Stock constituting a minority interest in any Person that at the time is a Restricted Subsidiary;

provided, however, that any Restricted Subsidiary described in clauses (3) or
(4) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means:

          (1) any other Person, directly or indirectly, controlling or controlled by; or

          (2) under direct or indirect common control with, the specified
     Person.

     For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of this Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Covenants -- Limitation on Restricted Payments,"
"-- Covenants -- Limitation on Affiliate Transactions" and "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of King or of rights or warrants to purchase the Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by King or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than King or a Restricted Subsidiary); (ii) all or substantially all the assets of any division or line of business of King or any Restricted Subsidiary; or (iii) any other assets of King or any Restricted

Subsidiary outside of the ordinary course of business of King or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above:

          (A) a disposition by a Restricted Subsidiary to King or by King or a Restricted Subsidiary to a Wholly Owned Subsidiary;

          (B) for purposes of the covenant described under "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Covenants -- Limitation on Restricted Payments" or a Permitted Investment;

          (C) disposition of assets with a fair market value of less than $250,000; and

          (D) for purposes of the covenant described under "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition by King or a Restricted Subsidiary of a Product Line in consideration for the acquisition by King or a Restricted Subsidiary of another Product Line; provided, however, that, if the Product Line so disposed had revenues for the four consecutive fiscal quarters immediately preceding such disposition in excess of $5.0 million, (x) the disposition has been determined by a nationally recognized investment banking firm to be fair, from a financial viewpoint, to King and its Restricted Subsidiaries and (y) on the date of such disposition and after giving effect thereto and to the related acquisition, King would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under the caption "-- Covenants -- Limitation on Indebtedness").

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of the Indebtedness or redemption or similar payment with respect to the Indebtedness multiplied by the amount of the payment by

          (2) the sum of all the payments.

     "Banks" has the meaning specified in the Credit Agreement.

     "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

     "Board of Directors" means the Board of Directors of King or any committee thereof duly authorized to act on behalf of the Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by this obligation shall be the capitalized amount of the obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under the lease prior to the first date upon which the lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Person, including any Preferred Stock, but excluding any debt securities convertible into the equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of the determination to (ii) Consolidated Interest Expense for the four fiscal quarters; provided, however, that:

          (1) if King or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of the period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period,

          (2) if King or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless the Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for the period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of the period and as if King or the Restricted Subsidiary has not earned the interest income actually earned during the period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge the Indebtedness,

          (3) if since the beginning of the period King or any Restricted Subsidiary has made any Asset Disposition, the EBITDA for the period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of the Asset Disposition for the period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for the period and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to King and its continuing Restricted Subsidiaries in connection with the Asset Disposition for the period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of the Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for the Indebtedness after the sale),

          (4) if since the beginning of the period King or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if the Investment or acquisition occurred on the first day of the period and

          (5) if since the beginning of the period any Person (that subsequently became a Restricted Subsidiary or was merged with or into King or any Restricted Subsidiary since the beginning of the period) has made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by King or a Restricted Subsidiary during the period, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving pro forma effect thereto as if the Asset Disposition, Investment or acquisition occurred on the first day of the period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of related income or earnings and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection with the acquisition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of King. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of the Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to the Indebtedness if the Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of King and its consolidated Restricted Subsidiaries, plus, to the extent not included in the total interest expense, and to the extent incurred by King or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) noncash interest expenses;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net costs associated with Hedging Obligations (including amortization of fees);

          (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than King or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of the Preferred Stock);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent the Indebtedness is Guaranteed by (or secured by the assets of) King or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent these contributions are used by such plan or trust to pay interest or fees to any Person (other than King) in connection with Indebtedness Incurred by the plan or trust.

     "Consolidated Net Income" means, for any period, the net income of King and its consolidated Subsidiaries; provided, however, that there shall not be included in the Consolidated Net Income:

          (1) any net income of any Person (other than King) if the Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, King's equity in the net income of any Person for the period shall be included in the Consolidated Net Income up to the aggregate amount of cash actually distributed by the Person during the period to King or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (B) King's equity in a net loss of any Person for the period shall be included in determining the Consolidated Net Income;

          (2) any net income (or loss) of any Person acquired by King or a Subsidiary in a pooling of interests transaction for any period prior to the date of the acquisition;

          (3) any net income of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by the Restricted Subsidiary, directly or indirectly, to King, except that:

             (A) subject to the exclusion contained in clause (4) below, King's equity in the net income of any Restricted Subsidiary for the period shall be included in the Consolidated Net Income up to the aggregate amount of cash actually distributed by the Restricted Subsidiary during the period to King or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) King's equity in a net loss of any the Restricted Subsidiary for the period shall be included in determining the Consolidated Net Income;

          (4) any gain (but not loss) realized upon the sale or other disposition of any assets of King, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses; and

          (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purposes of the covenant described under "-- Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to King or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under the covenant pursuant to clause (a)(3)(D).

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of King and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of King ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

          (1) the par or stated value of all outstanding Capital Stock of King plus

          (2) paid-in capital or capital surplus relating to the Capital Stock plus

          (3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Agreement" means (i) the Credit Agreement dated as of December 22, 1998, by and among the Company, the lenders referred to in the Credit Agreement, Credit Suisse First Boston, as Administrative Agent, First Union National Bank, as Syndication Agent, and NationsBank, N.A., as Syndication Agent, together with the related documents (including the term loans and revolving loans under the Credit Agreement, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and (ii) any other agreement or debt instrument (and related documents) governing Indebtedness incurred to Refinance or replace, in whole or in part, the borrowings or commitments under the Credit Agreement as in effect on the Issue Date, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect the Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means:

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness of King which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by King in the instrument evidencing or governing the Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased, upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem the Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to the Capital Stock are not more favorable to the holders of the Capital Stock than the terms applicable to the note and described under "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Change of Control;" and

          (2) any such requirement only becomes operative after compliance with the terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating the Consolidated Net Income:

          (1) all income tax expense of King and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation and amortization expense of King and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

          (4) all other noncash charges of King and its consolidated Restricted Subsidiaries (excluding any the noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for the period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of the Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to King by the Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) other statements by other entities as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of the Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) the Indebtedness or other obligation of the Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of the Indebtedness of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the trustee, pursuant to which a Subsidiary Guarantor Guarantees King's obligations with respect to the notes on the terms provided for in the indenture.

     "Hedging Obligations" of any Person means the obligations of the Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by the Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

The accretion of principal of a noninterest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of the Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable, including, in each case, any premium on the indebtedness to the extent the premium has become due and payable;

          (2) all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by the Person;

          (3) all obligations of the Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (4) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of the Person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of the Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of the Person (whether or not such obligation is assumed by the Person), the amount of the obligation being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of the Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by the Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Covenants -- Limitation on Restricted Payments:"

          (1) "Investment" shall include the portion (proportionate to King's equity interest in the Subsidiary) of the fair market value of the net assets of any Subsidiary of King at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of the Subsidiary as a Restricted Subsidiary, King shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) King's "Investment" in the Subsidiary at the time of such redesignation less (y) the portion (proportionate to King's equity interest in the Subsidiary) of the fair market value of the net assets of the Subsidiary at the time of the redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of the transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to the Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to the assets, or which must by its terms, or in order to obtain a necessary consent to the Asset Disposition, or by applicable law, be repaid out of the proceeds from the Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of the Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in the Asset Disposition and retained by King or any Restricted Subsidiary after the Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of the issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result of the issuance or sale.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing the Indebtedness.

     "Permitted Holders" means, collectively, John M. Gregory, Joan P. Gregory, Jefferson J. Gregory, Terri D. White-Gregory, Joseph R. Gregory, Hershel P. Blessing, Mary Ann Blessing, James E. Gregory, Dr. R. Henry Richards, Jeanie Richards, Fred Jarvis and Mary Gregory-Jarvis, their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 66 2/3% of the total voting power of all classes of ordinary voting stock of the person (exclusive of any matters as to which class voting rights exist), including S.J. L.L.C. and Kingsway L.L.C. to the extent such entities adhere to the aforementioned minimum beneficial ownership requirements.

     "Permitted Investment" means an Investment by King or any Restricted Subsidiary in:

          (1) King, a Restricted Subsidiary or a Person that will, upon the making of the Investment, become a Restricted Subsidiary; provided, however, that the primary business of the Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of the Investment the other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, King or a Restricted Subsidiary; provided, however, that the Person's primary business is a Related Business;

          (3) Temporary Cash Investments;

          (4) receivables owing to King or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that the trade terms may include such concessionary trade terms as King or any Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business consistent with past practices of King or the Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to King or any Restricted Subsidiary or in satisfaction of judgments; and

          (8) any Person to the extent the Investment represents the noncash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or its political subdivision or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred in the payment of dividends or distributions, or in the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Person, over shares of Capital Stock of any other class of the Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Product Line" means any pharmaceutical product or product line.

     "Public Equity Offering" means an underwritten primary public offering of common stock of King pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of King or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) the Refinancing Indebtedness has an Average Life at the time the Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) the Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include

(A) Indebtedness of a Subsidiary that Refinances Indebtedness of King or

(B) Indebtedness of King or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of King and the Restricted Subsidiaries on the Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of King.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to King or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of King held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of King (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of King that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

          (4) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of King that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby King or a Restricted Subsidiary transfers the property to a Person and King or a Restricted Subsidiary leases it from the Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of King secured by a Lien.

     "Securities Act" means the Securities Act of 1933.

     "Senior Indebtedness" means with respect to any Person on any date of determination:

          (1) Indebtedness of the Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to King to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations are subordinate in right of payment to the notes;

provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of King to any Subsidiary;

          (2) any liability for federal, state, local or other taxes owed or owing by the Person;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees of these accounts payable or other liabilities to trade creditors or instruments evidencing these liabilities);

          (4) any Indebtedness of the Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Person, except for approximately $10.0 million of Indebtedness defined as "Existing Indebtedness" under the Senior Credit Facility which consists of: (i) notes payable to The United Company, GIV and RSR Laboratories, (ii) certain capital leases with First American National Bank and (iii) certain other Indebtedness; or

          (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" means the notes and the Subsidiary Guaranties and any other Indebtedness of King or the Subsidiary Guarantors that specifically provides that the Indebtedness is to rank pari passu with the notes or the Subsidiary Guaranties, as applicable, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of King or the Subsidiary Guarantors, as applicable, which is not Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of King within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in the security as the fixed date on which the final payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency unless the contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of King (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

          (1) the Person;

          (2) the Person and one or more Subsidiaries of the Person; or

          (3) one or more Subsidiaries of the Person.

     "Subsidiary Guarantor" means each Restricted Subsidiary that provides a Subsidiary Guaranty.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of King that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of King (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, King or any other Subsidiary of King that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if the Subsidiary has assets greater than $1,000, the designation would be permitted under the covenant described under "-- Covenants -- Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to the designation (x) King could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality of it) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of the Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the Person.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by King or one or more Wholly Owned Subsidiaries.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the U.S. federal income tax considerations relevant to the exchange of old notes for exchange notes and to the acquisition, ownership and disposition of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possible with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a holder of the Notes and it is not intended to be wholly applicable to all categories of holders, some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, may be subject to special rules. In addition, this discussion is limited to persons that will hold the notes represented thereby as a "capital asset" within the meaning of section 1221 of the Code.

U.S. HOLDERS

     As used herein, a U.S. Holder means a holder of the exchange note who or which is

          (1) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes,

          (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia),

          (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source,

          (4) a trust, if a United States court is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or

          (5) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

INTEREST INCOME

     Interest on the notes will be includable in the income of a U.S. Holder under such holder's regular method of accounting for U.S. federal income tax purposes. The notes will not be treated as having been issued with original issue discount.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     A U.S. Holder of exchange notes generally will recognize gain or loss upon the sale, exchange, repurchase, redemption, retirement or other disposition of those notes measured by the difference (if any) between

          (1) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and

          (2) the Holder's adjusted tax basis in those notes. Any such gain or loss recognized on the sale, exchange, repurchase, redemption, retirement or other disposition of an exchange note will be capital gain or loss, and will be long-term capital gain or loss if the exchange note had been held for more than one year at the time of the sale, exchange, repurchase, redemption, retirement or other disposition. If the exchange notes had been held by a noncorporate Holder for more than 12 months, such capital gain generally will be subject to tax at a maximum 20% rate. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited. A Holder's initial tax basis in an exchange note will be the cash price it paid therefor.

BACKUP WITHHOLDING

     A U.S. Holder of exchange notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the exchange notes. These backup withholding rules apply if the Holder, among other things,

          (1) fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request therefor,

          (2) furnishes an incorrect taxpayer identification number,

          (3) fails properly to report interest or

          (4) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that such holder is not subject to backup withholding. A U.S. Holder who does not provide the Issuer with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a Holder under the backup withholding rules is creditable against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain Holders, including corporations, tax-exempt organizations and certain foreign persons called "exempt recipients", provided their exemptions from backup withholding are properly established.

     The amount of any "reportable payments" including interest made to the Holders of exchange notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such Holders and to the IRS for each calendar year.

FOREIGN HOLDERS

     As used herein, the term "Foreign Person" means a nonresident alien individual or foreign corporation, but only if the income or gain on the exchange note is not "effectively connected with the conduct of a trade or business within the U.S." If the income or gain on the exchange note is "effectively connected with the conduct of a trade or business within the U.S.," then the nonresident alien individual or foreign corporation will be subject to tax on such income or gain in essentially the manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to the branch profits tax.

     Under the portfolio interest exception to the general rules for the withholding of tax on interest paid to a Foreign Person, a Foreign Person will not be subject to U.S. federal income tax (or to withholding) on interest payments on an exchange note, provided that

          (1) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of King entitled to vote and is not a controlled foreign corporation with respect to the U.S. that is related to King through stock ownership and

          (2) King, its paying agent or the person who would otherwise be required to withhold tax received either

             (A) a statement, called an "Owner's Statement", signed under penalties of perjury by the beneficial owner of the note in which the owner certifies that the owner is not a U.S. person, or in the case of an individual, that he is neither a citizen nor a resident of the United States, and which provides the owner's name and address, or

             (B) a statement signed under penalties of perjury by the Financial Institution holding the exchange note on behalf of the beneficial owner, together with a copy of the Owner's Statement. The term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds an exchange note on behalf of the owner of the exchange note. A Foreign Person who does not qualify for the "portfolio interest" exception, would, under current law, generally be subject to U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments unless the beneficial owner of the note provides King or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Treasury regulations generally effective for payments made after December 31, 1999 provide alternative methods for satisfying the certification requirements described above.

     In general, gain recognized by a Foreign Person upon the redemption, sale or exchange of a exchange note will not be subject to U.S. federal income tax. However, a Foreign Person may be subject to U.S. federal income tax at a flat rate of 30% (unless exempt by an applicable treaty) on any such gain if the Foreign Person is an individual present in the U.S. for 183 days or more during the taxable year in which the exchange note is redeemed, sold or exchanged, and certain other requirements are met.

     No information reporting or backup withholding tax (which is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under United States information reporting requirements) will be required with respect to payments made by King or any paying agent to Foreign Persons if a statement described in the above discussion of the portfolio interest exception has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting generally will not apply if payments of the principal or interest on an exchange note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such exchange note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an exchange note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for U.S. federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 1999, a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal or interest, on an exchange note paid to the beneficial owner of an exchange note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of a sale of an exchange note will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iii) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

EXCHANGE OFFER

     The exchange of the exchange notes for the old notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a Holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to Holders exchanging the old notes for the exchange notes pursuant to the exchange offer and any such Holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the old notes immediately before the exchange. The Holder must continue to include stated interest in income as if the exchange had not occurred. Similarly, there would be no U.S. federal income tax consequences to a Holder of old notes that does not participate in the exchange offer.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. King has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, In addition, until August 5, 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     King will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange note may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date King will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. King has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Each broker-dealer that receives exchange notes for its own account in exchange for the old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

                                 LEGAL MATTERS

     The legal matters relating to the exchange offer will be passed upon for King by Baker, Donelson, Bearman & Caldwell, Johnson City, Tennessee.

                                    EXPERTS

     The consolidated financial statements of King Pharmaceuticals, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included elsewhere in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein and are included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     The special purpose statements of product contribution for the Altace product line, the Silvadene product line and the AVC product line for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996 included elsewhere in this prospectus have been audited by KPMG LLP, independent accountants, as set forth in their reports thereon appearing elsewhere in this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
KING PHARMACEUTICALS, INC.
  Report of Independent Accountants.........................   F-2
  Financial Statements:
     Consolidated Balance Sheets as of December 31, 1997 and
      1998..................................................   F-3
     Consolidated Statements of Operations for the years
      ended December 31, 1996, 1997 and 1998................   F-4
     Consolidated Statements of Changes in Shareholders'
      Equity for the years ended December 31, 1996, 1997 and
      1998..................................................   F-5
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1996, 1997 and 1998................   F-6
     Notes to Consolidated Financial Statements.............   F-8

ALTACE PRODUCT LINE OF HOECHST MARION ROUSSEL, INC. AND
  HOECHST MARION ROUSSEL DEUTSCHLAND GMBH
  Independent Auditors' Report..............................  F-28
  Special Purpose Statement of Product Contribution for the
     period January 1, 1998 through December 22, 1998 and
     for the years ended December 31, 1997 and 1996.........  F-29
  Notes to Special Purpose Statement of Product
     Contribution...........................................  F-30

SILVADENE PRODUCT LINE OF HOECHST MARION ROUSSEL, INC.
  Independent Auditors' Report..............................  F-33
  Special Purpose Statement of Product Contribution for the
     period January 1, 1998 through December 22, 1998 and
     for the years ended December 31, 1997 and 1996.........  F-34
  Notes to Special Purpose Statement of Product
     Contribution...........................................  F-35

AVC PRODUCT LINE OF HOECHST MARION ROUSSEL, INC.
  Independent Auditors' Report..............................  F-37
  Special Purpose Statement of Product Contribution for the
     period January 1, 1998 through December 22, 1998 and
     for the years ended December 31, 1997 and 1996.........  F-38
  Notes to Special Purpose Statement of Product
     Contribution...........................................  F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of King Pharmaceuticals, Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina
February 15, 1999, except
Note 20 for which the
date is March 3, 1999

                           KING PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               1997       1998
                                                             --------   --------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents..................................  $     69   $  1,159
Accounts receivable, net of allowance for doubtful accounts
  $638 and $1,402, respectively............................     8,561     39,666
Inventories................................................    10,850     26,556
Deferred income taxes......................................     2,013      6,675
Prepaid expenses and other assets..........................     1,319      1,554
                                                             --------   --------
  Total current assets.....................................    22,812     75,610
Property, plant and equipment, net.........................    17,170     93,981
Intangible assets, net.....................................    62,783    480,583
Other assets...............................................     2,098     17,997
                                                             --------   --------
  Total assets.............................................  $104,863   $668,171
                                                             ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable..............................................  $    916   $     --
Current portion of long-term debt..........................     8,084     13,310
Accounts payable...........................................     5,871     12,594
Accrued expenses...........................................     6,503     15,095
Income taxes payable.......................................     1,862      3,524
                                                             --------   --------
  Total current liabilities................................    23,236     44,523

LONG-TERM DEBT:
Revolving Credit Facility..................................     6,152     19,000
Term loans.................................................    40,000    414,750
Senior Subordinated Seller Notes...........................        --     75,000
Other......................................................     2,137      5,736
Deferred income taxes......................................     4,004      7,726
                                                             --------   --------
  Total liabilities........................................    75,529    566,735
                                                             --------   --------
Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common shares no par value, 150,000,000 shares authorized,
  28,000,000 and 32,104,730 shares issued and outstanding,
  respectively.............................................    16,455     66,572
Retained earnings..........................................    14,550     35,460
Due from related party.....................................    (1,671)      (596)
                                                             --------   --------
  Total shareholders' equity...............................    29,334    101,436
                                                             --------   --------
  Total liabilities and shareholders' equity...............  $104,863   $668,171
                                                             ========   ========

The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       1996      1997       1998
                                                      -------   -------   --------
REVENUES:
Net sales...........................................  $15,457   $47,351   $158,180
Development revenues................................    5,000       558      5,283
                                                      -------   -------   --------
     Total revenues.................................   20,457    47,909    163,463
                                                      -------   -------   --------
OPERATING COSTS AND EXPENSES:
Cost of sales.......................................    8,782    13,034     64,052
Selling, general and administrative.................   12,106    19,123     34,718
Depreciation and amortization.......................      982     2,395      9,255
                                                      -------   -------   --------
     Total operating costs and expenses, net........   21,870    34,552    108,025
                                                      -------   -------   --------
Operating income (loss).............................   (1,413)   13,357     55,438
                                                      -------   -------   --------
OTHER (EXPENSES) INCOME:
Interest expense....................................   (1,272)   (2,749)   (14,866)
Gain on sale of investment in affiliate.............    1,760        --         --
Other income, net...................................      578       (28)       145
                                                      -------   -------   --------
     Total other (expenses) income..................    1,066    (2,777)   (14,721)
                                                      -------   -------   --------
Income (loss) before income taxes and extraordinary
  item..............................................     (347)   10,580     40,717
  Income tax expense (benefit)......................     (107)    3,968     15,396
                                                      -------   -------   --------
Income (loss) before extraordinary item.............     (240)    6,612     25,321
  Extraordinary loss on early extinguishment of
     long-term debt, net of income taxes of
     $2,787.........................................       --        --     (4,411)
                                                      -------   -------   --------
Net income (loss)...................................  $  (240)  $ 6,612   $ 20,910
                                                      =======   =======   ========
Basic and diluted income (loss) per common share:
  Income (loss) before extraordinary item...........  $ (0.02)  $  0.25   $   0.84
  Extraordinary item................................       --        --      (0.15)
                                                      -------   -------   --------
     Net income (loss)..............................  $ (0.02)  $  0.25   $   0.69
                                                      =======   =======   ========

The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               DUE
                                                                UNREALIZED    FROM         TOTAL
                                COMMON               RETAINED    LOSS ON     RELATED   SHAREHOLDERS'
                                SHARES     AMOUNT    EARNINGS   SECURITIES    PARTY       EQUITY
                              ----------   -------   --------   ----------   -------   -------------
BALANCE, DECEMBER 31,
  1995......................   4,400,000   $  926    $10,763       $ --      $  (678)    $ 11,011
  Issuance of common
    shares..................   1,386,230    4,159         --         --           --        4,159
  Issuance of common shares
    under employee stock
    purchase plan...........     259,532      778         --         --           --          778
  15% Stock Dividend........     906,883    2,585     (2,585)        --           --           --
  Unrealized loss on
    securities, net of
    tax.....................          --       --         --        (16)          --          (16)
  Payments from Benevolent
    Fund....................          --       --         --         --            1            1
  Net loss..................          --       --       (240)        --           --         (240)
                              ----------   -------   -------       ----      -------     --------
BALANCE, DECEMBER 31,
  1996......................   6,952,645    8,448      7,938        (16)        (677)      15,693
  Issuance of common shares,
    net of $743 of
    expenses................   3,047,355    8,007         --         --           --        8,007
  Realized loss on
    securities..............          --       --         --         16           --           16
  Advances to Benevolent
    Fund....................          --       --         --         --         (994)        (994)
  2.8 to 1 common stock
    split (Note 17).........  18,000,000       --         --         --           --           --
  Net income................          --       --      6,612         --           --        6,612
                              ----------   -------   -------       ----      -------     --------
BALANCE, DECEMBER 31,
  1997......................  28,000,000   16,455     14,550         --       (1,671)      29,334
  Issuance of common shares,
    net of expenses.........   4,104,730   50,117         --         --           --       50,117
  Payments from Benevolent
    Fund....................          --       --         --         --        1,075        1,075
  Net income................          --       --     20,910         --           --       20,910
                              ----------   -------   -------       ----      -------     --------
BALANCE, DECEMBER 31,
  1998......................  32,104,730   $66,572   $35,460       $ --      $  (596)    $101,436
                              ==========   =======   =======       ====      =======     ========

The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

                                                               1996       1997       1998
                                                              -------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $  (240)  $  6,612   $  20,910
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................      982      2,395       9,255
  Amortization of deferred financing costs..................       --         --         728
  Loss on sale of marketable securities.....................        1         32          --
  Extraordinary loss........................................       --         --       7,198
  Loss on sale of property and equipment....................      (54)        --          22
  Gain on sale of investment in affiliate...................   (1,760)        --          --
  Deferred income taxes.....................................      410       (980)       (940)
Changes in operating assets and liabilities:
  Accounts receivable.......................................      467     (6,256)    (31,105)
  Inventories...............................................   (1,895)    (4,753)    (15,706)
  Prepaid expenses and other assets.........................     (335)      (332)      1,405
  Accounts payable..........................................      (83)     3,604       6,723
  Accrued expenses..........................................     (138)     2,180       5,679
  Income taxes..............................................   (3,624)     2,514       1,662
                                                              -------   --------   ---------
    Net cash provided by (used in) operating activities.....   (6,269)     5,016       5,831
                                                              -------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................   (1,069)    (1,379)    (81,099)
  Purchases of intangible assets............................   (2,974)   (52,428)   (344,906)
  Acquisition related costs.................................       --       (373)         --
  Purchases of marketable securities........................     (307)        --          --
  Proceeds from sale of marketable securities...............       72        203          --
  Proceeds from sale of investment in affiliated company....    2,052         --          --
  Proceeds from sale of property and equipment..............      100         --          30
                                                              -------   --------   ---------
    Net cash used in investing activities...................   (2,126)   (53,977)   (425,975)
                                                              -------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving line of credit....................       --     29,599          --
  Payments on revolving line of credit......................   (3,403)   (23,447)         --
  Proceeds from issuance of common shares, net of expenses
    paid....................................................    2,844      8,007      50,117
  Book overdraft............................................       --      1,423          --
  Repayment on shareholder notes receivable.................       --      2,093          --
  Proceeds from long-term debt..............................    2,549     55,923     658,741
  Payments on long-term debt and capital lease
    obligations.............................................   (2,772)   (23,798)   (262,318)
  Payments on notes payable.................................       --         --        (916)
  Due to affiliate..........................................        1       (994)      1,075
  Initial public offering costs.............................       --       (710)         --
  Debt issuance costs.......................................       --       (458)    (25,465)
                                                              -------   --------   ---------
    Net cash provided by (used in) financing activities.....     (781)    47,638     421,234
                                                              -------   --------   ---------
Increase (decrease) in cash.................................   (9,176)    (1,323)      1,090
Cash and cash equivalents, beginning of period..............   10,568      1,392          69
                                                              -------   --------   ---------
Cash and cash equivalents, end of period....................  $ 1,392   $     69   $   1,159
                                                              =======   ========   =========
Supplemental disclosure of cash paid for:
    Interest................................................  $ 1,170   $  2,335   $  13,929
                                                              =======   ========   =========
    Taxes...................................................  $ 3,078   $  2,445   $  10,662
                                                              =======   ========   =========

The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     Supplemental schedule of non-cash investing and financing activities:

     The Company purchased intangible assets financed by the seller of $5,500 and $75,000 in 1996 and 1998, respectively.

     For the years ended December 31, 1996, 1997 and 1998 the Company entered into capital leases totaling $1,082, $85 and $1,004, respectively.

     In connection with its purchases of intangible assets the Company assumed estimated liabilities of $301, $3,062 and $2,913 for returns of products shipped prior to acquisition date during 1996, 1997 and 1998, respectively.

     During 1997, the Company entered into a financing arrangement to have certain payments made for machinery and equipment. Deposits of $557 were outstanding on behalf of the Company at December 31, 1997.

     At December 31, 1997, the Company had prepaid insurance of $359 that was financed with a note payable.

     During 1996, the Company issued 699,711 common shares for $2,093 in notes receivable from shareholders. These notes were paid in full in 1997.

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. THE COMPANY

     King Pharmaceuticals, Inc. ("King" or the "Company") is a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. The Company also provides contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies.

     These consolidated financial statements include the accounts of King and its wholly owned subsidiaries, Monarch Pharmaceuticals, Inc. (formerly a division of King), Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. All intercompany transactions and balances have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Sales are reported net of an estimate for returns and allowances and an estimate for chargebacks. Chargebacks and returns and allowances are included in sales when goods are shipped to the customer. Product sales and sales of manufactured products are recognized upon shipment. Development revenue is recognized upon approval of the product from the Food and Drug Administration.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents are placed in large domestic banks which limit the amount of credit exposure.

     INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     INCOME TAXES. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

     FINANCIAL INSTRUMENTS. The fair value of financial instruments are determined by reference to various market data or other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

                           KING PHARMACEUTICALS, INC.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial statement purposes and accelerated methods for income tax purposes. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in income.

     In the event that facts and circumstances indicate that the cost of property, plant and equipment may be impaired, evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required.

     CAPITALIZED INTEREST. For the year ended December 31, 1998, the Company capitalized interest of approximately $239. The Company had no capitalized interest for the years ended December 31, 1996 and 1997.

     INTANGIBLE ASSETS. Intangible assets are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives of 10 to 30 years using the straight-line method.

     The Company continually reevaluates the propriety of the carrying amount of intangibles as well as the related amortization period to determine whether the current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required. To the extent such projection indicates that undiscounted cash flow is not expected to be adequate to recover the carrying amounts, the assets are written down to discounted cash flows.

     OTHER ASSETS. Other assets consist primarily of deferred financing costs which are being amortized over periods ranging from six to eight years. Amortization expense related to deferred financing costs was $0, $0 and $728 for the years ended December 31, 1996, 1997 and 1998, respectively, and has been included in interest expense.

     During 1998, the Company repaid certain debt prior to maturity. The repayment resulted in extraordinary charges of $4,411, net of related tax benefits of $2,787, associated with the write-off of deferred financing costs.

     SELF-FUNDED HEALTH INSURANCE. The Company is self-insured with respect to its health care benefit program. The Company contributes estimated amounts to a third-party administrator on a monthly basis which are used to pay health care claims during the year. Under the plan, the Company pays a minimum amount annually and has an aggregate stop-loss limit based upon the number of participants and their insured status. Self-insured costs are accrued based upon reported claims and an estimated liability for claims incurred but not reported.

     RESEARCH AND DEVELOPMENT. The Company incurs research and development costs that are expensed as incurred. These costs were approximately $1,298, $890 and $401, for the years ended December 31, 1996, 1997 and 1998, respectively.

                           KING PHARMACEUTICALS, INC.

     ADVERTISING AND PROMOTION. The Company expenses advertising and promotion costs as incurred and these costs are included as selling, general and administrative expenses. Advertising and promotion costs for the years ended December 31, 1996, 1997 and 1998 were $1,283, $1,583 and $10,744, respectively.

     STATEMENT OF ACCOUNTING STANDARDS NOT YET ADOPTED. In June 1998, the Board adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company currently is evaluating the potential effect of SFAS 133 on its financial statements.

     COMPREHENSIVE INCOME. In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". In 1996 and 1997, the Company had other comprehensive income of $16, net of tax, related to an unrealized loss on securities. The Company had no other comprehensive income in 1998.

     RECLASSIFICATIONS. Certain amounts from the prior consolidated financial statements have been reclassified to conform to the presentation adopted in 1998.

3. CONCENTRATIONS OF CREDIT RISK

     A significant portion of the Company's sales are to customers in the pharmaceuticals industry. Approximately 20% and 17% of accounts receivable at December 31, 1997 and 1998, respectively were due from one customer. At December 31, 1997 and 1998, an additional 22% and 25%, respectively, were due from two other customers. The Company monitors the extension of credit to customers and has not experienced significant credit losses.

     The following table represents a summary of sales to significant customers as a percentage of the Company's total revenues:

                                                            1996    1997    1998
                                                            ----    ----    ----
McKesson Corporation......................................   n/a    16.7%   11.4%
Cardinal Whitmire.........................................   n/a    14.0%   10.8%
Bergen Brunswig Corporation...............................   n/a    13.4%   12.6%
Amerisource...............................................   n/a    10.6%    n/a
SmithKline Beecham Corporation............................  18.1%    n/a     n/a
Mallinckrodt..............................................  36.7%    n/a     n/a
Novartis Animal Health US, Inc............................  14.9%    n/a     n/a
n/a -- sales were less than 10% for the year

                           KING PHARMACEUTICALS, INC.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                               1997       1998
                                                              -------   --------
Land........................................................  $   319   $  3,949
Buildings and improvements..................................   13,563     55,990
Machinery and equipment.....................................    4,046     32,522
Equipment under capital lease...............................    1,720      2,713
Construction in progress....................................      585      6,106
                                                              -------   --------
                                                               20,233    101,280
Less accumulated depreciation...............................   (3,063)    (7,299)
                                                              -------   --------
                                                              $17,170   $ 93,981
                                                              =======   ========

Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $853, $985 and $4,236, respectively.

5. INVENTORY

     Inventory consists of the following:

                                                               1997      1998
                                                              -------   -------
Finished goods..............................................  $ 7,568   $13,772
Work-in process.............................................      494     5,386
Raw materials...............................................    2,788     7,398
                                                              -------   -------
                                                              $10,850   $26,556
                                                              =======   =======

6. ACQUISITIONS/INTANGIBLE ASSETS

     On December 22, 1998, the Company acquired three branded pharmaceutical products from Hoechst Marion Roussel, Inc. ("HMR" or "Seller") for a purchase price of $362,500, plus acquisition costs of approximately $450. The acquired products were: (a) the U.S. rights to the Altace product line with patents expiring through 2008, (b) worldwide rights to the Silvadene product line, and
(c) worldwide rights to the AVC product line (collectively the "Altace Acquisition"). The purchase price was principally allocated to intangible assets and financed under the Company's Senior Credit Facility and a $75,000 note from the Seller (Note 9). Intangible assets are being amortized over 15 to 30 years.

     On June 30, 1998, the Company acquired the rights, title and interest to the Menest(R) product line for approximately $5,000. The entire purchase was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The acquisition was financed with proceeds resulting from the completion of the Company's June 25, 1998 initial public offering (Note 17).

                           KING PHARMACEUTICALS, INC.

     On February 28, 1998, the Company acquired the rights, titles and interest to certain product lines, production facilities (the "Parkedale Facility"), and assumed contracts for manufacturing for third parties from Warner-Lambert Company (the "Sterile Products Acquisition"). The purchase price, including assumed liabilities of $2,913, of $127,913 was allocated to real estate and equipment based on fair values ($44,130 and $28,914, respectively) with the residual $54,869 being allocated to intangibles and is being amortized over 5 to 40 years and 25 years, respectively. The purchase price was financed under the Company's Credit Agreement (Note 9).

     On November 14, 1997, the Company acquired the rights, titles and interests to the Septra(R), Proloprim(R), Mantadil(R), and Kemadrin(R)product lines, as well as, the exclusive licenses, free of royalty obligations, to manufacture and market the prescription formulations of Neosporin and Polysporin for $23,000 plus the assumption of an estimated liability of $2,084 of returns of products shipped prior to the acquisition. The entire purchase price was allocated to intangible assets and will be amortized over its estimated useful life of 25 years. The purchase price was financed under the Company's Senior Secured Revolving Credit Facility and Senior Secured Term Loan.

     On May 15, 1997, the Company acquired the rights, title and interest in the United States to the Viroptic(R) product line for $5,100, plus the assumption of an estimated liability of $129 of returns of products shipped prior to the acquisition. The entire purchase price was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The purchase price was financed from internally generated cash funds and borrowings under its revolving line of credit agreement.

     On March 21, 1997, the Company acquired the rights, title and interest in the United States to the Cortisporin(R) product line for $22,845, plus the assumption of an estimated $849 of returns of products shipped prior to the acquisition. The entire purchase price was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The purchase price was financed principally through the raising of equity (Note 17), notes payable to certain banks and borrowings under the Company's revolving line of credit agreement.

     On January 22, 1997, the Company acquired the rights, title and interest in the United States to the Proctocort(TM) product line for approximately $1,500. The entire purchase was allocated to intangible assets and is being amortized over its estimated useful life of 20 years. The acquisition was financed with a note payable to a bank.

                           KING PHARMACEUTICALS, INC.

     The following unaudited pro forma summary presents the financial information as if the acquisitions had occurred on January 1, 1997 These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisitions been made on January 1, 1997, nor is it indicative of future results.

                                                        FOR THE YEAR ENDED
                                              --------------------------------------
                                              DECEMBER 31, 1997    DECEMBER 31, 1998
                                              -----------------    -----------------
Total revenues..............................      $213,441             $269,803
                                                  ========             ========
Income before extraordinary item............      $ 11,273             $ 34,877
                                                  ========             ========
Net income..................................      $ 11,273             $ 30,466
                                                  ========             ========
Diluted income per common share:
  Income before extraordinary item..........      $   0.43             $   1.16
                                                  ========             ========
     Net income.............................      $   0.43             $   1.01
                                                  ========             ========

     Intangible assets at December 31 resulted from the following product acquisitions:

                                                               1997       1998
                                                              -------   --------
Altace, Silvadene, AVC......................................  $    --   $362,950
Sterile Products............................................       --     54,509
Menest......................................................       --      5,000
Septra, Proloprim, Mantadil, Kemadrin.......................   15,425     15,425
Cortisporin.................................................   23,694     23,694
Neosporin...................................................    5,876      5,876
Viroptic....................................................    5,229      5,229
Nucofed/Quibron.............................................    7,301      7,301
Polysporin..................................................    3,783      3,783
Other.......................................................    3,017      3,377
                                                              -------   --------
                                                               64,325    487,144
Less accumulated amortization...............................   (1,542)    (6,561)
                                                              -------   --------
                                                              $62,783   $480,583
                                                              =======   ========

     Amortization expense for the years ended December 31, 1996, 1997, and 1998 was $129, $1,410, and $5,019, respectively.

                           KING PHARMACEUTICALS, INC.

7. LEASE OBLIGATIONS

     The Company leases certain office and manufacturing equipment and automobiles under noncancelable operating leases with terms from one to five years. Estimated future minimum lease payments, as of December 31, 1998 for leases with initial or remaining terms in excess of one year are as follows:

1999........................................................  $1,419
2000........................................................   1,311
2001........................................................     795
2002........................................................     741
2003........................................................     262

     Rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $196, $138, and $1,230, respectively.

     Additionally, the Company leases office space in its building to tenants under agreements ranging from one to twenty years. Such leases are accounted for as operating leases. Rental income for the years ended December 31, 1996, 1997 and 1998 was approximately $86, $44, and $40, respectively. As of December 31, 1998 estimated future minimum rental payments to be received each year from 1999 to 2003 is $40.

     Capital lease obligations for certain equipment as of December 31, 1998 are as follows:

1999........................................................  $  620
2000........................................................     631
2001........................................................     485
2002........................................................     275
2003........................................................     160
                                                              ------
Total minimum lease payments................................   2,171
Less imputed interest.......................................    (322)
                                                              ------
Present value of minimum lease payments.....................   1,849
Less current maturities.....................................     374
                                                              ------
                                                              $1,475
                                                              ======

                           KING PHARMACEUTICALS, INC.

8. ACCRUED EXPENSES

     Accrued expenses at December 31, consist of the following:

                                                               1997     1998
                                                              ------   -------
Payroll and outside personnel services......................  $  555   $   675
Returns and chargebacks.....................................   4,207     9,397
Accrued interest............................................     478     1,176
Franchise taxes.............................................     146       142
Other.......................................................     803     3,257
Incurred but not reported medical claims....................     314       448
                                                              ------   -------
                                                              $6,503   $15,095
                                                              ======   =======

9.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                               1997       1998
                                                              -------   --------
Senior Credit Facility:
  Revolving Credit Facility.................................  $    --   $ 19,000
  Tranche A Term Loan.......................................       --    150,000
  Tranche B Term Loan.......................................       --    275,000
Senior Subordinated Seller Notes with interest at 10%
  payable monthly due December 2007.........................       --     75,000
Senior Secured Revolving Credit Facility, paid in February
  1998......................................................    6,152         --
Senior Secured Term Loan, paid in February 1998.............   40,000         --
Notes payable to former owners, due in equal annual
  installments of principal and interest (at a rate of 6%)
  of $1,226 through December 2003...........................    6,027      5,163
Note payable to shareholder with quarterly interest payments
  (interest rate of 10%) through January 1, 1999 with
  remaining principal due April 1, 1999, collateralized by
  real estate of the Company................................    1,750      1,750
Various capital leases with interest rates ranging from 8.3%
  to 12.7% and maturing at various times through 2002.......    1,206      1,849
Other notes payable.........................................    1,238         34
                                                              -------   --------
                                                               56,373    527,796
     Less current portion...................................    8,084     13,310
                                                              -------   --------
                                                              $48,289   $514,486
                                                              =======   ========

     On December 22, 1998, the Company amended and restated its Credit Agreement (as defined below) dated as of February 27, 1998 (the "Senior Credit Facility") to: (a) finance the Altace Acquisition; (b) refinance the Company's then existing indebtedness; and (c) provide for ongoing working capital and other financing requirements. The Senior Credit Facility provides for up to $500,000 of aggregate borrowing capacity,

                           KING PHARMACEUTICALS, INC.

consisting of: a $150,000 tranche A term loan (the "Tranche A Term Loan"); a $275,000 tranche B term loan (the "Tranche B Term Loan"); and a revolving credit facility in an aggregate amount of $75,000 (the "Revolving Credit Facility"). The Revolving Credit Facility includes a $10,000 sublimit available for the issuance of letters of credit and a $5,000 sublimit available for swingline loans.

     As of December 31, 1998, the Company had $56,000 of available borrowings under its Revolving Credit Facility.

     The Tranche A Term Loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until December 22, 2004. The Tranche B Term Loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until December 22, 2006. The Revolving Credit Facility is available until December 22, 2004. In addition, the loans and the aggregate available commitments under the Senior Credit Facility will be reduced upon the occurrence of certain specified events as outlined in the agreement.

     The loans under the Senior Credit Facility accrue interest, at the Company's option, at either (a) the base rate (which is based on the prime rate or the federal funds rate plus one-half of 1%) plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 1.25% to 2.25% (based on a leverage ratio) and
(ii) in the case of the Tranche B Term Loan, 2.75% or (b) the applicable LIBOR rate plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 2.25% to 3.25% (based on a leverage ratio) and (ii) in the case of the Tranche B Term Loan, 3.75%. In addition, the lenders under the Senior Credit Facility are entitled to customary facility fees based on (a) unused commitments under the Revolving Credit Facility and (b) letters of credit outstanding.

     The Company's obligations under the Senior Credit Facility are unconditionally guaranteed on a senior basis by each direct and indirect majority owned U.S. subsidiary of the Company (collectively, the "Subsidiaries"). In addition, the Senior Credit Facility is collateralized by substantially all of the real and personal property of the Company.

     The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness or guaranty obligations, repurchase or redeem capital stock or repay subordinated indebtedness (including the Notes), except in accordance with the subordination provisions, pay dividends or make capital distributions, enter into sale and leaseback transactions, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates, make loans, change its fiscal year, change its business and otherwise restrict corporate activities.

     On February 27, 1998, the Company entered into a $195,000 credit agreement ("Credit Agreement"). The Company used the proceeds from the Credit Agreement to finance the Warner Lambert Acquisition (Note 6), and pay off the $40,000 Term Loan and outstanding borrowings under the Revolver as of February 27, 1998. The Credit

                           KING PHARMACEUTICALS, INC.

Agreement was paid in full on December 22, 1998 with proceeds from the Senior Credit Facility.

     On November 26, 1997, the Company entered into a $12,000 Senior Secured Revolving Credit Facility (the "Revolver") and a $40,000 Senior Secured Term Loan ("Term Loan"), collectively referred to as the "Financing". As of December 31, 1997, $40,000 was outstanding under the term loan and $6,152 was outstanding under the Revolver. The Financing was repaid in February 1998 with proceeds from the Credit Agreement.

     The Company has entered into two interest rate swap agreements designated as a partial hedge of the Company's variable rate debt. The purpose of these swaps is to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 1998, the Company had interest rate swaps with a notional amount of $100,000. Under these agreements the Company pays a weighted average fixed rate of 5.5% and receives a rate equivalent to the three-month and one-month LIBOR. The notional amounts do not represent in amounts exchanged by the parties. The agreements expire in the year 2001.

     The aggregate maturities of long-term debt (excluding capital lease obligations -- Note 7) at December 31, 1998 are as follows:

1999........................................................  $ 12,936
2000........................................................    18,735
2001........................................................    26,279
2002........................................................    33,841
2003........................................................    41,406
Thereafter..................................................   392,750
                                                              --------
                                                              $525,947
                                                              ========

10.  NOTES PAYABLE

     During 1997, the Company entered into a financing agreement to make certain payments for machinery and equipment. As of December 31, 1997, the Company had a demand note payable plus interest at prime plus .33% with $557 outstanding. The Note payable was paid in 1998.

     During December 1997, the Company entered into an agreement to finance certain insurance costs with a note payable. The balance of the note payable at December 31, 1997 was $359. The note payable has an interest rate of 7.8% and was paid in 1998.

11.  FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair values of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

                           KING PHARMACEUTICALS, INC.

     CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE The carrying amounts of these items are a reasonable estimate of their fair values.

     LONG-TERM DEBT AND NOTES PAYABLE The carrying amounts of the Company's long-term debt and notes payable approximate fair value. The fair value of the Company's long-term debt, including the current portion, at December 31, 1997 and 1998, is estimated to be approximately $56,000 and $572,500, respectively, using discounted cash flow analyses and based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     INTEREST RATE SWAPS The estimated fair market value of the interest rate swap agreements at December 31, 1998, as determined by the issuing financial institution and based on the estimated termination values, was an unrealized loss of approximately $2,787.

12. INCOME TAXES

     The net income tax expense (benefit) is summarized as follows:

                                                         1996     1997     1998
                                                         -----   ------   -------
Current................................................  $(635)  $4,948   $16,336
  Deferred.............................................    528     (980)     (940)
                                                         -----   ------   -------
          Total (benefit) expense......................  $(107)  $3,968   $15,396
                                                         =====   ======   =======

     A reconciliation of the difference between the federal statutory tax rate and the effective income tax rate as a percentage of income (loss) before income taxes and extraordinary item is as follows:

                                                          1996      1997   1998
                                                         ------     ----   -----
Federal statutory tax rate.............................   (34.0)%   34.0%   35.0%
  State income taxes, net of federal benefit...........      --      3.0     3.3
  Permanent differences................................     2.3      0.4     0.1
  Other................................................     0.9      0.1    (0.6)
                                                         ------     ----   -----
     Effective tax rate................................   (30.8)%   37.5%   37.8%
                                                         ======     ====   =====

                           KING PHARMACEUTICALS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liability are as follows:

                                                              1997       1998
                                                             -------    -------
Allowance for doubtful accounts............................  $   238    $   389
Uniform cost capitalization................................      117        228
Accrued expenses...........................................      528        101
State net operating loss carryforward......................      413        793
Accrued liabilities........................................    1,239      5,164
                                                             -------    -------
  Total deferred tax assets................................    2,535      6,675
                                                             -------    -------
Property, plant and equipment..............................   (3,135)    (3,840)
Intangible assets..........................................   (1,226)    (3,721)
Miscellaneous..............................................     (165)      (165)
                                                             -------    -------
  Total deferred tax liabilities...........................   (4,526)    (7,726)
                                                             -------    -------
  Net deferred tax liability...............................  $(1,991)   $(1,051)
                                                             =======    =======

     The Company's state net operating loss carryforward of approximately $24,000 expires in 2013. Management has determined, based on both their ability to carryback earnings to prior years and existing deferred tax liabilities, it is more likely than not that the deferred tax assets will be realizable and no valuation allowance has been recorded.

13. BENEFIT PLANS

     The Company maintains a defined contribution employee benefit plan which covers all employees over 21 years of age. The plan allows for employees' salary deferrals, which are matched by the Company up to a specific amount under provisions of the plan. Company contributions during the years ended December 31, 1996, 1997 and 1998, were $278, $307 and $1,066, respectively. The plan also provides for discretionary profit-sharing contributions by the Company.

14. COMMITMENTS AND CONTINGENCIES

     In May 1998, the Company was named as a co-defendant in a wrongful death and survival action in the District Court of Gregg County, Texas. The action demands an unspecified amount. This action relates to the manufacture of the anorexigenic product for SmithKline.

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. The Company is a defendant in various lawsuits which claim damages for personal injury arising from the Company's production of the anorexigenic drug, phentermine, under contract for SmithKline. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them,
(2) failed to adequately test the products and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions

                           KING PHARMACEUTICALS, INC.

throughout the United States. They seek, among other things, compensatory and punitive damages and/or court supervised medical monitoring of persons who have ingested the product. The Company expects to be named in additional lawsuits related to the company's production of the anorexigenic drug under contract for SmithKline.

     While the Company cannot predict the outcome of these suits, the Company believes that the claims against it are without merit and intends to vigorously pursue all defenses available to it. The Company is being indemnified in all of these suits by SmithKline for which it manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon the independent negligence or intentional acts of the Company, and intends to submit a claim for all unreimbursed costs to its product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, the Company would have to defend the lawsuit and be responsible for damages, if any, which are awarded against it or for amounts in excess of the Company's product liability coverage.

     The Parkedale Facility was one of six facilities owned by Warner-Lambert subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America V. Warner-Lambert Company and Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.) (the "Consent Decree"). The Parkedale Facility is currently manufacturing pharmaceutical products subject to the Consent Decree which prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to current good manufacturing practices and are produced in accordance with an approved abbreviated new drug application or new drug application. The Company is in the process of petitioning for, and if appropriate, obtaining relief from the Consent Decree.

     The Company is involved in various routine legal proceedings incident to the ordinary course of its business. Management believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on the Company's consolidated financial position, results of operation or cash flow.

15. SEGMENT INFORMATION

     Effective December 31, 1998 the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position. However, prior year disclosures have been reclassified to conform with the provisions of this statement.

     The Company's business is classified into two reportable segments; Branded Pharmaceuticals and Contract Manufacturing. Branded Pharmaceuticals include a variety of branded prescription products over four therapeutic areas, including cardiovascular, anti-infective, vaccines and biologicals and women's health products. These branded prescription products have been aggregated because of the similarity in regulatory environment,

                           KING PHARMACEUTICALS, INC.

manufacturing process, method of distribution, and type of customer. Contract Manufacturing represents contract manufacturing services provided for pharmaceutical and biotechnology companies. The classification all other primarily includes generic pharmaceutical, companion animal health products and development services.

     The Company primarily evaluates its segments based on gross profit. Reportable segments were separately identified based on revenues, gross profit and total assets.

     The following represents selected information for the Company's operating segments for the periods indicated:

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                      ----------------------------
                                                       1996      1997       1998
                                                      -------   -------   --------
TOTAL REVENUES:
Branded pharmaceuticals.............................  $ 2,939   $37,912   $125,399
Contract manufacturing..............................   10,890     7,962     54,734
All Other...........................................    7,128     3,015      6,453
Eliminations........................................     (500)     (980)   (23,123)
                                                      -------   -------   --------
  Consolidated total revenues.......................  $20,457   $47,909   $163,463
                                                      =======   =======   ========
GROSS PROFIT (LOSS):
Branded pharmaceuticals.............................  $ 2,659   $33,165   $ 94,452
Contract manufacturing..............................    2,809      (187)      (531)
All Other...........................................    6,207     1,897      5,490
                                                      -------   -------   --------
  Consolidated gross profit.........................  $11,675   $34,875   $ 99,411
                                                      =======   =======   ========

                                                             AS OF DECEMBER 31,
                                                             -------------------
                                                               1997       1998
                                                             --------   --------
TOTAL ASSETS:
Branded pharmaceuticals....................................  $ 73,640   $522,218
Contract manufacturing.....................................    30,334    144,614
All Other..................................................       918      1,735
Eliminations...............................................       (29)      (396)
                                                             --------   --------
  Consolidated total assets................................  $104,863   $668,171
                                                             ========   ========

     Capital expenditures of $1,069, $1,379 and $8,099 for the years ended December 31, 1996, 1997 and 1998, respectively, are substantially utilized for contract manufacturing purposes.

16. RELATED PARTY TRANSACTIONS

AFFILIATED COMPANY

     The Company owned a 6% interest in a privately held, affiliated pharmaceutical company. In 1996, the Company sold its investment for $2,052, resulting in a gain of

                           KING PHARMACEUTICALS, INC.

$1,760. The Company's share of earnings in this affiliated company was not material and was included in other income in the consolidated statement of operations.

THE UNITED COMPANY

     In connection with its purchase of Cortisporin in 1997, the Company received $8,750 from The United Company for 3,047,355 common shares.

OTHER

     Certain management and employees of the Company sit on the board of directors of a private foundation. The Company made contributions to this foundation and expensed approximately $245, $994 and $247 for the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1997 and 1998, the Company had receivables from this foundation of approximately $1,671 and $596, respectively, for expenses paid by the Company on their behalf. The receivables are collateralized by common shares of the Company held by the foundation and are included in shareholders' equity.

     For the year ended December 31, 1998, the Company had paid Bourne & Co., Inc., an affiliate of a director and since January 1999, an officer of the Company, $2,475 for consulting services. In connection with the Altace Acquisition and related financing, Bourne & Co., Inc., received $1,250 in January 1999, which was recorded in accrued expenses as of December 31, 1998. For the years ended December 31, 1996 and 1997, the Company had paid Bourne & Co., Inc., approximately $92 and $651 respectively, for its advisory services in the acquisition of the Cortisporin product line and $62 for consulting services for the year ended December 31, 1997.

     In September 1998, the Company purchased for approximately $350 the primary residence of an officer of the Company in connection with his relocation to the Parkedale Facility. The Company believes the purchase price was at fair market value and currently holds the property for sale.

     In October 1996, the Company issued 1,386,230 common shares to shareholders and members of management of which 699,711 common shares were financed by notes receivable of approximately $2,100.

     The Company paid a certain shareholder $160 for consulting fees during the year ended December 31, 1996.

17. STOCKHOLDERS' EQUITY

STOCK DIVIDEND

     The Company paid a 15% stock dividend on all common shares issued and outstanding as of November 1, 1996. Common shares of 906,883 were distributed. The dividend was charged to retained earnings in the amount of $2,585, which was based on market value at the time of the transaction of $3 per share. The weighted average shares and all per share amounts included in the accompanying consolidated financial statements

                           KING PHARMACEUTICALS, INC.

and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

STOCK SPLIT

     On November 15, 1997, the shareholders approved a stock split of 2.8 common shares for each share of the Company's common shares outstanding. The stock split has been reflected in the average shares outstanding, shares outstanding and income (loss) per share amounts in the balance sheets, statements of operations and changes in shareholders' equity.

STOCK OPTION PLANS

     The 1997 Incentive and Nonqualified Stock Option Plan for Employees (the "1997 Stock Option Plan") was adopted in 1997. In February 1998, the Company adopted the 1998 Non-employee Director Stock Option Plan (the "1998 Stock Option Plan"), The aggregate number of shares which may be issued under the 1997 and 1998 Stock Option Plans shall not exceed 3,500,000, (3,200,000 and 300,000, respectively).

     During 1998, the Company granted 222,750 options of common stock to employees under the 1997 Stock Option Plan at an exercise price equal to fair market value at date of grant. As of December 31, 1998, the Company had 220,200 options outstanding of which 54,375 are vested and exercisable. Options under the 1997 Stock Option Plan vest at various times over 24 months and expire 10 years from the date of grant.

     During 1998, the Company granted 50,000 options of common stock to its directors under the 1998 Stock Option Plan at an exercise price equal to the initial public offering price of $14.00 per share. The options vested immediately upon grant. As of December 31, 1998, the Company had 50,000 options vested and outstanding. Options under the 1998 Stock Option Plan expire 10 years from the date of grant.

                           KING PHARMACEUTICALS, INC.

     The Company has adopted the disclosure only provision of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, since options were granted at fair value, no compensation cost has been recognized for stock options granted to date. Had compensation cost for these plans been determined for options granted, consistent with SFAS No. 123, the Company's net income and diluted income per share would have decreased to the following pro forma amounts for the year ended December 31, 1998:

                                                               1998
                                                              -------
INCOME BEFORE EXTRAORDINARY ITEM:
  As reported...............................................  $25,321
                                                              =======
  Pro Forma.................................................  $24,520
                                                              =======
NET INCOME:
  As reported...............................................  $20,910
                                                              =======
  Pro Forma.................................................  $20,109
                                                              =======
DILUTED INCOME PER SHARE:
Income before extraordinary item:
  As reported...............................................  $  0.84
                                                              =======
  Pro Forma.................................................  $  0.81
                                                              =======
NET INCOME:
  As reported...............................................  $  0.69
                                                              =======
  Pro Forma.................................................  $  0.67
                                                              =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998: expected lives of ranging from 3 years to 4 years; expected volatility of approximately 72%; expected dividend yield of $0 and risk-free interest rates ranging from 4.91% to 5.46%.

                           KING PHARMACEUTICALS, INC.

     A summary of the status of the Company's Plans of December 31, 1998 and changes during the year ended December 31, 1998 is presented in the table below:

                                                1997 STOCK             1998 STOCK
                                                OPTION PLAN           OPTION PLAN
                                           ---------------------   ------------------
                                                       WEIGHTED              WEIGHTED
                                                        AVERAGE              AVERAGE
                                                       EXERCISE              EXERCISE
                                            SHARES       PRICE     SHARES     PRICE
                                           ---------   ---------   -------   --------
SHARES UNDER OPTION:
Outstanding at January 1, 1998...........         --    $   --          --    $   --
  Granted................................    222,750     14.02      50,000     14.00
  Exercised..............................         --        --          --        --
  Forfeited..............................     (2,550)    14.00          --        --
                                           ---------    ------     -------    ------
Outstanding at December 31, 1998.........    220,200    $14.02      50,000    $14.00
                                           =========    ======     =======    ======
Weighted average fair value of options
  granted................................        N/A    $ 8.10         N/A    $ 7.14
                                           =========    ======     =======    ======
Options available for grant at December
  31, 1998...............................  2,979,800       N/A     250,000       N/A
                                           =========    ======     =======    ======

     Options outstanding at December 31, 1998 have exercise prices between $14.00 and $15.25, with a weighted average exercise price of $14.02 and a remaining contractual life of approximately 9.5 years.

OTHER EQUITY TRANSACTIONS

On November 14, 1997, the Company's shareholders approved:

A new class of preferred shares, with preference terms and rights to be determined by the Board of Directors. The Company is authorized to issue up to 15 million shares.

An amendment to the Company's Articles of Incorporation to increase the number of authorized common shares from 10 million shares of no par value to 150 million shares of no par value.

A dividend of one preferred share purchase right (a "Right") for each common share outstanding. Such rights entitle the registered holder under certain circumstances to purchase from the Company one-thousandth of a share of a newly created series of the Company's preferred shares, at a price of $60 per one-thousandth shares of Preferred Stock, subject to adjustment.

     The Company closed the sale of 4,104,730 shares of common stock at $14.00 per share on June 30, 1998. The net proceeds to the Company from the sale of stock in the initial public offering after deducting underwriting discounts and commissions and offering expenses were approximately $50,117.

                           KING PHARMACEUTICALS, INC.

     The following table sets forth a reconciliation of the gross IPO proceeds to the net IPO proceeds.

Gross IPO proceeds..........................................  $57,466
Underwriters discounts and commissions......................    4,118
IPO expenses paid in 1998...................................    2,521
IPO expenses paid in 1997...................................      710
                                                              -------
Net equity provided from IPO................................  $50,117
                                                              =======

18.  INCOME (LOSS) PER SHARE

     The basic and diluted income (loss) before extraordinary item per share was determined as follows:

                                               1996          1997          1998
                                            -----------   -----------   -----------
Income (loss) before extraordinary item
  available to common shareholders........  $      (240)  $     6,612   $    25,321
                                            ===========   ===========   ===========
BASIC INCOME (LOSS) PER SHARE:
  Weighted average common shares..........   15,440,465    26,270,103    30,127,527
                                            -----------   -----------   -----------
  Basic (loss) income per common share....  $     (0.02)  $      0.26   $      0.84
                                            ===========   ===========   ===========
DILUTED INCOME (LOSS) PER SHARE:
  Weighted average common shares..........   15,440,465    26,270,103    30,127,527
  Effect of stock options.................           --            --        29,891
                                            -----------   -----------   -----------
  Weighted average common shares plus
     assumed conversions..................   15,440,465    26,270,103    30,157,418
                                            -----------   -----------   -----------
  Diluted income (loss) per share.........  $     (0.02)  $      0.26   $      0.84
                                            ===========   ===========   ===========

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth summary quarterly financial information for the years ended December 31, 1997 and 1998:

1997 BY QUARTER                        FIRST    SECOND     THIRD    FOURTH
---------------                       -------   -------   -------   -------
Total revenues......................  $ 8,786   $12,066   $12,735   $14,322
Gross profit........................    6,723     8,913     8,978    10,261
Operating income....................    1,906     3,911     3,297     4,243
Net income..........................      921     1,984     1,650     2,057
Basic and diluted income per common
  share(1)..........................     0.04      0.07      0.06      0.07

                           KING PHARMACEUTICALS, INC.

1998 BY QUARTER                        FIRST    SECOND     THIRD    FOURTH
---------------                       -------   -------   -------   -------
Total revenues......................  $24,977   $40,264   $48,089   $50,133
Gross profit........................   17,613    26,216    27,568    28,014
Operating income....................    9,690    14,812    15,349    15,587
Income before extraordinary item....    4,361     6,388     7,310     7,262
Net income..........................    4,075     6,388     7,310     3,137
Basic and diluted income per common
  share:
  Income before extraordinary
     item(1)........................     0.16      0.23      0.23      0.23
  Net income........................     0.15      0.23      0.23      0.08

-------------------------

(1) Quarterly amounts do not add to annual amounts due to the effect of rounding on a quarterly basis.

20. SUBSEQUENT EVENTS

     On March 3, 1999, the Company issued $150,000 of 10 3/4% of Senior Subordinated Notes due 2009. Net proceeds of approximately $144,000 were used to repay outstanding indebtedness under the Senior Credit Facility ($69,000) and the Seller Note ($75,000). The debt is guaranteed by the Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. In addition, the Company increased its borrowing capacity under its Revolving Credit Facility to $100,000.

21. GUARANTOR FINANCIAL STATEMENTS

     The Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. (the "Guarantor Subsidiaries") have guaranteed the Company's performance under the $150,000 of 10 3/4% Senior Subordinated Notes due 2009 on a joint and several basis. There are no restrictions under the Company's financing arrangements on the ability of the Guarantor Subsidiaries to distribute funds to the Company in the form of cash dividends, loans or advances. The following combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries (condensed consolidated/combined financial data). Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that such information would not be material to the holders of the Notes.

                             GUARANTOR SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1998

                                                1997            1998
                                             -----------    ------------
Assets
Current assets:
  Cash...................................    $  (132,582)   $ (1,411,477)
  Accounts receivable....................      6,419,007      30,474,645
  Intercompany receivable................
  Inventory..............................      4,999,611      20,089,372
  Prepaid expenses.......................         62,222          26,521
                                             -----------    ------------
          Total current assets...........     11,348,258      49,179,061
                                             -----------    ------------
Property, plant and equipment............         49,531      72,965,262
Other assets.............................         82,357              --
Intangibles..............................     62,185,550     117,517,943
                                             -----------    ------------
          Total assets...................    $73,665,696    $239,662,266
                                             ===========    ============
Liabilities and shareholder's equity:
  Accounts payable.......................    $ 3,634,124    $  8,157,191
  Current portion of long-term debt......          2,059              --
  Other liabilities and accrued
     expenses............................      4,542,969      10,644,962
  Income taxes payable...................
                                             -----------    ------------
          Total current liabilities......      8,179,152      18,802,153
                                             -----------    ------------
Long-term debt...........................      1,759,452
Intercompany payable.....................     47,210,426     174,201,405
                                             -----------    ------------
          Total liabilities..............     57,149,030     193,003,558
                                             -----------    ------------
Shareholder's equity.....................     16,516,666      46,658,708
                                             -----------    ------------
          Total liabilities and
             shareholder's equity........    $73,665,696    $239,662,266
                                             ===========    ============

                             GUARANTOR SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                              1996           1997            1998
                                           -----------    -----------    ------------
Revenues:
  Net sales..............................  $        --    $37,912,835    $166,012,301
  Development revenues...................    5,000,000             --       5,000,000
                                           -----------    -----------    ------------
  Total revenues.........................    5,000,000     37,912,835     171,012,301
  Cost of sales..........................      500,000      4,748,092      72,786,486
  Selling, general and administrative....       54,449     10,606,004      22,243,800
  Depreciation...........................           --          1,069       2,748,837
  Amortization...........................           --      1,368,001       4,516,294
  Royalty expense........................           --         56,459       2,222,225
                                           -----------    -----------    ------------
  Operating income.......................    4,445,551     21,133,210      66,494,659
                                           -----------    -----------    ------------
  Interest expense.......................           --      2,601,094      18,360,616
  Gain on sale of investment in
     affiliate...........................   (1,759,916)            --              --
  Other income...........................     (239,589)      (425,883)     (1,041,749)
  Other expense..........................           --          1,518           4,434
                                           -----------    -----------    ------------
  Income before income taxes.............    6,445,056     18,956,481      49,171,358
                                           -----------    -----------    ------------
  Income tax expense.....................    2,247,820      7,336,158      19,029,316
                                           -----------    -----------    ------------
  Net income.............................  $ 4,197,236    $11,620,323    $ 30,142,042
                                           ===========    ===========    ============

                             GUARANTOR SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                            1996            1997            1998
                                         -----------    ------------    -------------
Cash flows from operating activities:
  Net income...........................  $ 4,197,236    $ 11,620,323    $  30,142,042
  Adjustments to reconcile net income
     provided by (used in) operating
     activities
  Amortization.........................          239       1,368,001        4,516,294
  Depreciation.........................           96           1,069        2,748,837
  Gain on sale of investment in
     affiliate.........................   (1,759,916)             --               --
  Increase in accrued expenses.........           --       4,542,969        6,101,993
  Decrease in income taxes payable.....   (3,806,595)                              --
  Increase in accounts receivable......           --      (6,419,007)     (24,055,638)
  Increase in inventory................           --      (4,999,611)     (15,089,761)
  Increase in prepaid assets...........           --         (62,222)          35,701
  Increase in accounts payable.........           --       3,634,124        4,523,067
  Increase in other assets.............           --         (80,874)          82,357
                                         -----------    ------------    -------------
  Net cash provided by (used in)
     operating activities..............   (1,368,940)      9,604,772        9,004,892
                                         -----------    ------------    -------------
Cash flows from investing activities:
  Decrease (increase) in intercompany
     receivable........................   (1,108,564)      4,815,287               --
  Proceeds from sale of stock..........    2,052,000              --               --
  Purchases of intangibles.............           --     (63,552,599)     (59,848,686)
  Purchases of property, plant and
     equipment.........................           --         (50,021)     (75,664,568)
                                         -----------    ------------    -------------
  Cash flows from investing............      943,436     (58,787,333)    (135,513,254)
                                         -----------    ------------    -------------
Cash flows from financing activities:
  Increase in intercompany payable.....           --      47,210,426      126,990,979
  Increase in long-term debt...........           --       1,761,512       (1,761,512)
                                         -----------    ------------    -------------
  Net cash provided by financing
     activities........................           --      48,971,938      125,229,467
                                         -----------    ------------    -------------
  Increase (decrease) in cash and cash
     equivalents.......................     (425,504)       (210,623)      (1,278,895)
  Cash at beginning of period..........      503,545          78,041         (132,582)
                                         -----------    ------------    -------------
  Cash at end of period................       78,041        (132,582)      (1,411,477)
                                         -----------    ------------    -------------
  Cash at end of period................  $    78,041    $   (132,582)   $  (1,411,477)
                                         ===========    ============    =============

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Hoechst Marion Roussel, Inc.:

     We have audited the accompanying statement of product contribution for the Altace Product Line of Hoechst Marion Roussel, Inc. and Hoechst Marion Roussel Deutschland GmbH for the period January 1, 1998 through December 22, 1998 and for years ended December 31, 1997 and 1996. The statement of product contribution is the responsibility of Hoechst Marion Roussel, Inc. and Hoechst Marion Roussel Deutschland GmbH management. Our responsibility is to express an opinion on this special purpose statement based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of product contribution is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of product contribution. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of product contribution. We believe that our audits provide a reasonable basis for our opinion.

     The operations covered by the statement of product contribution referred to above have no separate legal status or existence. The accompanying statement was prepared as described in note 1 to present the direct revenues and direct expenses of the Altace Product Line and is not intended to be a complete presentation of the Altace Product Line. Furthermore, the amounts in the accompanying statement are not necessarily indicative of the costs and expenses that would have resulted if the Altace Product Line had been operated as a separate entity.

     In our opinion, the statement referred to above presents fairly, in all material respects, the statement of product contribution for the Altace Product Line for the period January 1, 1998 through December 22, 1998 and for years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Kansas City, MO
March 11, 1999

                              ALTACE PRODUCT LINE
                      OF HOECHST MARION ROUSSEL, INC. AND
                    HOECHST MARION ROUSSEL DEUTSCHLAND GMBH

               SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                       1998         1997      1996
                                                   -------------   -------   -------
Net sales........................................     $89,859      $83,671   $88,154
                                                      -------      -------   -------
Cost of sales....................................       5,663        5,238     9,441
Royalty expense..................................       2,246        2,092     2,204
Advertising and promotion expense................      19,125       12,549    11,650
Selling expense..................................      25,494       17,600    14,234
                                                      -------      -------   -------
          Total costs and expenses...............      52,528       37,479    37,529
                                                      -------      -------   -------
          Net product contribution...............     $37,331      $46,192   $50,625
                                                      =======      =======   =======

See accompanying notes to the special purpose statement of product contribution.

                              ALTACE PRODUCT LINE
                      OF HOECHST MARION ROUSSEL, INC. AND
                    HOECHST MARION ROUSSEL DEUTSCHLAND GMBH

           NOTES TO SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

1. OWNERSHIP/BASIS OF PRESENTATION

     The Altace Product Line (the "Product") includes all rights, title, and interest within the United States. Hoechst Marion Roussel, Inc. and Hoechst Marion Roussel Deutschland GmbH (the "Company") are negotiating the sale of the
U. S. rights of this product to King Pharmaceuticals, Inc. to sell, market, and distribute the Product in the United States. The Company will continue to supply finished goods and samples under a separate supply agreement for a minimum of five years.

     Historically, financial statements were not prepared for the Product. These statements have been developed from the historical accounting records of the Company and represent the direct revenues and direct expenses, only, of the Product. All of the estimates in the financial statements, as described in note 2, are based on the assumptions that Company management believes are reasonable. However, these estimates are not necessarily indicative of the net sales and costs that would have resulted if the Product had been operated as a separate entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME RECOGNITION

     Sales and related cost of sales are included in income when goods are shipped to the customer.

NET SALES

     Net sales include certain sales deductions. Sales deductions are presented on an accrual basis and include deductions specifically attributable to the Product and deductions allocated to the Product by management. The types of deductions included in the calculation of net sales are as follows:

     - SALES REBATES. Managed care and Medicaid rebates are charged to the Product monthly, using actual cash rebate payments and monthly accruals. Bid chargebacks are allocated to the Product monthly, based on actual sales.

     - CASH DISCOUNTS. Cash discounts are allocated to the Product monthly, as a percentage of actual Product gross sales to total gross sales of the Company.

                              ALTACE PRODUCT LINE
                      OF HOECHST MARION ROUSSEL, INC. AND
                    HOECHST MARION ROUSSEL DEUTSCHLAND GMBH

           NOTES TO SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     - SALES RETURNS. Sales returns are directly attributable to identifiable products based on actual sales returns.

                                                        1998      1997      1996
                                                      --------   -------   -------
                                                             (IN THOUSANDS)
Gross sales.........................................  $104,150   $97,439   $99,908
Less:
  Sales rebates.....................................    10,776    10,732     8,856
  Cash discounts....................................     2,083     1,949     1,998
  Sales returns.....................................     1,432     1,087       900
                                                      --------   -------   -------
     Net sales......................................  $ 89,859   $83,671   $88,154
                                                      ========   =======   =======

COST OF SALES

     Elements of cost of sales include raw materials, direct labor, plant overhead, and manufacturing variances. Certain of these costs are specifically identifiable to specific brands, and the remaining costs are allocated based on the Product's percentage of total production for the production facility.

     Inventories are valued at the lower of cost or market. The cost of inventories has been determined using the last-in, first-out (LIFO) method of valuation.

     Depreciation of plant facilities is computed using the straight-line method based on estimated useful lives of the assets. Generally, the lives of buildings range from thirty to forty years, and five to ten years for machinery and equipment.

     Production of the Product was transferred from the Company's manufacturing facility in Bridgewater, New Jersey to the Company's manufacturing facility in Kansas City, Missouri during the last half of 1996. This transfer resulted in larger than expected manufacturing variances and an increase in cost of sales for the Product in 1996.

ROYALTY EXPENSE

     The Company pays quarterly royalties based upon net sales of the Product. This royalty is paid quarterly based upon 2.5% of net sales.

ADVERTISING AND PROMOTION EXPENSE

     Advertising and promotion costs include professional advertising costs, promotional tools, and samples.

                              ALTACE PRODUCT LINE
                      OF HOECHST MARION ROUSSEL, INC. AND
                    HOECHST MARION ROUSSEL DEUTSCHLAND GMBH

           NOTES TO SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

SELLING EXPENSE

     Selling costs consist primarily of sales force employment costs (salaries and bonuses). These costs are allocated based on actual sales force documentation of sales calls, itemized by product.

USE OF ESTIMATES

     The preparation of the financial statement of Altace Product Contribution in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of gross profit for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996. Actual results could differ from those estimates.

3. SIGNIFICANT CUSTOMERS

     The Product had U. S. sales to four customers representing approximately 73%, 77%, and 73% of sales for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Hoechst Marion Roussel, Inc.:

     We have audited the accompanying statement of product contribution for the Silvadene Product Line of Hoechst Marion Roussel, Inc. for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996. The statement of product contribution is the responsibility of Hoechst Marion Roussel, Inc. management. Our responsibility is to express an opinion on this special purpose statement based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of product contribution is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of product contribution. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of product contribution. We believe that our audits provide a reasonable basis for our opinion.

     The operations covered by the statement of product contribution referred to above have no separate legal status or existence. The accompanying statement was prepared as described in note 1 to present the direct revenues and direct expenses of the Silvadene Product Line and is not intended to be a complete presentation of the Silvadene Product Line. Furthermore, the amounts in the accompanying statement are not necessarily indicative of the costs and expenses that would have resulted if the Silvadene Product Line had been operated as a separate entity.

     In our opinion, the statement referred to above presents fairly, in all material respects, the statement of product contribution for the Silvadene Product Line for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                          /s/     KPMG LLP

Kansas City, MO
March 11, 1999

                             SILVADENE PRODUCT LINE
                        OF HOECHST MARION ROUSSEL, INC.
               SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                         1998         1997     1996
                                                     -------------   ------   ------
Net sales..........................................     $3,107       $3,320   $3,646
                                                        ------       ------   ------
Cost of sales......................................        954        1,281    1,190
                                                        ------       ------   ------
  Net product contribution.........................     $2,153       $2,039   $2,456
                                                        ======       ======   ======

See accompanying notes to the special purpose statement of product contribution.

                             SILVADENE PRODUCT LINE
                        OF HOECHST MARION ROUSSEL, INC.
           NOTES TO SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

1. OWNERSHIP/BASIS OF PRESENTATION

     The Silvadene Product Line (the "Product") includes all rights, title, and interest within the United States. Hoechst Marion Roussel, Inc. (the "Company" or "HMRI") is negotiating the sale of its worldwide rights of this product to King Pharmaceuticals, Inc. to sell, market, and distribute the Product. The Company will continue to supply finished goods and samples under a separate supply agreement for two years.

     Historically, financial statements were not prepared for the Product. These statements have been developed from the historical accounting records of the Company and represent the direct revenues and direct expenses, only, of the Product. All of the estimates in the financial statements, as described in note 2, are based on the assumptions that Company management believes are reasonable. However, these estimates are not necessarily indicative of the net sales and costs that would have resulted if the Product had been operated as a separate entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME RECOGNITION

     Sales and related cost of sales are included in income when goods are shipped to the customer.

NET SALES

     Net sales include certain sales deductions. Sales deductions are presented on an accrual basis and include deductions specifically attributable to the Product and deductions allocated to the Product by management. The types of deductions included in the calculation of net sales are as follows:

     - SALES REBATES. Managed care and Medicaid rebates are allocated to the Product monthly, using actual cash rebate payments. Bid chargebacks are allocated to the Product monthly, based on actual sales.

     - CASH DISCOUNTS. Cash discounts are allocated to the Product monthly, as a percentage of actual Product gross sales to total gross sales of the Company.

     - SALES RETURNS. Sales returns are directly attributable to identifiable products based on actual sales returns.

                             SILVADENE PRODUCT LINE
                        OF HOECHST MARION ROUSSEL, INC.

           NOTES TO SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                   1998     1997     1996
                                                  ------   ------   ------
                                                       (IN THOUSANDS)
Gross sales.....................................  $3,787   $4,199   $4,479
Less:
  Sales rebates.................................     501      725      591
  Cash discounts................................      76       84       89
  Sales returns.................................     103       70      153
                                                  ------   ------   ------
     Net sales..................................  $3,107   $3,320   $3,646
                                                  ======   ======   ======

COST OF SALES

     Elements of cost of sales include raw materials, direct labor, and plant overhead. Certain of these costs are specifically identifiable to specific brands, and the remaining costs are allocated based on the Product's percentage of total production for the Company.

     Inventories are valued at the lower of cost or market. The cost of inventories has been determined using the last-in, first-out (LIFO) method of valuation.

     Depreciation of plant facilities is computed using the straight line method based on estimated useful lives of the assets. Generally, the lives for buildings are thirty to forty years, and five to ten years for machinery and equipment.

USE OF ESTIMATES

     The preparation of the financial statements of Silvadene Product Contribution in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of gross profit for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996. Actual results could differ from those estimates.

3. SIGNIFICANT CUSTOMERS

     The Product had sales to four customers representing approximately 71%, 73%, and 62% of sales for the period January 1, 1998 through December 22, 1998 and for the years ended December 1997 and 1996, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Hoechst Marion Roussel, Inc.:

     We have audited the accompanying statement of product contribution for the AVC Product Line of Hoechst Marion Roussel, Inc. for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996. The statement of product contribution is the responsibility of Hoechst Marion Roussel, Inc. management. Our responsibility is to express an opinion on this special purpose statement based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of product contribution is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of product contribution. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of product contribution. We believe that our audits provide a reasonable basis for our opinion.

     The operations covered by the statement of product contribution referred to above have no separate legal status or existence. The accompanying statement was prepared as described in note 1 to present the direct revenues and direct expenses of the AVC Product Line and is not intended to be a complete presentation of the AVC Product Line. Furthermore, the amounts in the accompanying statement are not necessarily indicative of the costs and expenses that would have resulted if the AVC Product Line had been operated as a separate entity.

     In our opinion, the statement referred to above presents fairly, in all material respects, the statement of product contribution for the AVC Product Line for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                          /s/     KPMG LLP

Kansas City, MO
March 11, 1999

                                AVC PRODUCT LINE
                        FOR HOECHST MARION ROUSSEL, INC.

               SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                         1998         1997     1996
                                                     -------------   ------   ------
Net sales..........................................     $1,232       $1,460   $2,284
                                                        ------       ------   ------
Cost of sales......................................        300          288      446
                                                        ------       ------   ------
  Net product contribution.........................     $  932       $1,172   $1,838
                                                        ======       ======   ======

See accompanying notes to the special purpose statement of product contribution.

                              AVC PRODUCT LINE OF
                          HOECHST MARION ROUSSEL, INC.

           NOTES TO SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

1. OWNERSHIP/BASIS OF PRESENTATION

     The AVC Product Line (the "Product") includes all rights, title, and interest within the United States. Hoechst Marion Roussel, Inc. (the "Company" or "HMRI") is negotiating the sale of its worldwide rights of this product to King Pharmaceuticals, Inc. to sell, market, and distribute the Product. The Company will continue to supply finished goods and samples under a separate supply agreement for two years.

     Historically, financial statements were not prepared for the Product. These statements have been developed from the historical accounting records of the Company and represent the direct revenues and direct expenses, only, of the Product. All of the estimates in the financial statements, as described in note 2, are based on the assumptions that Company management believes are reasonable. However, these estimates are not necessarily indicative of the net sales and costs that would have resulted if the Product had been operated as a separate entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME RECOGNITION

     Sales and related cost of sales are included in income when goods are shipped to the customer.

NET SALES

     NET SALES INCLUDE CERTAIN SALES DEDUCTIONS. Sales deductions are presented on an accrual basis and include deductions specifically attributable to the Product and deductions allocated to the Product by management. The types of deductions included in the calculation of net sales are as follows:

     - SALES REBATES. Medicaid rebates are allocated to the Product monthly, using actual cash rebate payments. Bid chargebacks are allocated to the Product monthly, based on actual sales.

     - CASH DISCOUNTS. Cash discounts are allocated to the Product monthly, as a percentage of actual Product gross sales to total gross sales of the Company.

                              AVC PRODUCT LINE OF
                          HOECHST MARION ROUSSEL, INC.

           NOTES TO SPECIAL PURPOSE STATEMENT OF PRODUCT CONTRIBUTION
            FOR THE PERIOD JANUARY 1, 1998 THROUGH DECEMBER 22, 1998
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     - SALES RETURNS. Sales returns are directly attributable to identifiable products based on actual sales returns.

                                                 1998         1997     1996
                                             -------------   ------   ------
                                                     (IN THOUSANDS)
Gross sales................................     $1,792       $1,992   $2,881
Less:
  Sales rebates............................        133          178      270
  Cash discounts...........................         36           40       58
  Sales returns............................        391          314      269
                                                ------       ------   ------
     Net sales.............................     $1,232       $1,460   $2,284
                                                ======       ======   ======

COST OF SALES

     Elements of cost of sales include raw materials, direct labor, and plant overhead. Certain of these costs are specifically identifiable to specific brands, and the remaining costs are allocated based on the Product's percentage of total production for the Company.

     Inventories are valued at the lower of cost or market. The cost of inventories has been determined using the last-in, first-out (LIFO) method of valuation.

     Depreciation of plant facilities is computed using the straight line method based on estimated useful lives of the assets. Generally, the lives of buildings range from thirty to forty years, and five to ten years for machinery and equipment.

USE OF ESTIMATES

     The preparation of the financial statements of AVC Product Contribution in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of gross profit for the period January 1, 1998 through December 22, 1998 and for the years ended December 31, 1997 and 1996. Actual results could differ from those estimates.

3. SIGNIFICANT CUSTOMERS

     The Product had sales to four customers representing approximately 70% of sales for the period January 1, 1998 through December 22, 1998. The Product had sales to five customers representing approximately 85% of sales for the year ended December 1997 and sales to four customers representing approximately 70% of sales for the year ended December 31, 1996.

                          (KING PHARMACEUTICALS LOGO)